  As filed with the Securities and Exchange Commission on June 18, 1999
                                                     Registration No. 333-76511
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                SALON.COM
            (Exact name of Registrant as specified in its charter)

                                ---------------

            Delaware                              7373                            94-3228750
    (State or jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)          Classification Number)              Identification No.)

              706 Mission Street, San Francisco, California 94103
                                (415) 882-8720
         (Address and telephone number of principal executive offices)

                                ---------------
                               Michael O'Donnell
                     Chief Executive Officer and President

                                Salon.com
              706 Mission Street, San Francisco, California 94103
                                (415) 882-8720
           (Name, address and telephone number of agent for service)

                                  Copies to:

             Thomas W. Furlong, Esq.                             Bruce Alan Mann, Esq.
           Christopher P. Bifone, Esq.                            James H. Laws, Esq.
             William A. Rodoni, Esq.                          Valerie A. Villanueva, Esq.
            Michael B. Gebhardt, Esq.                           Morrison & Foerster llp
             Matthew E. Horsley, Esq.                              425 Market Street
         Gray Cary Ware & Freidenrich llp                 San Francisco, California 94105-2482
               400 Hamilton Avenue                                   (415) 268-7000
         Palo Alto, California 94301-1825
                  (650) 328-6561

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

  If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, please check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
             Title of Each Class of              Proposed Maximum Aggregate   Amount of Registration
          Securities to be Registered                Offering Price(1)                Fee(2)
----------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)................         $38,812,500                  $10,790
----------------------------------------------------------------------------------------------------
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(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
(2) Previously paid in connection with the filing of Salon's Registration Statement on Form S-1 (File No. 333-76511) on April 19, 1999.

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                Initial Public Offering Prospectus

                                Subject to Completion, June 18, 1999

                        2,500,000 shares of common stock
                                $     per share

[LOGO OF SALON.COM]


Salon.com                                    Salon.com is a leading Internet
706 Mission Street, 2nd Floor                media company that produces a
San Francisco, California 94103              network of ten subject-specific,
                                             demographically-targeted Web sites
                                             and a variety of online communities
                                             designed to attract premium
                                             Internet advertisers and electronic
                                             commerce partners.
The Offering

                               Per
                              Share Total
                              ----- -----
Public Price................. $     $        This is our initial public offering
Underwriting discounts and                   and no public market currently
 commissions................. $     $        exists for our shares. We expect
Proceeds to Salon............ $     $        that the price will be between
                                             $10.50 and $13.50 per share. This
                                             price may not reflect the market
                                             price of our shares after this
                                             offering.

                            Proposed Trading Symbol:
                       The Nasdaq National Market - SALN

                            ----------------------

This offering involves a high degree of risk. You should purchase shares only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have entered into a firm commitment underwriting agreement with the underwriters for the sale of the shares in this offering. We have granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of our common stock to cover over-allotments. The underwriters expect to deliver
shares of our common stock to purchasers on         , 1999.


[WR HAMBRECHT & CO LOGO]                           DAIWA SECURITIES AMERICA INC.
                                        , 1999

                      [INSIDE FRONT COVER ART DESCRIPTION]

Images depicting views of Salon Web sites and online communities. The images include views of Salon's main home page, www.salon.com, each of Salon's ten Web sites, Table Talk and The Well. The images incorporate logos of various Salon advertisers.

                           [GATEFOLD ART DESCRIPTION]

[LOGO OF SALON.COM]

             Distributing Salon.com content to high traffic portals

[Images depicting web pages of various Salon.com distributors and images of such distributors' logos.]

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   1

THE OFFERING...............................................................   3

SUMMARY FINANCIAL DATA.....................................................   4

RISK FACTORS...............................................................   5

FORWARD-LOOKING STATEMENTS.................................................  17

USE OF PROCEEDS............................................................  18

DIVIDEND POLICY............................................................  18

CAPITALIZATION.............................................................  19

DILUTION...................................................................  20

SELECTED FINANCIAL DATA....................................................  21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  22

BUSINESS...................................................................  34

MANAGEMENT.................................................................  49

CERTAIN TRANSACTIONS.......................................................  56

PRINCIPAL STOCKHOLDERS.....................................................  57

DESCRIPTION OF CAPITAL STOCK...............................................  60

SHARES ELIGIBLE FOR FUTURE SALE............................................  64

PLAN OF DISTRIBUTION.......................................................  65

LEGAL MATTERS..............................................................  68

EXPERTS....................................................................  68

WHERE TO FIND ADDITIONAL INFORMATION ABOUT SALON...........................  69

INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                               ----------------

  "Salon" and the Salon logo are trademarks of Salon.com. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  This summary highlights information described more fully elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                                   SALON.COM

Our Business:   We are a leading Internet media company that produces a network of ten subject-specific, demographically-targeted Web sites and a variety of online communities designed to attract premium
                Internet advertisers and electronic commerce partners. We believe that our network of Web sites combines the thoughtfulness of print, the timeliness of television and the interactivity of talk radio.

Our Strategy:   Our strategy is to build a premier network of Internet
                destination sites through compelling content that appeals to users with high-value demographics. To establish our network of premier Internet destinations, we intend to:

                . broaden our revenue base in advertising and electronic
                  commerce;

                . expand our content and communities;

                . expand our network of distribution partners;

                . grow our brand recognition through advertising and
                  syndication; and

                . enhance our technology to improve production, user
                  experience, advertising delivery and circulation analysis.

Our Market:     The Internet is becoming one of the most important mediums for global communication and business. Industry analysts estimate that the number of Internet users worldwide will increase to
                319.8 million in 2002 from 68.7 million in 1997. The dramatic increase in Internet use provides a tremendous opportunity for both online advertising and electronic commerce, which industry experts believe will realize significant revenue growth in the near future.

Our Network:    Our network of subject-specific Web sites includes:

                . Salon News                    . Salon Books
                . Salon Technology              . Salon Media
                . Salon Arts & Entertainment    . Salon Travel
                . Salon Mothers Who Think       . Salon People
                . Salon Health & Body           . Salon Comics

                Our other media offerings consist of Table Talk and The Well, our interactive Web communities; and Salon Shopping, an electronic commerce destination aimed at marketing upscale Salon branded and third party products to our high-value demographic base. The main entry and navigation point for our network is www.salon.com.

                We believe the scope of our product offerings and the high-value demographics of our user base offer the opportunity to build a premier Internet destination capable of highly targeted advertising and electronic commerce marketing.

  We were incorporated in California in July 1995 and reincorporated in Delaware and changed our name to "Salon.com" in June 1999. We currently employ 99 people in San Francisco, Sausalito, New York, Washington, D.C., Chicago, Los Angeles, Boston and Tacoma, Washington. Our headquarters are located at 706 Mission Street, 2nd Floor, San Francisco, California 94103 and our telephone number is (415) 882-8720. Our principal Web site is located at www.salon.com. Information contained on our Web sites does not constitute a part of this prospectus.

  Unless otherwise indicated, all information contained in this prospectus assumes that:

  . the underwriters will not exercise their over-allotment option;

  . all outstanding convertible preferred stock will be converted to common stock before this offering is completed; and

  . we will complete a 1 for 2 split of our common stock before this offering is completed.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                  THE OFFERING

Type of security............  Common stock

Common stock offered........  2,500,000 shares

Common stock to be
 outstanding after this
 offering...................  10,730,623 shares


Use of proceeds.............  For expansion of our sales force, marketing and distribution activities, expansion of our business operations and general corporate purposes. See "Use of Proceeds" for more information.

Proposed Nasdaq National
 Market Symbol..............  SALN


  The method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriters and other securities dealers participating in this offering. A more detailed description of this process is included in "Plan of Distribution."

                             SUMMARY FINANCIAL DATA

                         Summary Financial Information
                     (In thousands, except per share data)

                                                        Fiscal Year Ended
                                                            March 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
Statement of Operations Data:
Net revenues.......................................  $   280  $ 1,156  $ 2,921
                                                     -------  -------  -------
Operating expenses:
  Production, content, and product.................    1,555    2,832    4,503
  Sales and marketing..............................      419    1,655    3,655
  Research and development.........................      176      276      469
  General and administrative.......................      129      291      518
                                                     -------  -------  -------
    Total operating expenses.......................    2,279    5,054    9,145
                                                     -------  -------  -------
Loss from operations...............................   (1,999)  (3,898)  (6,224)
Other income, net..................................       55       73       (9)
                                                     -------  -------  -------
Net loss...........................................   (1,944)  (3,825)  (6,233)
Preferred dividend.................................      --       --       271
                                                     -------  -------  -------
Net loss attributable to common stockholders.......  $(1,944) $(3,825) $(6,504)
                                                     =======  =======  =======
Basic and diluted net loss per share attributable
 to common stockholders............................  $ (3.84) $(10.20) $(16.62)
                                                     =======  =======  =======
Weighted average shares used in computing basic and
 diluted net loss per share attributable to common
 stockholders......................................      507      375      391
                                                     =======  =======  =======
Pro forma basic and diluted net loss per share
 attributable to common stockholders (unaudited)...                    $ (1.50)
                                                                       =======
Weighted average shares used in computing pro forma
 basic and diluted net loss per share attributable
 to common stockholders (unaudited)................                      4,328
                                                                       =======


                                                         As of March 31, 1999
                                                        ------------------------
                                                                  Pro      As
                                                        Actual   forma  adjusted
                                                        ------  ------- --------
                                                                  (unaudited)
Balance Sheet Data:
Cash and cash equivalents.............................. $  754  $11,678 $38,978
Working capital (deficit)..............................   (525)  10,399  37,699
Total assets...........................................  7,808   18,732  46,032
Long-term liabilities, net of current portion..........     75       75      75
Total stockholders' equity.............................  5,353   16,277  43,577

  The pro forma information above reflects the net cash proceeds of approximately $10.9 million from the sale of 2,967,782 shares of Series C preferred stock on April 14, 1999.

  The as adjusted information above is adjusted to give effect to our receipt of the estimated net proceeds of $27.3 million from the sale of 2,500,000 shares of common stock in this offering at an assumed public offering price of $12 per share.

                                  RISK FACTORS

  You should carefully consider the following risks before you decide to buy our common stock.

                        Risks Related to Our Operations

Because we have a limited operating history, it is difficult to evaluate our business and prospects

  We originally incorporated in July 1995 and launched our initial Web sites in November 1995. Because we have a limited operating history, you must consider the risks and difficulties frequently encountered by early-stage companies like us in new and rapidly evolving markets, including the market for advertising and commerce on the Internet. Any future growth and success in our business will depend substantially upon our ability to attract a larger number of users to our Web sites and online communities, to increase advertising and sponsorship sales based on that audience and to meet the challenges described in the risk factors set forth below. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

We lack significant revenues, we have a history of losses and we anticipate increased losses

  We have not achieved profitability and expect to incur operating losses for the foreseeable future. We incurred net losses of $3.8 million in the fiscal year ended March 31, 1998 and $6.2 million in the fiscal year ended March 31, 1999. As of March 31, 1999, our accumulated deficit was $12.8 million. We expect these operating losses to increase for at least the foreseeable future. We will need to generate significant revenues to achieve and maintain profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations, our financial results would be severely harmed. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information.

Our quarterly operating results are volatile and may adversely affect our stock price

  Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control, and any of which could severely harm our business. These factors include:

  . our ability to attract and retain banner advertisers, advertising sponsors and electronic commerce sponsors;

  . our ability to attract and retain a large number of users;

  . the introduction of new Web sites, services or products by us or by our competitors;

  . the timing and uncertainty of our advertising and sponsorship sales cycles;

  . the mix of banner advertisements and sponsorships sold by us or our competitors;

  . seasonal declines in advertising sales, which typically occur in the first and third calendar quarters;

  . the level of Internet usage;

  . our ability to attract, integrate and retain qualified personnel;

  . our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

  . technical difficulties or system downtime affecting the Internet generally or the operation of our Web sites; and

  . the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure.

  In order to attract and retain a larger user base, we plan to significantly increase our expenditures on sales and marketing, content development, technology and infrastructure. Many of these expenditures are planned or committed in advance and in anticipation of future revenues. If our revenues in a particular quarter are lower than we anticipate, we may be unable to reduce spending in that quarter. As a result, any shortfall in revenues would likely adversely affect our quarterly operating results.

  Due to the factors noted above and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly operating results.

We depend on banner advertising and sponsorship sales for substantially all of our revenues, and our inability to increase banner advertising and sponsorship revenues would harm our business

  Our revenues for the foreseeable future will depend substantially on sales of advertising and sponsorships. In the fiscal year ended March 31, 1998, advertising and sponsorship sales accounted for 99% of our net revenues, and in the fiscal year ended March 31, 1999, they accounted for 94% of our net revenues. In order to increase our revenues, we will need to attract additional significant banner advertisers, advertising sponsors and electronic commerce sponsors on an ongoing basis. We may not be able to attract or retain a sufficient number of banner advertisers or advertising sponsors in the future, and if we cannot, our business would likely be severely harmed. Increasing our advertising and sponsorship revenues depends upon many factors, including whether we will be able to:

  . successfully sell and market our network to advertisers and sponsors;

  . increase our user base;

  . increase the amount of revenues we receive per sponsorship;

  . increase awareness of the Salon brand;

  . target advertisements and electronic commerce opportunities to users with appropriate interests;

  . accurately measure the number and demographic characteristics of our users; and

  . attract and retain sales personnel.

  If we do not sell a sufficient number of advertisements or sponsorships or do not engage a sufficient number of advertisers or sponsors during a particular period, our business could be severely harmed.

Our revenues depend on a limited number of advertisers and sponsors who are not subject to long-term agreements, and the loss of a number of these advertisers and sponsors could adversely affect our operating results

  Historically, we have relied on a small number of banner advertisers and advertising sponsors for a significant percentage of our revenues. In the fiscal year ended March 31, 1998, Borders accounted for approximately 37% and IBM accounted for approximately 16% of our revenues. In the fiscal year ended March 31, 1999, Borders accounted for approximately 13% of our revenues. The loss of any of our significant banner advertisers or advertising sponsors could adversely affect our business. We anticipate that our financial results in any given period will continue to significantly depend on revenues from a small number of banner advertisers and advertising sponsors. In addition, particularly because few banner advertisers and advertising sponsors are contractually obligated to purchase any advertising in the future, we are unable to anticipate our mix of banner advertisers and advertising sponsors in future fiscal periods.

The length of our sales cycles is uncertain and variable and may lead to shortfalls in our revenue and fluctuations in our operating results

  Our dependence on banner advertising and sponsorships subjects us to the risk of revenue shortfalls because the sales cycles for advertising and sponsorships vary significantly, and during these cycles we may expend substantial funds and management resources while not obtaining advertising or sponsorship revenues. If sales are delayed or do not occur, our financial results for a particular period may be harmed. The time between the date of initial contact with a potential banner advertiser or sponsor and receipt of a purchase order from the advertiser may range from as little as one week to up to nine months. Sales of banner advertising and sponsorships are subject to factors over which we have little or no control, including:

  . advertisers' and sponsors' budgets;

  . internal acceptance reviews by advertisers and their agencies;

  . the timing of completion of advertisements and sponsorships; and

  . the possibility of cancellation or delay of projects by advertisers or sponsors.

We must increase our user base to attract advertisers and sponsors and to generate additional revenue

  Increasing the size of our user base is critical to selling advertising and sponsorships and to increasing our revenues. If we cannot increase the size of our user base we may not be able to generate additional revenues, which could leave us unable to maintain or grow our business. To increase our user base, we must:

  . expand our content and communities;

  . expand our network of distribution partners;

  . grow Salon brand recognition through advertising and syndication;

  . enhance our technology to improve the functionality of our network of Web sites; and

  . offer attractive electronic commerce opportunities to electronic commerce sponsors and users.

  If we do not achieve these objectives to increase our user base, our business could be severely harmed. Additionally, a significant element of our business strategy is to build loyal online communities because we believe communities help retain actively engaged users. However, the concept of developing these communities on the Web is unproven, and if it is not successful, then it may be more difficult to increase the size of our user base.

We must establish and maintain distribution relationships to attract more users to our network

  We depend on establishing and maintaining distribution relationships with high-traffic Web sites to increase our user base. There is intense competition for relationships with these sites, and we may not be able to enter into such relationships on favorable terms or at all. Even if we enter into distribution relationships with these Web sites, their sites may not attract significant numbers of users, and our Web sites may not attract additional users from these relationships. Moreover, we have paid and may in the future pay significant fees to establish these relationships.

We must continually develop compelling content to attract Internet users

  Our success depends upon our ability to attract and retain a large number of users by delivering original and compelling Internet content and services. If we are unable to develop content and services that allow us to attract, retain and expand a loyal user base possessing high-value demographic characteristics, we will be unable to generate advertising revenues or enter into sponsorships, and our revenues and operating results will be severely harmed. The content and services we provide on our Web sites may not appeal to a sufficient number of Internet users to generate banner advertising revenues or attract sponsorships. Our ability to develop compelling content depends on several factors, including:

  . the quality and number of writers and artists who create content for Salon;

  . the quality of our editorial staff; and

  . the technical expertise of our production staff.

  Consumer tastes and preferences change rapidly and we may not be able to anticipate, monitor, and successfully respond to these changes to attract and retain a sufficient number of users for our network of Web sites. Internet users can freely navigate and instantly switch among a large number of Web sites, many of which offer content and services that compete with Salon. In addition, many Web sites offer very specific, highly targeted content that could have greater appeal than our network to particular subsets of our target user base.

The new design of our network of Web sites may not appeal to users which could result in reduced traffic on our network

  We recently made significant changes to the design of our network of Web sites. If the new design of our network does not appeal to our existing users or new users, the amount of traffic on our network could be reduced, which would make it more difficult for us to enter into agreements with banner advertisers, advertising sponsors and electronic commerce sponsors, because these agreements are based on the quantity and quality of users that visit our network. A loss of advertisers or sponsors could harm our business.

The controversial content of our Web sites may limit our revenues from banner advertising, advertising sponsorships or electronic commerce sponsorships

  Many of our Web sites contain, and will continue to contain, content that is politically and culturally controversial. As a result of this content, current and potential advertisers and sponsors may refuse to do business with us. Our outspoken stance on political issues, including the investigation and impeachment of President Clinton, as well as much of our other published content, has and may continue to result in negative reactions from some users, commentators and other media outlets.

Our promotion of the Salon brand must be successful in order to attract and retain users as well as advertisers, sponsors and strategic partners

  The success of the Salon brand depends largely on our ability to provide high quality content and services. If Internet users do not perceive our existing content and services to be of high quality, or if we introduce new content and services or enter into new business ventures that are not favorably perceived by users, we may not be successful in promoting and maintaining our brand. Any expansion of the focus of our operations creates a risk of diluting our brand, confusing consumers and decreasing the value of our user base to advertisers. In order to attract and retain users, and to promote the Salon brand, we may need to increase our budgets for content and services or otherwise substantially increase our financial commitment to establishing and maintaining loyalty for the Salon brand name. If we are unable to establish the Salon brand or are forced to substantially increase our expenditures to promote the Salon brand, our business could be severely harmed.

We need to hire, integrate and retain qualified editorial and design personnel because these individuals are important to our growth

  Our success significantly depends on the continued services of our key editorial and design personnel. In addition, because the content of our Web sites must be perceived by our users as having been created by credible and notable sources, our success also depends on the name recognition and reputation of our editorial staff, in particular David Talbot, Salon's editor-in-chief. The loss of these individuals or other key editorial or design personnel would likely harm our business.

  We have recently hired a chief financial officer and a senior vice president of sales. If we cannot integrate each of these persons into our management team, we may not be able to retain their services, and may have to search for other persons to fill these positions.

  We expect that we will need to hire additional personnel in all areas in 1999. Competition for personnel in the Internet industry is intense. We may be unable to retain our current key employees or attract, integrate or retain other qualified employees in the future. If we do not succeed in attracting new personnel or integrating, retaining and motivating our current personnel, our business could be harmed.

We may expend significant resources to protect our intellectual property rights or to defend claims of infringement by third parties, and if we are not successful we may lose rights to use significant material or be required to pay significant fees

  Our success and ability to compete are significantly dependent on our proprietary content. We rely exclusively on copyright law to protect our content. While we actively take steps to protect our proprietary rights, these steps may not be adequate to prevent the infringement or misappropriation of our content. Infringement or misappropriation of our content or intellectual property could materially harm our business. We also license content from various freelance providers and other third-party content providers. While we attempt to insure that this content may be freely licensed to us, other parties may assert claims of infringement against us relating to this content.

  We may need to obtain licenses from others to refine, develop, market and deliver new services. We cannot assure you that we will be able to obtain any such licenses on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

  We recently acquired the Internet address www.salon.com. Because www.salon.com is the address of the main home page to our network of Web sites and incorporates our company name, it is a vital part of our intellectual property assets. We do not have a registered trademark on the address, and therefore it may be difficult for us to prevent a third party from infringing our intellectual property rights in the address. If we fail to adequately protect our rights in the address, or if a third party infringes our rights in the address or otherwise dilutes the value of www.salon.com, our business could be harmed.

Our technology development efforts may not be successful in improving the functionality of our network which could result in reduced traffic on our network

  We have recently developed a proprietary online publishing system. If this system does not work as intended, or if we are unable to continue to develop this system to keep up with the rapid evolution of technology for content delivery on the Internet, our network of Web sites may not operate properly which could harm our business. Additionally, software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Delays in our software development process could harm our business. Moreover, complex software products like our online publishing system frequently contain undetected errors or shortcomings, and may fail to perform or scale as expected. Although we have tested and will continue to test our publishing system, errors or deficiencies may be found in the system.

We rely on third parties for several critical functions relating to delivery of advertising and our Web site performance, and the failure of these third parties to supply these services in an efficient manner could limit our growth and impair our business

  We rely on a number of third party suppliers for various services, including Web hosting, banner advertising delivery software, Internet traffic measurement software and electronic commerce fulfillment services. While we believe that we could obtain these services from other qualified suppliers on similar terms and conditions, a disruption in the supply of these services by our current suppliers could materially harm our business.

  We have recently begun to use new third-party software to manage the delivery of banner advertising on our network of Web sites. If this software malfunctions or does not deliver the correct banner advertisements to our network, our advertising revenues could be reduced, and our business could be harmed.

  We have also recently begun to use new third-party software to measure traffic on our network of Web sites. If this software malfunctions or does not accurately measure our user traffic, we may not be able to justify our advertising rates, and our advertising revenues could be reduced.

Growth in our operations is placing a strain on our resources, and failure to manage growth effectively could harm our business

  We have experienced and are currently experiencing a period of significant growth. For example, in the last 12 months the number of employees we have has increased 83% from approximately 54 to 99, and in the fiscal year ended March 31, 1999 our total revenues increased approximately 153% and our total expenses increased approximately 81%. If we cannot manage our growth effectively, we may not be able to coordinate the activities of our technical, accounting, finance, marketing, sales and production staffs, and our business could be harmed. We intend to add new subject-specific Web sites to our network, hire additional staff in all departments, expand existing offices and open new offices. As part of this growth, we will have to implement new operational procedures and controls to train and manage our employees and to expand and coordinate the operations of our various departments. If we acquire new businesses, we will also need to integrate new operations, technologies and personnel. If we cannot manage the growth of our network of Web sites, staff, offices and business generally, our business could be harmed.

We may not be able to successfully integrate our acquisitions, and any failure to integrate could diminish the value of an acquired business or cause disruptions in our ongoing operations

  Acquisitions and business combinations entail numerous operational risks, including:

  . difficulty in the assimilation of acquired operations, technologies or products;

  . diversion of management's attention from other business operations;

  . risks of entering markets in which we have limited or no experience; and

  . potential loss of key employees of acquired businesses.

  We acquired The Well LLC, an online community provider, in March 1999. We may not be able to successfully integrate The Well LLC or any businesses, products, technologies or personnel that we might acquire in the future, and if we cannot, our business could be harmed.

We will need more working capital to expand our network and achieve our business objectives, and securing financing may be difficult because of the condition of our business or the uncertain nature of the financial markets

  We believe that our current cash resources, combined with the net proceeds from this offering, will meet our anticipated working capital and capital expenditure requirements for at least the 12 months following the date of this prospectus. We may need to raise additional capital to do the following:

  . expand our network of Web sites and interactive communities;

  . increase our electronic commerce opportunities;

  . aggressively promote awareness of the Salon brand;

  . make payments under distribution relationships;

  . respond to competitive pressures; or

  . acquire complementary businesses or technologies.

  If we raise additional capital by issuing equity or convertible debt securities, the percentage ownership of our then-current stockholders will be reduced, and such securities may have rights, preferences or privileges senior to those of our current stockholders. Additionally, we may not be able to obtain additional financing on favorable terms, or at all. If adequate capital is not available on acceptable terms, our ability to expand, take advantage of unanticipated opportunities, develop or enhance services or otherwise respond to competitive pressures would be significantly limited. This limitation could harm our business. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" for a discussion of our working capital and capital expenditures.

Provisions contained in our charter documents may delay or prevent a takeover of Salon that could involve a premium stock price or other benefits to our stockholders

  We intend to reincorporate in Delaware prior to the completion of this offering. Provisions of our Delaware certificate of incorporation and bylaws and of the Delaware general corporation law could make it more difficult for a third-party to acquire us, even if a change-in-control would be beneficial to our stockholders. These provisions also may prevent changes in the management of Salon. See "Description of Capital Stock" for more detailed information.

              Risks Related to Our Internet Business and Prospects

Acceptance and effectiveness of Internet advertising and electronic commerce is unproven and, to the extent they do not continue to grow, our market may not develop adequately and our business could be harmed

  Our success is highly dependent on an increase in the use of the Internet for advertising and electronic commerce. If the markets for Internet advertising or electronic commerce do not develop, our business may be severely harmed.

  Currently, demand and market acceptance for Internet advertising is uncertain and may not increase as necessary for our business to grow or succeed. Many advertisers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by companies that have historically relied on traditional media, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Potential advertisers may believe Internet advertising to be undesirable or less effective for promoting their products and services relative to traditional advertising media. If the Internet advertising market fails to develop or develops more slowly than we expect, our business could be harmed.

  Different pricing models are used to sell Internet advertising. It is difficult to predict which pricing models, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. Any failure to adapt to pricing models that develop or respond to competitive pressures could reduce our advertising revenues. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are commonly available. Widespread use of this software could adversely affect the commercial viability of Internet advertising and our business.

  Many retailers have little or no experience using the Internet for electronic commerce. The adoption of electronic commerce, particularly by companies that have historically relied on traditional channels to sell their products and services, requires the acceptance of a new way of conducting business, exchanging information and completing commercial transactions. Potential electronic commerce partners may believe electronic commerce to be undesirable or less effective for selling their products and services relative to traditional channels. If the electronic commerce market fails to develop or develops more slowly than we expect, our business could be harmed.

Tracking and measurement standards for advertising may not evolve to the extent necessary to support Internet advertising, thereby creating uncertainty about the viability of our business model

  There are currently no standards for the measurement of the effectiveness of advertising on the Internet, and the industry may need to develop standard measurements in order to sustain advertising volume or attract new advertisers. Standardized measurements may not develop and if they do not, our business could be harmed. In addition, currently available software programs that track Internet usage and other tracking methodologies are rapidly evolving. The development of such software or other methodologies may not keep pace with our information needs, particularly to support our internal business requirements and those of our advertisers and sponsors. The absence or insufficiency of this information could limit our ability to attract and retain advertisers and sponsors.

  It is important to our advertisers and sponsors that we accurately measure the demographics of our user base and the delivery of advertisements on our Web sites. We depend on third parties to provide certain of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider, if available. This could cause us to incur additional costs or cause interruptions in our business while we are replacing these services. Companies may choose to not advertise on Salon or may pay less for advertising or sponsorships if they do not perceive our measurements or measurements made by third parties to be reliable.

If use of the Internet does not grow, our business could be harmed

  Our success is highly dependent upon continued growth in the use of the Internet generally and in particular as a medium for content, advertising and electronic commerce. If Internet usage does not grow, we may not be able to increase revenues from advertising and sponsorships and this may harm our business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and electronic commerce is highly uncertain. A number of factors may inhibit the growth of Internet usage, including:

  . inadequate network infrastructure;

  . security concerns;

  . inconsistent quality of service; and

  . limited availability of cost-effective, high-speed access.

If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

Increasing competition among Internet content providers could reduce our advertising sales or market share, thereby harming our business

  The market for Internet content is relatively new, rapidly changing and intensely competitive. We expect competition for Internet content to continue to increase and if we cannot compete effectively our business could be harmed. Additionally, we expect the number of Web sites competing for the attention and spending of users, advertisers and sponsors to continue to increase, because there are so few barriers to entry on the Internet.

  Increased competition could result in advertising or sponsorship price reductions, reduced margins or loss of market share, any of which could harm our business. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of our present and potential competitors are likely to enjoy substantial competitive advantages over us. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business could be adversely affected. See "Business--Competition."

If the Internet infrastructure continues to be unreliable, access to our network may be impaired and our business may be harmed

  Our success depends in part on the development and maintenance of the Internet infrastructure. If this infrastructure fails to develop or be adequately maintained, our business would be harmed because users may not be able to access our network of Web sites. Among other things, development and maintenance of a reliable infrastructure will require a reliable network backbone with the necessary speed, data capacity, security and timely development of complementary products for providing reliable Internet access and services.

  The Internet has experienced, and is expected to continue to experience, significant growth in number of users and amount of traffic. If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on our network of Web sites. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of our network of Web sites may be reduced.

  Even if the Internet infrastructure is adequately developed and maintained, we may incur substantial expenditures in order to adapt our services and products to changing Internet technologies. Such additional expenses could severely harm our financial results.

We may be held liable for content on our Web sites

  As a publisher and distributor of content over the Internet, including user-generated content on our online communities, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the material that is published or distributed on our network of Web sites. These types of claims have been brought, sometimes successfully, against online services, Web sites and print publications in the past. Although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed. Any liability that is not covered by our insurance or is in excess of our insurance coverage could severely harm our business.

Concerns about transactional security may hinder our electronic commerce strategy by subjecting us to liability or by discouraging commercial transactions over the Internet

  A significant barrier to electronic commerce is the secure transmission of confidential information over public networks. Any breach in our security could expose us to a risk of loss or litigation and possible liability. We rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of the algorithms we use to protect customer transaction data may occur. A compromise of our security could severely harm our business. A party who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions in the operation of our network of Web sites.

  We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price or at all. Concerns over the security of electronic commerce and the privacy of users may also inhibit the growth of the Internet as a means of conducting commercial transactions.

Our efforts to engage in electronic commerce may expose us to product liability claims

  We have and continue to foster relationships with manufacturers or other companies to offer certain products to users through our network of Web sites. We have very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of these products. Users who purchase products may sue us if any of the products sold on our network are defective, fail to perform properly or injure the user. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could severely harm our business.

Our systems may fail due to natural disasters, telecommunications failures and other events, any of which would limit user traffic

  Substantially all of our communications hardware and computer hardware operations for our Web sites are located at Frontier GlobalCenter's facilities in Sunnyvale, California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and cause interruptions in our services. Computer viruses, electronic break-ins or other similar disruptive problems could cause users to stop visiting our network of Web sites and could cause advertisers and sponsors to terminate any agreements with us. If any of these circumstances occurred, our business could be harmed. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures of or interruptions in our systems. We do not presently have a formal disaster recovery plan.

  Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. In the past year, our Web sites have experienced slower response times or decreased traffic on approximately three different occasions due to a variety of reasons including hardware and software failures and intermittent Internet traffic routing problems beyond our control. For example, in March 1999, users were unable to access Table Talk for approximately two weeks as we upgraded our technology to compensate for unexpected growth in user activity. It is possible that we will experience similar systems failures in the future and that such failures could adversely affect our business. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of these providers and operators have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any of these system failures could harm our business.

Governmental regulation of the Internet may restrict our business

  There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our costs of operations and harm our business. For example, the Communications Decency Act of 1996 sought to prohibit the transmission of certain types of information and content over the Web. Additionally, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Imposition of access fees could increase the cost of transmitting data over the Internet.

Possible state sales and other taxes could adversely affect our results of operations

  We generally do not collect sales or other taxes in respect of goods sold to users on our network of Web sites. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies, including Salon, which engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could reduce our ability to derive revenue from electronic commerce. Moreover, if any state or foreign country were to successfully assert that we should collect sales or other taxes on the exchange of merchandise on our network, our financial results could be harmed.

If we, or third parties on which we rely, fail to achieve year 2000 compliance, our business could be impaired

  We may discover year 2000 readiness problems in our internally developed systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into our systems may need to be revised or replaced, all of which could be time-consuming and expensive. If we cannot fix or replace our internally developed proprietary software or third-party software, hardware or services before January 1, 2000 our operating costs could be increased and we could experience business interruptions which could harm our business. Additionally, if we cannot adequately address year 2000 readiness issues in our internally developed proprietary software, we could be subject to claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time consuming to defend.

  In addition, the software and systems of governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may not be year 2000 ready. If these entities are not year 2000 ready, a systemic failure beyond our control could result, including a prolonged Internet, telecommunications or general electrical failure. This type of failure would make it difficult or impossible to use the Internet or access our network of Web sites and would prevent us from publishing our content. If a prolonged failure of this type occurred, our business would be severely harmed. If our advertisers and sponsors are not year 2000 ready, they may defer or cancel advertising scheduled to appear on our network of Web sites, which could adversely affect our financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness" for more detailed information.

                         Risks Related to This Offering

Our executive officers, directors and major stockholders will retain significant control over Salon after this offering, which may lead to conflicts with other stockholders over corporate governance matters

  After this offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, own approximately 67.7% of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of Salon and may make some transactions more difficult or impossible without the support of these stockholders.

Our stock price may be volatile which may lead to losses by investors and securities litigation

  The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. See "Plan of Distribution" for more detailed information.

  In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources.

Our management will retain broad discretion in the use of proceeds from this offering, and may fail to use such funds effectively to grow our business or to achieve our other business goals

  We intend to use the net proceeds from the sale of our common stock for expansion of sales and marketing, brand promotion, working capital and general corporate purposes, including content development or expansion of our offices and possible acquisitions. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Until the proceeds are needed, we plan to invest them in investment-grade, interest-bearing securities. The failure of our management to apply such funds effectively could harm our business. See "Use of Proceeds" for more detailed information.

Sales of additional shares of our common stock could cause our stock price to decline and could harm our ability to raise funds from stock offerings in the future

  Sales of a large number of shares of our common stock in the market after the offering, or the belief that such sales could occur, could cause a drop in the market price of our common stock and could impair our ability to raise capital through offerings of our equity securities. Upon completion of this offering, there will be 10,730,623 shares of our common stock outstanding. All of the 2,500,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased by our "affiliates," as that term is defined under the Securities Act. The remaining 8,230,623 shares of common stock held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 of the Securities Act. These restricted shares will be available for sale in the public market as follows:

  . 75,000 restricted shares will be eligible for sale on the date of this prospectus pursuant to Rule 144(k) of the Securities Act;

  . 3,804,361 restricted shares will be eligible for sale 90 days after the date of this prospectus pursuant to Rule 144 and Rule 701 of the Securities Act; and

  . the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of one-year holding periods and subject to the requirements of Rule 144.

After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 2,875,000 shares reserved for issuance under our 1995 stock option plan and 500,000 shares reserved for our issuance under our 1999 employee stock purchase plan. Upon registration, all of these shares will be freely tradable when issued.

Because there has been no public market for our common stock prior to this offering, trading our stock could be difficult or unsuccessful following this offering

  While we have applied to list our common stock on the Nasdaq National Market, a trading market for our common stock may not develop or, if a market does develop, the common stock may still be difficult to trade. You may not be able to resell your shares at or above the initial public offering price. See "Plan of Distribution" for more detailed information.

Investors in this offering will suffer immediate dilution, and existing stockholders are likely to have achieved significant unrealized appreciation in their stock

  The initial public offering price is expected to be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $8.42 in net tangible book value per share, or approximately 70% of the assumed offering price of $12 per share. In contrast, existing stockholders paid an average price of $3.34 per share and, assuming an offering price of $12 per share, will have, in the aggregate, achieved unrealized appreciation in their stock in the amount of approximately $71.3 million. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains "forward-looking statements" which may include statements about our:

  . business strategy;

  . timing of and plans for the introduction or phase-out of services;

  . enhancements;

  . plans for hiring additional personnel;

  . entering into sponsorships or distribution partnerships;

  . anticipated sources of funds, including the proceeds from this offering, to fund our operations for at least the 12 months following the date of this prospectus; and

  . plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

  When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS

  We estimate that we will receive net proceeds of $27.3 million from the sale of the 2,500,000 shares of common stock in this offering, assuming an initial public offering price of $12 per share and after deducting estimated underwriting discounts and offering expenses. While we cannot predict with certainty how the proceeds of this offering will be used, we currently intend to use them approximately as follows:

  . $6.0 million for expansion of our sales force, marketing and distribution activities;

  . $9.0 million for expansion of our business operations, including increased staffing, content production and technology infrastructure; and

  . $12.3 million for general corporate purposes including working capital.

  Pending these uses, the net proceeds of the offering will be invested in short-term, interest-bearing investments or accounts.

  The cost, timing and amount of funds we need cannot be precisely determined at this time and will be based on numerous factors. Our board of directors has broad discretion in determining how the proceeds of this offering will be applied.

                                DIVIDEND POLICY

  We have never paid cash dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We currently intend to retain any future earnings to develop and expand our business.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect:

   -- our proposed reincorporation in Delaware;

   -- the net cash proceeds of approximately $10.9 million from the sale of 2,967,782 shares of Series C preferred stock at $3.88 per share on April 14, 1999; and

   -- the conversion of all outstanding shares of convertible preferred stock to common stock; and

  . on an as-adjusted basis after giving effect to our receipt of the estimated net proceeds from the sale of the 2,500,000 shares of common stock in this offering at an assumed public offering price of $12 per share.

  This table only presents summary information. In reading it, you should refer to our financial statements and related notes, which are included elsewhere in this prospectus.

                                                        March 31, 1999
                                                  ----------------------------
                                                              Pro        As
                                                   Actual    Forma    Adjusted
                                                  --------  --------  --------
                                                        (in thousands)
Long-term debt--including current portion........ $    439  $    439  $    439
                                                  --------  --------  --------
Stockholders' equity
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized and none outstanding (pro
   forma and as adjusted)........................      --        --        --
  Convertible preferred stock, no par value;
   8,108,750 shares authorized and 4,815,345
   shares outstanding (actual); none authorized
   and outstanding (pro forma and as adjusted)...   15,790       --        --
  Common stock, $0.001 par value; 12,500,000
   shares authorized and 447,496 issued and
   outstanding (actual); 50,000,000 authorized
   (pro forma and as adjusted); 8,230,623 issued
   and outstanding (pro forma); 10,730,623 issued
   and outstanding (as adjusted).................      --          8        10
  Additional paid in capital.....................    3,147    29,853    57,151
  Unearned compensation..........................     (834)     (834)     (834)
  Accumulated deficit............................  (12,750)  (12,750)  (12,750)
                                                  --------  --------  --------
  Total stockholders' equity.....................    5,353    16,277    43,577
                                                  --------  --------  --------
Total capitalization............................. $  5,792  $ 16,716  $ 44,016
                                                  ========  ========  ========

  The common stock outstanding as shown above is based on shares outstanding as of March 31, 1999 and excludes:

  . 1,683,593 shares of common stock reserved for issuance pursuant to outstanding options granted under our 1995 stock option plan;

  . 1,136,411 shares of common stock reserved for issuance pursuant to future grants under our 1995 stock option plan;

  . 500,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . 333,752 shares of common stock issuable upon exercise of outstanding warrants or upon conversion of preferred stock issuable upon exercise of outstanding warrants.

                                    DILUTION

  Pro forma net tangible book value per share represents total assets less intangible assets, net and total liabilities, after giving effect to our receipt of the net cash proceeds of approximately $10,924,000 from our sale of 2,967,782 shares of Series C preferred stock at a price of $3.88 per share on April 14, 1999, divided by the number of shares outstanding as of March 31, 1999, including the Series C preferred stock issued on April 14, 1999, and assuming the conversion into common stock of all of our outstanding shares of preferred stock. Our pro forma net tangible book value at March 31, 1999 was approximately $11,167,000 or approximately $1.36 per share.

  After giving effect to our sale of the 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $12 per share, and after deducting the estimated fee payable to the underwriters and offering expenses payable by us, our as adjusted net tangible book value as of March 31, 1999 would have been approximately $38,467,000 million, or $3.58 per share. This represents an immediate dilution of $8.42 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $12.00
                                                                        ------
     Pro forma tangible book value per share as of March 31,
      1999....................................................... $1.36
     Increase per share attributable to new investors............ $2.22
                                                                  -----
     As adjusted net tangible book value per share after this
      offering...................................................       $ 3.58
                                                                        ------
   Dilution per share to new investors in this offering..........       $ 8.42
                                                                        ======

  The following table summarizes, on a pro forma basis as of March 31, 1999, assuming conversion into common stock of all of our outstanding shares of preferred stock including 2,967,782 shares of preferred stock issued on April 14, 1999, and after giving effect to this offering, the number of shares purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing the shares offered hereby assuming an initial public offering price of $12 per share:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..   8,230,623    77%  $27,479,000    48%     $ 3.34
   New public investors...   2,500,000    23%   30,000,000    52%      12.00
                            ----------   ---   -----------   ---
     Total................  10,730,623   100%  $57,479,000   100%
                            ==========   ===   ===========   ===

  This information is based on pro forma shares outstanding as of March 31, 1999 and excludes:

  . 1,683,593 shares of common stock reserved for issuance pursuant to outstanding options granted under our 1995 stock option plan;

  . 1,136,411 shares of common stock reserved for issuance pursuant to future grants under our 1995 stock option plan;

  . 500,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . 333,752 shares of common stock issuable upon exercise of outstanding warrants or upon conversion of preferred stock issuable upon exercise of outstanding warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  Our selected consolidated financial data set forth below as of March 31, 1998 and 1999 and for the fiscal years ended March 31, 1997, 1998 and 1999 are derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. Our selected consolidated financial data set forth below as of March 31, 1996 and 1997 and for the period July 27, 1995 (inception) to March 31, 1996 are derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included in this prospectus. The following information is qualified by reference to, and should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes, included in this prospectus.

                                                            Fiscal Year
                                       July 27, 1995      Ended March 31,
                                       (inception) to -------------------------
                                       March 31, 1996  1997     1998     1999
                                       -------------- -------  -------  -------
Statement of Operations Data (in
 thousands, except per share
 amounts):
Net revenues.........................      $  196     $   280  $ 1,156  $ 2,921
                                           ------     -------  -------  -------
Operating expenses:
  Production, content, and product...         463       1,555    2,832    4,503
  Sales and marketing................         124         419    1,655    3,655
  Research and development...........          52         176      276      469
  General and administrative.........          43         129      291      518
                                           ------     -------  -------  -------
   Total operating expenses..........         682       2,279    5,054    9,145
                                           ------     -------  -------  -------
Loss from operations.................        (486)     (1,999)  (3,898)  (6,224)
Other income, net....................          10          55       73       (9)
                                           ------     -------  -------  -------
Net loss.............................        (476)     (1,944)  (3,825)  (6,233)
Preferred dividend...................         --          --       --       271
                                           ------     -------  -------  -------
Net loss attributable to common
 stockholders........................      $ (476)    $(1,944) $(3,825) $(6,504)
                                           ======     =======  =======  =======
Basic and diluted net loss per share
 attributable to common
 stockholders........................      $(1.26)    $ (3.84) $(10.20) $(16.62)
                                           ======     =======  =======  =======
Weighted average shares used in
 computing basic and diluted net loss
 per share attributable to common
 stockholders........................         376         507      375      391
                                           ======     =======  =======  =======
Pro forma basic and diluted net loss
 per share attributable to common
 stockholders (unaudited)............                                   $ (1.50)
                                                                        =======
Weighted average shares used in
 computing pro forma basic and
 diluted net loss per share
 attributable to common stockholders
 (unaudited).........................                                     4,328
                                                                        =======

                                   As of March 31,     As of March 31, 1999
                                 -------------------- ------------------------
                                                                Pro      As
                                  1996   1997   1998  Actual   forma  Adjusted
                                 ------ ------ ------ ------  ------- --------
Balance Sheet Data (in thousands):                              (unaudited)
Cash and cash equivalents....... $1,231 $2,638 $1,926 $  754  $11,678 $38,978
Working capital (deficit).......  1,150  2,560  1,894   (525)  10,399  37,699
Total assets....................  1,340  2,834  2,707  7,808   18,372  46,032
Long-term liabilities, net of
 current portion................    --     --      95     75       75      75
Total stockholders' equity......  1,247  2,697  2,194  5,353   16,277  43,577

  The pro forma information above reflects the net cash proceeds of approximately $10.9 million from the sale of 2,967,782 shares of Series C preferred stock on April 14, 1999.

  The as adjusted information above is adjusted to give effect to our receipt of the estimated net proceeds of $27.3 million from the sale of 2,500,000 shares of common stock in this offering at an assumed public offering price of $12 per share.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Salon's actual results could differ materially from those anticipated by these forward-looking statements due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

  Salon.com is a leading Internet media company that produces a network of ten subject-specific, demographically-targeted Web sites and a variety of online communities. Salon was incorporated in July 1995 and launched its initial Web sites in November 1995. Circulation of Salon's original content has grown consistently since inception to a total of approximately 1.2 million unique users and 16.1 million page views in April 1999. Page views are the total number of complete pages retrieved and viewed by visitors to Salon's network. A unique user is an individual visitor to Salon's network. Salon calculates its unique user and page view figures internally by analyzing the log files that record traffic to Salon's network of Web sites. Unique users are calculated by identifying the individual Internet protocol address of each domestic and international user who visits the Salon network. Page views are calculated by counting actual page views as recorded in Salon's log files. Since December 1998, these calculations have been performed automatically through the use of Accrue software. Prior to that time, the log files were manually downloaded and analyzed.

  Through April 30, 1999, approximately 166,000 users had registered for Salon's online communities, including approximately 104,000 for Table Talk and 62,000 for The Well.

  Salon has incurred significant net losses and negative cash flows from operations since its inception. As of March 31, 1999, Salon had an accumulated deficit of approximately $12.8 million. Salon intends to continue to make significant financial investments in content, marketing and promotion and the development of technology and infrastructure. As a result, Salon believes that it will incur additional operating losses and negative cash flows from operations for the foreseeable future.

  During the period from its inception in July 1995 to date, Salon's activities have primarily involved the following:

  . recruiting editorial and business personnel;

  . creating and expanding content;

  . licensing content to distribution partners;

  . establishing relationships with advertisers and sponsors;

  . developing and enhancing Salon's technical infrastructure;

  . developing Salon's online retail capabilities; and

  . raising capital.

  To date, Salon's revenues have been derived primarily from the sale of banner advertising, advertising sponsorships and electronic commerce sponsorships. To a lesser extent, Salon has derived revenues from the sale of goods and services through its online store, Salon Shopping, and from the syndication of its original content to other media outlets.

  Salon's advertising rates vary depending primarily on the particular content site on which advertisements are placed, the total number of impressions purchased and the length of the advertiser's commitment. Advertising revenue is recognized in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. Revenues related to upfront fees in connection with advertising sponsorships and electronic commerce sponsorships are recognized ratably over the sponsorship term. Certain agreements may provide that Salon receives commissions on revenues generated from electronic commerce transactions and shares in advertising revenue generated on co-branded pages. These revenues are recognized by Salon upon notification from the advertiser or distribution partner which notification is generally received quarterly.

  Advertising revenues include barter revenues, which are the exchange by Salon of advertising space on Salon's Web sites for reciprocal advertising space on other Web sites or the exchange of goods and services. In the fiscal year ended March 31, 1999, barter revenues represented 16% of Salon's advertising revenues. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements received or delivered, whichever is more reliably measurable, and are recognized when the advertisements are run on Salon's Web sites. Barter expenses are recorded in sales and marketing in the consolidated statement of operations when Salon's advertisements are run on the reciprocal Web sites, which is typically in the same period as when advertisements are run on Salon's Web sites. The percentage of revenues received from barter transactions has increased from 0% of advertising revenues in the fiscal year ended March 31, 1997 to 7% in the fiscal year ended March 31, 1998 and 16% in the fiscal year ended March 31, 1999. Salon believes that these barter transactions have been important to the establishment of the Salon brand and expects to continue to engage in these transactions in the future.

  Revenues related to the sale of goods from Salon Shopping are recognized when goods are shipped. Revenues related to the syndication and licensing of Salon content to other media outlets are recognized on notification that the content has been published. Subscription revenues are recognized ratably over the period that services are to be provided.

  Substantially all of Salon's content, as well as participation in Table Talk and Salon's third-party sponsored Internet communities are free of charge to users. In October 1998, Salon launched Salon Members, a paid membership program that provides subscribers with discounts on purchases through Salon, access to a members-only live chat session, free e-mail and other benefits. In March 1999, Salon acquired The Well, a paid online community that charges its participants a monthly subscription fee. Salon expects to continue to derive a portion of its revenues from fees charged to Salon Members and subscribers to The Well.

Recent Events

 Sale of Series C Convertible Preferred Stock

  In April 1999, Salon completed the sale of 2,967,782 shares of Series C preferred stock at a price of $3.88 per share, with total proceeds of approximately $11.5 million. Each share of Series C preferred stock is convertible into one share of common stock upon closing of this offering. The Series C preferred stock has identical anti-dilution and dividend preferences to Salon's Series A and Series B preferred stock, and priority as to liquidation over common stock and all other series of preferred stock. The difference between the offering price and the deemed fair value of the common stock on the date of the transaction resulted in a beneficial conversion feature in the amount of $11.5 million, which will be recorded as a preferred dividend in April 1999. Upon the closing of the sale of the Series C preferred stock on April 14, 1999, Salon's cash and cash equivalents totaled approximately $12.3 million.

 Acquisition of The Well LLC

  Salon acquired The Well LLC in March 1999. The Well LLC has been operating The Well since July 1997. The Well is an online community that has been in existence since 1985, and which was previously operated by Whole Earth 'Lectronic Link, Inc. Through this acquisition, Salon obtained a long-standing online community business, increased its presence as a provider of established online communities and created a stronger platform for future growth in the development of online communities.

  Salon's acquisition of The Well LLC was accounted for using the purchase method of accounting. In connection with the acquisition, Salon recorded intangibles and goodwill of approximately $5.1 million which are being amortized on a straight line basis over five years. The future operating and financial performance of Salon will depend in part on its ability to integrate and operate The Well LLC successfully and to enhance the operating results of The Well LLC's business.

  Salon expects to continue to enter into similar business acquisitions that may result in similar or greater non-cash charges. Because Internet business acquisitions typically involve significant amounts of intangible assets, future operating results may be adversely affected by amortization of the intangible assets acquired.

Salon Results of Operations

  The following table sets forth Salon's results of operations expressed as a percentage of net revenues:

                                  Fiscal Year
                                     Ended
                                   March 31,
                                 ------------------
                                 1997   1998   1999
                                 ----   ----   ----
   Net revenues................   100 %  100 %  100 %
                                 ----   ----   ----
   Operating expenses:
     Production, content and
      product..................   557    245    154
     Sales and marketing.......   150    143    125
     Research and development..    63     24     16
     General and
      administrative...........    46     25     18
                                 ----   ----   ----
       Total operating
        expenses...............   816    437    313
                                 ----   ----   ----
   Loss from operations........  (716)  (337)  (213)
   Other income, net...........    20      6      0
                                 ----   ----   ----
   Net loss....................  (696)% (331)% (213)%
                                 ====   ====   ====

Fiscal Years Ended March 31, 1999 and 1998

 Net Revenues

  Salon's net revenues consist of the following:

  . Banner advertising revenues and revenues related to sponsorship advertising;

  . Electronic commerce sponsorship revenues, including slotting fees and commissions related to sales of products and services offered by online retailing partners through Salon;

  . Revenues from the sale of products through Salon Shopping;

  . Revenues derived from the syndication of Salon's original content and the development of content for media sources other than Salon's Web sites; and

  . Fees derived from paid subscription and membership programs.

  Salon's net revenues increased 153% to approximately $2.9 million in the fiscal year ended March 31, 1999 from approximately $1.2 million in the fiscal year ended March 31, 1998. The increase in net revenues is primarily attributable to an increase in revenues derived from banner advertisements of approximately $1.0 million, advertising sponsorships of approximately $435,000 and electronic commerce sponsorships of approximately $166,000. Salon expects that sponsorship and advertising revenues will continue to represent the most significant portion of its net revenues for the foreseeable future. Net revenues derived from subscription fees are expected to increase in future periods as subscription fees related to membership in The Well are recognized by Salon.

  Net revenues include revenues recognized from advertising barter transactions of approximately $472,000 in the fiscal year ended March 31, 1999 and approximately $75,000 in the fiscal year ended March 31, 1998.

 Operating Expenses

  Salon's operating expenses consist of the following:

  . Production, content and product expenses;

  . Sales and marketing expenses;

  . Research and development expenses; and

  . General and administrative expenses.

  Salon's operating expenses increased 81% to approximately $9.1 million in the fiscal year ended March 31, 1999 from approximately $5.1 million in the fiscal year ended March 31, 1998, but decreased as a percentage of net revenues to 313% from 437% over these respective periods. The increase in operating expenses for the fiscal year ended March 31, 1999 is primarily attributable to increased production, content and product expenses of approximately $1.7 million, as well as increased sales and marketing expenses of approximately $2.0 million. The decrease in operating expenses as a percentage of net revenues is primarily attributable to an increase in sales of sponsorships and advertising without a corresponding increase in operational expenses and the fact that some operating expenses are relatively fixed. Salon expects that operating expenses will continue to increase substantially as it increases the scope of its content and communities, expands its marketing efforts and further develops its technology and infrastructure.

  Production, Content and Product Expenses. Production, content and product expenses consist primarily of payroll and related expenses for Salon's editorial, artistic and production staff, payments to freelance writers and artists, and telecommunications and computer related expenses for the support and delivery of Salon's Web sites. Also included in production, content and product expenses are costs associated with electronic commerce transactions, including the costs of product inventory and distribution.

  Production, content and product expenses increased 59% to approximately $4.5 million in the fiscal year ended March 31, 1999 from approximately $2.8 million in the fiscal year ended March 31, 1998, but decreased as a percentage of net revenues to 154% from 245% over these respective periods. The increase in production, content and product expenses for the fiscal year ended March 31, 1999 is primarily attributable to increased costs relating to growth in Salon's editorial and production staff of approximately $838,000 and payments to freelance writers and artists of approximately $168,000. The decrease in production, content and product expenses as a percentage of net revenues is primarily attributable to an increase in sales of sponsorships and advertising, and due to the fact that some production and content expenses are relatively fixed and may be utilized to deliver an expanding number of advertisements. Salon anticipates that its production, content and product expenses will continue to grow substantially as it increases staffing to expand the scope and distribution of its Web sites and online communities and increases its online retailing efforts.

  Sales and Marketing Expenses. Sales and marketing expenses consist of payroll and related expenses, including commissions, travel expenses and other costs associated with Salon's advertising and sponsorship sales force, as well as Salon related advertising, promotional and distribution costs. Sales and marketing expenses increased 121% to approximately $3.7 million in the fiscal year ended March 31, 1999 from approximately $1.7 million in the fiscal year ended March 31, 1998, but decreased as a percentage of net revenues to 125% from 143% over these respective periods. Sales and marketing expenses include expenses incurred from barter transactions of approximately $472,000 for the fiscal year ended March 31, 1999 and approximately $75,000 for the fiscal year ended March 31, 1998. The increase in sales and marketing expenses is primarily attributable to additional hiring of sales and marketing personnel of approximately $812,000 and additional marketing costs associated with barter transactions and the distribution of Salon content of approximately $748,000. The decrease in sales and marketing expenses as a percentage of net revenues is primarily attributable to increased sales of advertisements and sponsorships. Salon anticipates that sales and marketing expenses will increase substantially in the future as it increases its sales force and undertakes advertising and other marketing campaigns to further promote the Salon brand and attempt to increase revenue.

  Research and Development Expenses. Research and development expenses consist of costs associated with the development of technology, including Salon's publishing platform software and archival database. Research and development expenses increased 70% to approximately $469,000 in the fiscal year ended March 31, 1999 from approximately $276,000 in the fiscal year ended March 31, 1998, but decreased as a percentage of net revenues to 16% from 24% over these respective periods. The increase in research and development expenses is primarily attributable to salary and payroll related expenses for the design and development of a new publishing platform and advertising delivery system and an increase in technical support staff. The decrease in research and development expenses as a percentage of net revenues is primarily attributable to an increase in sales of advertising and sponsorships. Salon expects that research and development expenses will continue to increase substantially in the future as it further develops and refines its publishing platform, advertising delivery technology and online retailing capabilities.

  General and Administrative Expenses. General and administrative expenses consist primarily of payroll and related expenses and related costs for general corporate functions. General and administrative expenses increased 78% to approximately $518,000 in the fiscal year ended March 31, 1999 from approximately $291,000 in the fiscal year ended March 31, 1998, but decreased as a percentage of net revenues to 18% from 25% over these respective periods. The increase in general and administrative expenses is primarily attributable to salary and related expenses for additional personnel of approximately $112,000 and higher professional fees of approximately $174,000. The decrease in general and administrative expenses as a percentage of net revenues is primarily attributable to an increase in advertising and sponsorship sales and due to the fact that certain general and administrative expenses are relatively fixed. Salon expects that general and administrative expenses will continue to increase as it expands its operations and incurs additional costs related to becoming a public company.

 Other Income, Net

  Other income consists primarily of interest earned on Salon's cash, cash equivalents and short term investments, offset by interest expense on borrowings. Other expense, net was approximately $9,000 in the fiscal year ended March 31, 1999. Other income, net was approximately $73,000 in the fiscal year ended March 31, 1998. The decrease in other income in the aggregate is primarily attributable to a decrease in the amount of interest earned by Salon due to a decrease in Salon's cash and cash equivalents and an increase in interest expense associated with additional borrowing under Salon's line of credit.

 Income Taxes

  No provision for federal and state income taxes has been recorded as Salon has incurred net operating losses through the fiscal year ended March 31, 1999. As of March 31, 1999, Salon had approximately $11.2 million of federal and approximately $8.7 million of state net operating loss carryforwards available to offset future taxable income each of which will expire in 2019 and 2006. Due to the change in Salon's ownership interests in connection with this offering and prior private placements, Salon's use of these federal and state net operating loss carryforwards may be subject to certain annual limitations.

Fiscal Years Ended March 31, 1998 and 1997

 Net Revenues

  Net revenues increased 314% to approximately $1.2 million in the fiscal year ended March 31, 1998 from approximately $280,000 in the fiscal year ended March 31, 1997. The increase in net revenues is primarily attributable to an increase in revenues derived from banner advertisements of approximately $490,000 and advertising sponsorships of approximately $176,000. Net revenues include revenues recognized from barter transactions of approximately $75,000 for the fiscal year ended March 31, 1998 and zero for the fiscal year ended March 31, 1997.

 Operating Expenses

  Operating expenses increased 122% to approximately $5.1 million in the fiscal year ended March 31, 1998 from approximately $2.3 million in the fiscal year ended March 31, 1997, but decreased as a percentage of net revenues to 437% from 815% over these respective periods. The increase in operating expenses for the fiscal year ended March 31, 1998 is primarily attributable to increased production, content and product expenses of approximately $1.3 million as well as increased sales and marketing expenses of approximately $1.2 million. The decrease in operating expenses as a percentage of net revenues is primarily attributable to an increase in sales of sponsorships and advertising without a corresponding increase in operational expenses and the fact that certain production expenses are relatively fixed.

  Production, Content and Product Expenses. Production, content and product expenses increased 82% to approximately $2.8 million for the fiscal year ended March 31, 1998 from approximately $1.6 million in the fiscal year ended March 31, 1997, but decreased as a percentage of net revenues to 245% from 557% in these respective periods. The increase in production, content and product expenses for the year ended March 31, 1998 is primarily attributable to increased costs relating to growth in Salon's editorial and production staff of approximately $573,000 and payments to freelance writers and artists of approximately $418,000. The decrease in production, content and product expenses as a percentage of net revenues is primarily attributable to an increase in sales of advertising and sponsorships and the fact that some production and content expenses are relatively fixed and may be utilized to deliver an expanding number of advertisements.

  Sales and Marketing Expenses. Sales and marketing expenses increased 295% to approximately $1.7 million in the fiscal year ended March 31, 1998 from approximately $419,000 in the fiscal year ended March 31, 1997, but decreased as a percentage of net revenues to 143% from 150% over these respective periods. Sales and marketing expenses include expenses incurred from barter transactions of approximately $75,000 for the fiscal year ended March 31, 1998 and zero for the fiscal year ended March 31, 1997. The increase in sales and marketing expenses is primarily attributable to additional hiring of sales and marketing personnel of approximately $639,000 and barter advertising of approximately $75,000.

  Research and Development Expenses. Research and development expenses increased 57% to approximately $276,000 in the fiscal year ended March 31, 1998 from approximately $176,000 in the fiscal year ended March 31, 1997, but decreased as a percentage of net revenues to 24% from 63% over these respective periods. The increase in research and development expenses is primarily attributable to payroll and related expenses for upgrading and maintaining Salon's Web site infrastructure. The decrease in research and development expenses as a percentage of net revenues is primarily attributable to an increase in sales of advertising and sponsorships.

  General and Administrative Expenses. General and administrative expenses increased 126% to approximately $291,000 in the fiscal year ended March 31, 1998 from approximately $129,000 in the fiscal year ended March 31, 1997, but decreased as a percentage of net revenues to 25% from 46% over these respective periods. The increase in general and administrative expenses is primarily attributable to payroll and related expenses for additional personnel of approximately $67,000 and higher professional fees of approximately $31,000. The decrease in general and administrative expenses as a percentage of net revenues is primarily attributable to an increase in sales of advertising and sponsorships and the fact that some general and administrative expenses are relatively fixed.

 Other Income, Net

  Other income increased 33% to approximately $73,000 in the fiscal year ended March 31, 1998 from approximately $55,000 in the fiscal year ended March 31, 1997. The increase in other income is primarily attributable to an increase in the amount of interest earned by Salon due to an increase in Salon's cash and cash equivalents.

The Well LLC Results of Operations

  The following table sets forth The Well LLC's and its predecessor business' results of operations expressed as a percentage of net revenues. For purposes of the following discussion, results of operations for the predecessor business for the period January 1, 1997 through June 30, 1997 and for The Well LLC for the period July 1, 1997 through December 31, 1997 are combined.

                                          The Well LLC,
                           Predecessor     period from                 The Well LLC,
                         Business, period   July 1 to   Combined, year  year ended
                          from January 1  December 31,  ended December December 31,
                         to June 30, 1997     1997         31, 1997        1998
                         ---------------- ------------- -------------- -------------
Subscription revenues...       100%            100%          100%           100%
                               ---             ---           ---            ---
Operating expenses
  Cost of subscription
   revenues.............        44              46            46             45
  Selling and
   marketing............        19              17            18             16
  General and
   administrative.......        53              62            57             53
                               ---             ---           ---            ---
    Total operating
     expenses...........       116             125           121            114
                               ---             ---           ---            ---
Net loss................       (16)%           (25)%         (21)%          (14)%
                               ===             ===           ===            ===

Fiscal Years Ended December 31, 1998 and 1997

 Subscription Revenues

  Subscription revenues consists of conferencing service revenues derived from monthly subscription fees charged to members of The Well LLC's online community. Net revenues decreased 6% to approximately $485,000 in the year ended December 31, 1998 from approximately $518,000 in the year ended December 31, 1997. The decrease in subscription revenues is primarily attributable to a decrease in subscription fees resulting from a decrease in registered members of The Well LLC's online community.

 Cost of Subscription Revenues

  Cost of subscription revenues consists primarily of telecommunications and computer expenses. Cost of revenues decreased to approximately $218,000 or 45% of subscription revenues in the year ended December 31, 1998 from approximately $237,000 or 46% of subscription revenues in the year ended December 31, 1997. The decrease in cost of subscription revenues is primarily attributable to reduced fees from The Well LLC's server maintenance provider.

 Selling and Marketing Expenses

  Selling and marketing expenses consist of payroll and related expenses, including commissions and other costs associated with The Well LLC's advertising and promotional costs. Sales and marketing expenses decreased to approximately $78,000 or 16% of subscription revenues in the year ended December 31, 1998 from approximately $93,000 or 18% of subscription revenues in the year ended December 31, 1997. The decrease in selling and marketing expenses in the aggregate and as a percentage of subscription revenues is primarily attributable to reduced expenses for community development and promotional materials.

 General and Administrative Expenses

  General and administrative expenses consist primarily of payroll and related expenses for general corporate functions. General and administrative expenses decreased to approximately $258,000 or 53% of subscription revenues in the year ended December 31, 1998 from approximately $297,000 or 57% of subscription revenues in the year ended December 31, 1997. The decrease in general and administrative expenses in the aggregate and as a percentage of subscription revenues is primarily attributable to operating efficiencies in general corporate functions.

Selected Quarterly Results of Operations

  The following table presents Salon's results of operations for each of the last seven quarters. The quarterly information is unaudited, but management believes that the information regarding these quarters has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments have been included to present fairly the unaudited quarterly results when read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

                     Salon Quarterly Results of Operations

                          September 30, December 31, March 31, June 30,  September 30, December 31, March 31,
                              1997          1997       1998      1998        1998          1998       1999
                          ------------- ------------ --------- --------  ------------- ------------ ---------
Net revenues............     $   212       $  381     $   467  $   408      $   619      $ 1,031     $   863
                             -------       ------     -------  -------      -------      -------     -------
Production, content and
 product................         715          684         764      913        1,032        1,190       1,368
Sales and marketing.....         416          396         446      747          850          983       1,075
Research and
 development............          70           66          75       88          101          116         164
General and
 administrative.........          75           72          79       98          111          129         180
                             -------       ------     -------  -------      -------      -------     -------
  Total operating
   expenses.............       1,276        1,218       1,364    1,846        2,094        2,418       2,787
                             -------       ------     -------  -------      -------      -------     -------
Loss from operations....      (1,064)        (837)       (897)  (1,438)      (1,475)      (1,387)     (1,924)
Other income (expense),
 net....................          27           10          19       13           (9)          (2)        (11)
                             -------       ------     -------  -------      -------      -------     -------
Net loss................      (1,037)        (827)       (878)  (1,425)      (1,484)      (1,389)     (1,935)
Preferred dividend......         --           --          --       --           213           58         --
                             -------       ------     -------  -------      -------      -------     -------
Net loss attributable to
 common stockholders....     $(1,037)      $ (827)    $  (878) $(1,425)     $(1,697)     $(1,447)    $(1,935)
                             =======       ======     =======  =======      =======      =======     =======

  The increase in net revenues during the quarter ended December 31, 1998, as compared to the immediately preceding quarter ended September 30, 1998, was due to the growth of the Internet as an advertising medium and seasonal promotions related to holiday shopping and planning. In addition, the fourth calendar quarter is seasonally strong for most kinds of advertising. Net revenues for the quarter ended March 31, 1999 increased over the year-ago quarter ended March 31, 1998 and decreased as compared to the quarter ended December 31, 1998. The decrease from the immediately preceding quarter was primarily because the first calendar quarter follows the seasonally strong fourth calendar quarter holiday shopping season. In addition, Salon's sales force and sales management team were reorganized during the quarter ended March 31, 1999, as part of an effort to upgrade and expand the selling team.

  Because Salon manages its business to achieve long-term strategic objectives, it may make decisions that it believes will enhance its long-term growth and profitability, even if such decisions adversely affect quarterly earnings. Salon believes that advertising sales in traditional media, such as television, generally are lower in the first and third calendar quarters of each year, and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of Internet advertising expenditures could become more pronounced. These factors could have a material adverse affect on Salon's business, results of operations and financial condition. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year. The market price of Salon's common stock may fluctuate significantly in response to these quarter-to-quarter variations.

Liquidity and Capital Resources

  Salon has funded its capital requirements primarily through the sale of preferred stock and a mix of short-term and long-term borrowing. Cash and cash equivalents totaled approximately $754,000 at March 31, 1999, as compared to $1.9 million at March 31, 1998.

  Net cash used for operations was approximately $4.5 million in the fiscal year ended March 31, 1999, as compared to approximately $3.5 million in the fiscal year ended March 31, 1998 and approximately $1.8 million in the fiscal year ended March 31, 1997. The principal use of cash from operations was the net loss generated from operations due to the expansion of Salon's editorial, marketing, sales and production staff.

  Net cash used for investing activities totaled approximately $466,000 in the fiscal year ended March 31, 1999, as compared to approximately $382,000 for the fiscal year ended March 31, 1998 and approximately $81,000 for the fiscal year ended March 31, 1997. Net cash used for investing activities in each of these respective periods consisted primarily of purchases of certain property and equipment, including computer equipment.

  Net cash provided by financing activities was approximately $3.8 million in the fiscal year ended March 31, 1999, as compared to approximately $3.2 million in the fiscal year ended March 31, 1998 and approximately $3.3 million in the fiscal year ended March 31, 1997. The principal sources of cash provided by financing activities in each of these respective periods was the sale of shares of Salon's preferred stock, as described below. To a lesser extent, cash provided by financing activities also resulted from borrowings under Salon's line of credit in the fiscal years ended March 31, 1999 and 1998.

  In September and November 1998 and April 1999, Salon raised approximately $2.75 million, $750,000 and $11.5 million through the issuance of 3,869,844 shares of its Series C preferred stock at a price of $3.88 per share. Each share of Series C preferred stock is convertible into one share of common stock. The Series C preferred stock has anti-dilution and dividend preferences similar to Salon's Series A and Series B preferred stock, and priority as to liquidation over common stock and all other series of preferred stock. The Series C preferred stock will convert into common stock upon closing of this offering.

  In November 1997, Salon raised approximately $3.0 million through the issuance of 949,365 shares of its Series B preferred stock at a price of $3.16 per share. Each share of Series B preferred stock is convertible into one share of common stock. The Series B preferred stock has anti-dilution and dividend preferences similar to Salon's Series A and Series C preferred stock, and shares liquidation preferences with shares of Salon's Series A preferred stock. The Series B preferred stock will convert into common stock upon closing of this offering.

  In December 1995, August 1996, and February 1997 Salon raised an aggregate of approximately $5.0 million through the issuance of 2,500,000 shares of its Series A preferred stock at a price of $2.00 per share. Each share of Series A Preferred stock is convertible into one share of common stock. The Series A preferred stock has anti-dilution and dividend preferences similar to Salon's Series B and Series C preferred stock, and shares liquidation preferences with shares of Salon's Series B preferred stock. The Series A preferred stock will convert into common stock upon closing of this offering.

  In April 1998, Salon entered into a borrowing agreement with a bank which provides for revolving loans of the lesser of $250,000 plus 80% of eligible accounts receivable as defined by the bank, or $500,000. The revolving borrowing amount was increased to a maximum of $1,000,000 upon the closing of Salon's Series C financing on April 14, 1999. These borrowings bear interest at the bank's prime rate. The agreement also provides for an equipment term loan up to $300,000. Borrowings under this equipment term loan bear interest at the bank's prime rate plus 0.5%. As of March 31, 1999, Salon had drawn approximately $211,000 against the equipment loan and approximately $221,000 against the revolving borrowing amount.

  In April 1997, Salon entered into a borrowing agreement with the same bank referenced in the previous paragraph which provides for borrowing up to $500,000 for working capital and equipment advances. Borrowings bear interest at the bank's prime rate plus 0.5% and are collaterized by all assets of Salon, including intellectual property. As of March 31, 1998 and 1999, the principal balances for equipment advances outstanding under this agreement were approximately $198,000 and $99,000, bearing interest at 8.25%. Borrowings are repayable in monthly installments of principal plus accrued interest through March 31, 2000. According to the terms of the agreement, Salon is required to comply with financial covenants including net worth and working capital levels.

  Salon's capital requirements depend on numerous factors, including the success of Salon's strategies for generating revenues and the amount of resources it devotes to investments in its network, sales, marketing and brand promotion. Salon's expenditures have substantially increased since inception as its operations and staff have grown and Salon anticipates that its expenditures will continue to increase substantially for the foreseeable future. In addition, Salon will continue to evaluate possible investments in businesses, products and technologies complementary to its existing business.

  Salon currently anticipates that its available cash resources, combined with the net proceeds of this offering, will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the 12 months following the date of this prospectus. Salon may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services, to respond to competitive pressures or to acquire complementary businesses, products or technologies. If Salon raises additional funds by selling equity securities, the percentage ownership of Salon's stockholders will be reduced and its stockholders may experience additional dilution. Salon cannot be sure that additional financing will be available on terms favorable to Salon, or at all. If adequate funds are not available on acceptable terms, Salon's ability to fund expansion, react to competitive pressures, or take advantage of unanticipated opportunities would be substantially limited. If this occurred, Salon's business would be significantly harmed.

Year 2000 Readiness

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with these year 2000 requirements or risk system failure or miscalculations that could cause disruptions of normal business activities.

 State of Readiness

  Salon has made a preliminary assessment of the year 2000 readiness of its operating financial and administrative systems, including the hardware and software that support Salon's systems. Salon's assessment plan consists of:

  . quality assurance testing of its internally developed proprietary software;

  . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of Salon's services to its users;

  . contacting vendors of third-party systems;

  . assessing repair or replacement requirements;

  . implementing repair or replacement; and

  . creating contingency plans in the event of year 2000 failures.

  Salon's year 2000 task force is currently conducting an inventory of and developing testing procedures for all software and other systems that it believes might be affected by year 2000 issues. Since third parties developed and currently support many of the systems that Salon uses, a significant part of this effort will be to ensure that these third-party systems are year 2000 ready. Salon plans to confirm this compliance through a combination of the representation by these third parties of their products' year 2000 readiness, as well as specific testing of these systems. Salon plans to complete this process prior to the end of the third calendar quarter of 1999. Until such testing is completed and such vendors and providers are contacted, Salon will not be able to completely evaluate whether its systems will need to be revised or replaced.

 Costs

  To date, Salon has spent an immaterial amount on year 2000 readiness issues, but expects to incur an additional $350,000 to $500,000 in the future in connection with identifying, evaluating and addressing year 2000 readiness issues. Most of Salon's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and year 2000 readiness matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on Salon's business, results of operations and financial condition.

 Risks

  Salon is not currently aware of any year 2000 readiness problems relating to its internally-developed proprietary systems that would have a material adverse effect on Salon's business. Salon may discover year 2000 readiness problems in these systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into Salon's material systems may need to be revised or replaced, all of which could be time-consuming and expensive. The failure of Salon to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of users, advertisers or sponsors and other business interruptions, any of which could have a material adverse effect on Salon's business, results of operations and financial condition. Moreover, the failure to adequately address year 2000 readiness issues in its internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

  Salon is heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant year 2000-related disruption of the services or equipment that third-party vendors provide to Salon could cause Salon's users, advertisers or sponsors to consider seeking alternate content providers or cause an unmanageable burden on its technical support, which in turn could materially and adversely affect Salon's business.

  In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of Salon's control may not be year 2000 ready. The failure by such entities to be year 2000 ready could result in a systemic failure beyond the control of Salon, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent Salon from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on Salon's business.

 Contingency Plan

  As discussed above, Salon is engaged in an ongoing year 2000 assessment and has not yet developed any contingency plans. The results of Salon's year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans Salon adopts.

Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure About Segments of an Enterprise and Required Information, which established standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic area and major customers. The adoption of SFAS No. 131 in fiscal 1999 did not have an impact on Salon's financial statement disclosures since Salon operates in only one business segment.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. Salon does not expect the adoption of this standard to have a material impact on Salon's results of operations, financial position or cash flows.

  In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-up Activities. SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As Salon has historically expensed these costs, the adoption of SOP 98-5 is not expected to have a significant impact on Salon's results of operations, financial position or cash flows.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, which are collectively referred to as derivatives, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters for fiscal years beginning after June 15, 1999. Salon is assessing the potential impact of this pronouncement on its financial statements; however, Salon does not expect any significant impact since Salon currently does not have any derivative instruments and does not anticipate acquiring any.

                                    BUSINESS

Overview

  Salon.com is a leading Internet media company that produces a network of ten subject-specific, demographically-targeted Web sites and a variety of online communities. Salon believes that its network of Web sites combines the thoughtfulness of print, the timeliness of television and the interactivity of talk radio. Salon's ten content sites provide news, features, interviews and regular columnists on specific topics, from arts and entertainment to parenting and health. The main entry and navigation point to Salon's various content sites is Salon's home page at www.salon.com. Salon's online communities allow users to interact and discuss Salon content and other topics via electronic messaging. Salon's online communities include Table Talk, a free interactive forum, and The Well, a paid subscription community. Because of Salon's reputation for community building, Salon also has agreed with third parties to host communities within its network. Salon's users can access Table Talk or The Well through www.salon.com or through Salon's ten content Web sites.

  Salon believes that its original, award-winning content and highly regarded interactive communities allow Salon to attract and retain users who are younger, more affluent, better educated and more likely to make online purchases than typical Internet users. Salon believes its user profile makes its network of Web sites and online communities a valuable media property for advertisers and retailers who are increasingly allocating marketing resources to target consumers online.

  In April 1999, approximately 1.2 million unique users visited Salon's network of Web sites, generating about 16.1 million page views, compared to approximately 542,000 unique users and 7.6 million page views in April 1998. A unique user is an individual visitor to Salon's network. Page views are the total number of complete pages retrieved and viewed by visitors to Salon's network. Salon calculates its unique user and page view figures internally by analyzing the log files that record traffic to Salon's network of Web sites. Unique users are calculated by identifying the individual Internet protocol address of each domestic and international user who visits the Salon network. Page views are calculated by counting actual page views as recorded in Salon's log files. Since December 1998, these calculations have been performed automatically through the use of Accrue software. Prior to that time, the log files were manually downloaded and analyzed.

  Through April 30, 1999, approximately 166,000 users had registered for Salon's interactive communities, compared to approximately 146,000 registered users as of April 30, 1998. Through April 30, 1999, approximately 104,000 users had registered for Salon's Table Talk forum, compared to approximately
86,000 registered users as of April 30, 1998. Through April 30, 1999, approximately 62,000 users had registered for The Well, compared to approximately 60,000 registered users as of April 30, 1998.

  Through April 30, 1999, Salon had approximately 190 advertisers and advertising sponsors. Salon has also recently begun to extend its electronic commerce efforts throughout its network and to develop electronic commerce sponsorships and its own online retailing capabilities through Salon Shopping. Salon believes that the online spending habits of its users present opportunities for Salon to capture additional revenues, both within Salon Shopping and on the Web pages of its commercial partners.

Industry Background

  The following discussion of Salon's industry contains market projections prepared by various research firms. These market projections may not be achieved.

 Growth in Internet Usage

  The Internet is fast becoming one of the most important mediums for global communication and business, allowing millions of people to gather and transfer information instantly. International Data Corporation, a market research firm, predicts that worldwide Internet use will grow to 319.8 million users in 2002 from

68.7 million users in 1997, representing 366% growth over this period. The growth in Internet users is driven by numerous factors, including:

  . increased public awareness of the Internet;

  . the growing base of personal computers and improved Internet access;

  . increased quantity and quality of Web content; and

  . growing selection and acceptance of electronic commerce.

  The Internet provides a unique opportunity for content providers to reach a broad base of readers on a real-time basis with a diverse body of information. Unlike traditional media, the Internet permits dissemination of content without geographic limits, print production costs or broadcast capacity constraints.

 Growth in Online Advertising

  The Internet is an attractive medium for advertisers because it allows more flexibility, interactivity and measurement capabilities than traditional media, including print, television and radio, and provides users with immediate access to information about advertisers and their products. For example, the Internet allows advertisers to change messages frequently in response to market developments or current events. The Internet also allows advertisers to gather demographic information about users and to deliver targeted messages to specific consumer groups. According to Jupiter Communications, an independent industry research firm, total Internet advertising revenues grew from $300 million in 1996 to $1.9 billion in 1998. Jupiter Communications projects total Internet advertising revenues will grow to $7.7 billion in 2002, representing an average annual growth rate of 45% from 1998 to 2002.



                 [GRAPH OF TOTAL INTERNET ADVERTISING REVENUES]
                                                  Source: Jupiter Communications

  According to International Data Corporation, of the $187 billion spent on advertising in 1997, 0.3% was spent on Internet media. In 1998, 0.8% of all dollars spent on advertising were spent on Internet media. Salon believes that the potential to shift advertising spending away from traditional media to the Internet presents a significant growth opportunity for Internet advertising.

 Growth in Electronic Commerce

  The growing popularity of the Internet represents a substantial opportunity for companies to take advantage of the potential for conducting commercial transactions online, or "electronic commerce." IDC estimates that commerce over the Internet will increase from over $12 billion worldwide at the end of 1997 to approximately $425 billion worldwide by the end of 2002. Jupiter Communications predicts that by 2002, 44% of Internet users will make purchases online, as compared to the 22% who did so in 1998. While electronic commerce is expected to have broad application, industry experts believe that the most significant growth in electronic commerce activity will be in the markets for computer products, travel, entertainment, apparel, financial services and information services.

The Need for Compelling Internet Destinations

  As Internet companies compete to attract and retain users, unique content has become increasingly valuable. Salon believes compelling, original content produced by talented editorial staff is a principal feature that distinguishes Web sites from each other.

  Web sites built around focused, proprietary content provide advertisers with targeted channels for reaching their desired market. To date, online advertisers and retailers have spent most of their marketing budgets on Web sites with the highest traffic volume, including "portals," which bring together and organize a wide variety of content, and "search engines," which allow users to search for specific information. As Internet advertising and electronic commerce mature, however, Salon believes online advertisers and retailers will increasingly spend their marketing dollars on more focused Web sites to reach specific demographic groups, as has occurred in traditional advertising media.

  According to a 1998 study by Forrester Research, a market research firm, a major shift in online advertising spending will occur as advertisers move media campaigns from generalized portals toward more narrowly targeted Web sites. Targeted sites provide content on designated topics, and therefore attract users looking for subject-specific information. Because targeted sites are usually the direct source of information the user wants, rather than simply a gateway to other collections of information like a portal or search engine, these sites are frequently referred to as "destination sites." Forrester estimates that portals currently receive 59% of all Internet advertising dollars while only accounting for 15% of Web traffic. However, Forrester predicts that by 2002, destination sites will attract 70% of online advertising dollars. Destination sites are attractive to advertisers and retailers because these sites allow more seamless integration of marketing campaigns and product sales with related content, and more effectively target the advertisers' and retailers' most likely customers. In addition, destination sites tend to have longer use periods, or "stickiness," further enhancing marketing and retailing opportunities.

  To address the perceived lack of compelling content available through portals, a number of skillfully produced destination sites have been developed to target specific demographic groups. Examples of such sites include technology-oriented sites such as C/Net and ZDNet, financial news sites including MarketWatch.com and TheStreet.com, sports-related sites such as Sportsline.com and ESPN.com and women-oriented sites including iVillage and Women.com.

  While Internet destinations like these provide advertisers and retailers with targeted marketing opportunities, they also lack the varied appeal necessary to facilitate broad-based marketing campaigns. Salon believes that the best opportunity for matching users' needs with those of advertisers and retailers on the Internet is to develop a network of destination sites that combines the quality and depth of subject-specific destination sites with the broad reach of portals and search engines. Salon believes its network of ten subject-specific Web sites and communities offers advertisers and retailers these benefits.

Salon's Strategy: To Build a Network of Premier Destination Sites

  Salon's strategy is to build a network of leading destination sites with compelling content and engaging interactive communities that will attract demographically valuable users, premier Internet advertisers and electronic commerce partners. To establish itself as a leading Internet network, Salon is pursuing the following goals:

 Broaden Revenue Base in Advertising and Electronic Commerce

  Through April 30, 1999, Salon had derived revenues from a customer base of approximately 190 online advertisers. Salon believes it can substantially increase its advertiser base by targeting the more than 4,000 companies that currently advertise online. Salon intends to increase its revenue from advertising and electronic commerce through new editorial, marketing and technological initiatives.

  Salon has and intends to continue to develop content-driven, long-term advertising sponsorships with leading corporate clients. These sponsorships go beyond simple banner advertising to focus on the advertiser's broader marketing objectives including branding or product introduction. Salon's sponsorships also occasionally involve offline marketing events in addition to advertising on the Salon network. Salon believes that forming these types of arrangements forges more valuable relationships between Salon and its advertisers.

  To increase its electronic commerce revenues, Salon has developed strategic arrangements with sponsors including Visa International, barnesandnoble.com, Microsoft Expedia, drkoop.com and 911gifts.com. Salon will continue to pursue electronic commerce sponsorships with premier online retailers to expand the breadth of its electronic commerce offerings. Salon has created a marketplace designed to sell Salon-branded products as well as high-quality third-party products through Salon Shopping.

 Expand Content and Communities

  With the recent launch of its Web sites Salon Health & Body and Salon People, Salon has expanded its network to ten subject-specific Web sites. Salon believes that by regularly introducing new editorial categories it will continue to draw and retain new users and advertisers. In addition, Salon recently changed its publishing cycle. Instead of publishing new items only once each day, Salon now posts headline stories, features, columns, reviews and news updates throughout the day on all ten of its Web sites. This dynamic publishing strategy is designed to attract a more consistent flow of users during the daily news cycle, and to significantly increase traffic to Salon's network of sites.

  Salon has recently expanded its online community offerings through its acquisition of The Well, a paid membership community. Salon intends to further its focus on developing online communities by aggregating its community offerings under a primary gateway URL. This new structure will consist of The Well along with Table Talk, Salon's existing free interactive forum. Salon also intends to use its expertise in developing interactive communities to custom-build forums for corporate, professional and educational clients.

 Expand Salon's Distribution Partnerships

  Building on its strength as a premier Internet content producer, Salon has established distribution relationships with major portals including America Online, Lycos, Go.com, AltaVista, @Home and Snap! These arrangements typically place Salon's logo and content on the distribution partner's site, and provide links back to Salon's network. Salon also has distribution arrangements with other major content sites and distributors, including CNN.com and Reuters. Online and print versions of leading technology publications including Wired Digital and the Industry Standard also link or refer to Salon content. In order to further broaden awareness of the Salon brand and drive more users to Salon's network, Salon continues to pursue distribution arrangements with additional portals and other leading Internet destination sites.

 Grow Salon's Brand Recognition Through Advertising and Syndication

  Salon believes that the further establishment of the Salon brand is critical to drawing more users to its network. Salon believes it has derived considerable publicity through its award-winning content and can significantly grow its brand awareness through increased advertising and syndication.

  To date, Salon has made limited investments in advertising to promote the Salon brand. In April 1999, Salon launched its first national marketing campaign to increase its brand awareness within key consumer groups and urban markets. Salon's efforts will include online, radio and print advertising introducing the slogan "Salon. . . Makes You Think." Salon believes this campaign will capitalize on its appeal to high-value users.

  Salon currently licenses its content to magazines around the world through Salon's own syndication efforts and to daily newspapers through United Features Syndicate. In addition, Salon has arranged for the publication of two books derived from Salon's original content: Mothers Who Think: Tales of Real-Life Parenthood, published in April 1999, and The Salon Readers Guide to Contemporary Literature, expected to be published in 2000. Salon believes that continued exposure through these and other traditional media outlets will be crucial to increasing awareness of the Salon brand.

 Enhance Salon Technology to Improve Production, User Experience, Advertising Delivery and Circulation Analysis

  Salon has begun to substantially invest in personnel and software development tools to create a state-of-the-art online publishing system. This system is designed to optimize the Salon network's user experience and advertising performance. Salon believes its new custom-built, Linux-based platform will give Salon the ability to store Salon's content in a database and automatically assemble pages. This system facilitates easier navigation of Salon's Web sites as well as printing, bookmarking and e-mailing of Salon content for users. Salon's technological upgrade also includes new circulation management software to improve user traffic analysis and reporting as well as an enhanced advertising delivery system.

The Salon Network

  Salon's network consists of ten subject-specific destination sites as well as free and subscription-based interactive communities. The main gateway to these Web sites and communities is the Salon home page at www.salon.com.

 Destination Sites

  Salon's subject-specific Web sites provide a continuously updated array of news, features, interviews and regular columnists.

News Salon News provides headline stories, investigative features and commentary on daily events. Salon's news operation distinguished itself in 1998 by breaking national news stories on the independent counsel's investigation of President Clinton and the resulting impeachment proceedings. Salon is investing further in its news-gathering operations by opening a Washington news bureau and adding experienced political reporters to its staff.

Technology           Salon Technology posts news stories, exclusive features
                     and commentary on the business and culture of the digital world. Salon believes its technology site offers users an understandable perspective on major trends, including the Linux "open source" movement, the MP3 format for digital music and Microsoft's antitrust case. Salon believes that its technology coverage goes beyond the headlines and "trade talk" content of other technology Web sites, and is an important reason that popular sites like C/Net link to Salon content on a regular basis.

Arts &               Salon Arts & Entertainment publishes up-to-the-minute
Entertainment        coverage of movies, television and music. Salon's staff
                     of entertainment critics and reporters is based in Salon's New York office, and was assembled from established publications including The New Yorker, Vanity
                     Fair and the Boston Phoenix. Salon believes its coverage of popular culture is more insightful and edgy than that of other online and traditional media.

Mothers Who          Salon Mothers Who Think is a critically acclaimed
Think                parenting site that features the work of well-known
                     writers including Anne Lamott, Jayne Anne Phillips,
                     Bobbie Ann Mason, Julia Alvarez, Katie Roiphe and Sallie
                     Tisdale. Salon Mothers Who Think publishes essays and reporting with an honest, unsentimental view of family life and related social issues. An anthology of Salon
                     Mothers Who Think stories was published in April 1999 by Random House/Villard.

Health & Body        Salon Health & Body features reporting, commentary and
                     headline news on the healthcare industry, biomedical research, alternative medicine, sexual health, nutrition and fitness. In addition, Salon Health & Body users can access a database of health information, as well as buy pharmaceutical products online through Salon's partnership with drkoop.com, the health services Web site developed by the former U.S. Surgeon General.

Books Salon Books publishes daily reviews of fiction and non-fiction titles as well as author interviews and exclusive news coverage of the publishing industry. Salon believes its presence in the book industry is highlighted and reinforced each year by the Salon Book Awards, an online and offline event recognizing Salon editors' choices for the ten best books of the year. Salon Books is sponsored by barnesandnoble.com, Salon's electronic commerce partner for book retailing.

Media Salon Media covers the broadcast, print and electronic press in a critical and irreverent manner. The site features the work of three columnists who offer scoops as well as timely analysis on the media industry.

Travel Salon Travel is an award-winning site known for its literary quality, featuring well-known writers including Paul Theroux, Peter Mayle, Isabel Allende and Jan Morris. Salon Travel also offers service features including a traveler's advice column, a readers' tips department and a flight attendant's diary. In addition, the site provides users the opportunity to buy airline tickets and hotel accommodations through Salon's electronic commerce partnership with Microsoft Expedia.

People Salon People focuses on the world of celebrities, covering notable figures in entertainment, politics, business, technology and other fields that compel public interest. Salon People includes a weekly profile series, Brilliant Careers, sponsored by Lexus, as well as a daily column of celebrity "dish," obituaries and interviews.

Comics Salon Comics serves as a showcase for regular Salon cartoonists including Tom Tomorrow and Ruben Bolling, as well as Bob Callahan and Spain Rodriguez's original comic serial, "Dark Hotel."

 Online Communities

  Salon's online communities allow users to discuss Salon content, as well as to interact with other users and Salon's editorial staff. Salon's network of communities is accessible through www.salon.com and Salon's ten subject-specific sites. Salon believes that well-developed online communities help foster user loyalty and stickiness, qualities valued by Internet advertisers and online retailers, because users can contribute to and be actively involved in the discussion that makes up the communities' content, and can interact with people with similar interests. In April 1999, the average Salon user visited Salon's network 23 times per month, for an average of 23 minutes per visit, or a total of approximately 8.8 hours. In July 1998, the average Salon user visited Salon's network 23 times per month for an average of 22 minutes per visit, or a total of approximately 8.4 hours. From May 1998 to May 1999, Salon's online communities, including Table Talk and The Well, received approximately 2.9 million posted messages from users.

  Table Talk

  Salon's Table Talk is a free interactive community where Salon users can share their opinions on a wide variety of topics with Salon editors and with each other. Salon also frequently arranges for featured guests, including well-known commentators and writers, to join Table Talk discussions. Salon's Table Talk is one of the most popular communities on the Web, according to a survey conducted in May 1998 by Forum One, an Internet community measurement service, which ranked online discussion groups by their number of postings. Through April 30, 1999, approximately 104,000 users had registered for Table Talk and there were more than 4,400 different ongoing Table Talk discussions on a wide range of subjects.

  The Well

  The Well, a community which Salon acquired in March 1999, has been operating since 1985 and is one of the most established Internet community brands, with approximately 62,000 users having registered through April 30, 1999. In contrast to Table Talk, The Well is a paid subscription community that provides Salon with direct revenues from its users. Active members of The Well pay a fee of $10 to $15 per month to participate in private discussion groups. Since May 1997, The Well has experienced less than 5% turnover in its membership. Salon intends to build on The Well's established reputation as a premier interactive community and promote The Well on Salon's network to its established user base as a forum for highly focused and engaged discussion.

  Community Partnerships

  Salon's reputation for building online communities creates opportunities to establish communities for other content providers. Recently, Salon entered into agreements to establish communities for National Public Radio and Go.com. No revenues have been derived to date from establishing community partnerships. However, Salon believes that building third-party communities provides it with attractive cross-marketing opportunities. It also gives Salon the opportunity to derive additional advertising, sponsorship and electronic commerce transaction revenues by providing user-driven forums outside of Salon's natural user base. Salon intends to develop additional community partnerships to establish Salon as the preferred destination for compelling online discussions.

Distribution Agreements

  Salon has entered into a number of distribution agreements to generate traffic and to promote the Salon brand name. Many of these agreements are "content-for-carriage," in which Salon provides its proprietary content to a distribution partner and receives prominent placement of its logo and content on the distribution partner's site, as well as links back to Salon's network.

  Salon has entered into distribution and content relationships with many of the major portal and content aggregation sites on the Web, including:

      . America Online               . TheStreet.com                . EchoStar
      . AltaVista                    . CNN.com                      . PointCast
      . Lycos                        . @Home                        . WebTV
      . Go.com                       . C/Net                        . Snap!
      . Netscape                     . Rocket eBook                 . Reuters

  In August 1998, Salon entered into a two-year interactive services agreement with America Online. Under the agreement, Salon has an anchor tenancy position on the AOL service, including a dedicated Salon home page. Salon pays AOL a carriage fee and AOL guarantees Salon a minimum number of impressions per year.

  In September 1998, Salon entered into a three-year content distribution arrangement with One Zero Media Inc. Under the agreement, Salon receives top-level positioning within AltaVista's entertainment channel, and is guaranteed a minimum number of click-throughs from the AltaVista service. Salon pays One Zero Media a carriage fee, consisting of a combination of cash and barter advertising.

  In March 1999, Salon entered into a one-year content distribution agreement with Lycos. Under the agreement, Salon content is co-branded and marketed throughout the Lycos site. The resulting traffic is directed to Salon's servers. Salon receives a percentage of advertising revenue generated on these co-branded pages and numerous links from top level pages on Lycos' site to Salon's network.

  In November 1998, Salon entered into a one-year content distribution arrangement with Go.com. Under the agreement, Salon became the anchor tenant of Go.com's books area, providing book-oriented content that appears on co-branded pages on the Go.com site. In addition, Salon arranges for and moderates guest "chats" in the co-branded area. Salon receives a percentage of advertising revenue generated on these co-branded pages and numerous links from top level pages on Go.com to Salon's network.

  In April 1998, Salon entered into a one-year agreement with Netscape. Under the agreement, Salon receives prominent placement in Netscape's In-Box Direct program. Netscape users can subscribe to an e-mail version of Salon featuring links to Salon's network. In March 1999, Salon extended its relationship with Netscape to provide headlines to Netscape's My Netscape area. In exchange, Salon receives links back to Salon's network.

  In March 1999, Salon entered into a one-year agreement with TheStreet.com. Under the agreement, Salon receives TheStreet.com content and presents it in Salon News. Salon receives a percentage of advertising revenue generated on these co-branded pages.

  In October 1998, Salon entered into a month-to-month agreement with CNN Interactive. Under the agreement, Salon Books content is co-branded on CNN.com's books area. Salon also receives links back to Salon's network.

  In December 1996, Salon entered into an agreement with @Home under which Salon content and headlines appear on the @Home service, and Salon receives links back to Salon's network.

  In February 1999, Salon entered into a three-month, renewable agreement with C/Net. Under this agreement, links to two Salon Technology stories per week are presented on C/Net's News.com site, and Salon links to one News.com story per day.

  In December 1998, Salon entered into a two-year agreement with NuvoMedia's Rocket eBook. Under the agreement, Salon content is distributed to users of the Rocket eBook service via a Web site operated by Rocket eBook. Salon receives prominent branding on the NuvoMedia Web site and has the right to sell Rocket eBooks from Salon's network. Salon will receive a percentage of sales of Rocket eBooks sold on Salon's network.

  In January 1999, Salon entered into a three-year data broadcasting agreement with EchoStar. Under the agreement, Salon content, including multimedia components, will be distributed via satellite as a paid "interactive channel" available to EchoStar's 1.7 million subscribers through PCs and televisions. Salon receives a share of the subscription revenue generated by the paid interactive channel.

  In July 1997, Salon entered into a agreement with PointCast under which Salon content is "pushed" to PointCast users via headlines provided by Salon to PointCast on a daily basis.

  In June 1997, Salon entered into a month-to-month agreement with WebTV, under which Salon content is distributed on WebTV's entertainment channel.

  In July 1997, Salon entered into a month-to-month agreement with Snap!, under which Salon provides headlines which are featured on Snap!'s Web site, in exchange for links back to Salon's network.

  In April 1999, Salon entered into an two-year agreement with Reuters, under which Salon provides technology-related content to Reuters' new digital news service in exchange for links back to Salon's network.

Revenue Sources

  Salon has derived a significant amount of its revenues to date from Internet advertising and sponsorships from electronic commerce partners and advertisers. For the fiscal year ended March 31, 1998, advertising and sponsorship revenues accounted for 99% of Salon's net revenues, and barter revenues accounted for 7% of Salon's net revenues. For the fiscal year ended March 31, 1999, advertising and sponsorship revenues accounted for 94% of Salon's net revenues, and barter revenues accounted for 16% of Salon's net revenues.

 Advertising Sponsorships and Banner Advertising

  Salon has adopted a strategy of selling long-term advertising sponsorships in addition to short-term banner advertising. Salon's sponsorship arrangements differ from traditional banner advertising in that they are designed to achieve broad marketing objectives including brand awareness, product introduction and occasional editorial content integration. Salon's sponsors often place their advertising adjacent to related editorial content to enhance their marketing campaigns. Salon's sponsorship arrangements generally have longer terms than typical banner advertising placements and provide for value-added components. Salon also offers exclusive category opportunities to sponsors, including Lexus' sponsorship of Salon's Brilliant Careers editorial series.

  Salon has a large and growing base of advertisers and consistently sells a high percentage of its advertising space. Due to the high-value demographics of its users, Salon believes that it is able to attract premier Internet advertisers willing to pay higher CPM's, or cost per thousand impressions, than are paid to other Internet destinations. Salon's average CPM of $23 per contract is approximately 53% higher than most portals, for which Jupiter Communications estimates a CPM average of $15.

  According to a user survey conducted by Cyber Dialogue, an independent research firm, the Salon user base includes the following valuable demographics:

  . 90% are between the ages of 18 and 49;

  . 44% earn $60,000 or more per year;

  . 32% earn $75,000 or more per year;

  . 19% earn $100,000 or more per year;

  . 98% have earned a college degree, or are pursuing one;

  . 43% have earned a post-graduate degree, or are pursuing one;

  . 69% have professional, managerial or technical positions; and

  . At least 77% have conducted electronic commerce transactions.

  Additionally, the Cyber Dialogue survey also found that Salon users spend an average of 23 minutes on Salon's network each time they visit.

  For the fiscal year ended March 31, 1998, IBM accounted for approximately 16% of Salon's revenues and Borders accounted for approximately 37% of Salon's revenues. For the fiscal year ended March 31, 1999,

Borders accounted for approximately 13% of Salon's revenues. Some of Salon's premier advertisers and sponsors include:

   . Mercedes-Benz         . Visa International    . Starbucks             . Apple
   . Lexus                 . Discover Brokerage    . Macy's                . IBM
   . Ford                  . Ameritrade            . PolyGram              . Intel
   . Budget Rent-a-Car     . AT&T                  . JCPenney's            . Microsoft

  In April 1999, Salon significantly revised the design of its network of Web sites to increase advertising space per page, including new space for network-wide and content-specific sponsorships. Salon believes the increased advertising inventory provided by the redesign of its network will enable it to deliver significantly more advertising impressions and revenue opportunities in the future.

 Electronic Commerce Sponsorships and Transactions

  Salon believes that the buying patterns of its user base make its network of Web sites uniquely suited to online retailing. According to Cyber Dialogue, at least 77% of Salon's users have made purchases over the Internet, compared to an industry average of 22% in 1998, as estimated by Jupiter Communications.

  Salon's strategy for capturing electronic commerce revenues is to enter into sponsorships with premium online retailers. Sponsorship fees are paid to Salon by a particular retailer for a measure of exclusivity in the retailer's industry segment.

  In April 1999, Salon entered into a one-year agreement with 911gifts.com, under which 911gifts.com was granted the right to become the exclusive third-party gift product retailer for Salon. The agreement requires Salon to provide a guaranteed number of impressions and links to 911gifts.com. In addition to sponsorship fees, Salon receives a percentage of net profits from the sale of gift products through a co-branded storefront on Salon's site, and a percentage of advertising revenue on co-branded pages.

  In March 1999, Salon entered into a three-year agreement with drkoop.com. Under the agreement, Salon Health & Body content is presented in a co-branded fashion on both Salon's and drkoop.com's sites. Salon receives a percentage of net sales of pharmaceutical products through a co-branded storefront on Salon's site, and a percentage of advertising revenues from the co-branded pages on Salon's site. Salon guarantees a minimum number of impressions over the term of the agreement.

  In November 1998, Salon entered into a two-year agreement with barnesandnoble.com under which barnesandnoble.com was granted the right to become the exclusive book retailer for Salon. The agreement requires Salon to provide a guaranteed number of impressions and links to the barnesandnoble.com site. In addition to sponsorship fees, barnesandnoble.com has agreed to provide Salon with a percentage of all purchases made through Salon beyond a minimum amount of purchases.

  In October 1998, Salon entered into a six-month agreement with online travel service Microsoft Expedia, under which Expedia was granted the right to become the exclusive Internet travel agency for Salon. The agreement requires Salon to provide a guaranteed number of transfers to Expedia and the establishment of accounts. In addition to sponsorship fees, Expedia has agreed to pay Salon a royalty for each Expedia account opened through Salon and a fee for airline tickets purchased by Salon users.

  Salon intends to continue to develop similar electronic commerce partnerships with retailers that provide goods and services tied closely to specific areas of its content. Salon's architectural design provides each of its destination sites with opportunities for electronic commerce tie-ins.

  In addition to electronic commerce sponsorships, Salon has established its own online store, Salon Shopping. Salon Shopping offers an expanding range of upscale Salon-branded and third party products, as well as goods offered by its retailing partners. As Salon expands its relationships with online retailing sponsors, it expects Salon Shopping to provide a destination where Salon users can benefit from the range of commerce opportunities available throughout the Salon network.

 Syndication and Licensing

  Since its inception, Salon has syndicated and licensed its content to media companies worldwide for publication on Web sites, and in newspapers and magazines. In addition to revenues, syndication and licensing provide Salon with valuable exposure for the Salon brand and additional traffic to Salon's network. These arrangements also require prominent placement of Salon's logo and primary Internet address in reproductions of its content.

  Since 1997, Salon has maintained a worldwide agreement with United Features Syndicate to distribute Salon content to newspapers, both in print and on the Internet. As of April 30, 1999, Salon content had been syndicated in 72 newspapers. Salon also directly licenses and syndicates to publications not associated with United Features Syndicate. Salon has generated syndication revenues from more than 56 domestic and international magazines and other reprint vehicles.

  In addition to its syndication efforts, Salon has entered into agreements with publishers to produce two books created by Salon's editors. Mothers Who
Think: Tales of Real-Life Parenting was published by Random House/Villard in April 1999 and The Salon Readers Guide to Contemporary Literature is to be published by Viking/Penguin in 2000. In addition to creating additional revenues from previously produced content, Salon believes that such arrangements are tremendously valuable in promoting the Salon brand beyond its traditional user base.

 Subscription Services

  Salon derives revenue from two paid subscription services: The Well and Salon Members. The Well, a paid subscription online community, was acquired by Salon in March 1999. Through April 30, 1999, approximately 62,000 users had registered for The Well. The Well generated approximately $485,000 in revenues in its fiscal year ended December 31, 1998. Salon intends to generate additional subscription revenues from The Well by promoting the community on Salon's network as a forum for highly focused and engaging discussions.

  Salon has also established Salon Members, an annual membership program, to provide specific products and services to its user base. Salon Members receive discounts on purchases from Salon Shopping, Salon's online store, access to the Members Lounge, a live chat session, free e-mail and Salon merchandise. Through April 30, 1999, 1,100 users had enrolled in the Salon Members program.

Sales and Marketing

 Sales

  In order to reach a broad range of potential sponsors, advertisers and electronic commerce partners, Salon has built its own direct sales organization of 13 employees located in San Francisco, New York City, Chicago and Los Angeles. Salon believes its direct sales approach allows it to form stronger relationships with its advertisers and sponsors. The sales force consists of regional sales managers, account executives, sales planners and sales operations staff, under a senior vice president of sales. Salon's sales organization consults regularly with advertisers, sponsors and their agencies on design and placement of advertisements and the production and management of sponsorship campaigns. Salon hires and continues to seek out sales force representatives with experience in selling advertising in a variety of media. Salon intends to continue to expand its sales force to establish additional advertising and sponsorship arrangements.

  The majority of Salon's banner advertising and advertising sponsorship sales are conducted through media buying divisions of advertising agencies. These agencies determine whether to recommend advertising on

Salon's network. In some instances, Salon may conduct its sales activities directly with banner advertisers and advertising sponsors. The time between the date of initial contact with a potential banner advertiser or advertising sponsor and receipt of a purchase order from the advertiser may range from as little as one week to up to nine months.

  Salon's electronic commerce sponsorships are sold as joint projects by Salon's sales, business development and electronic commerce staff. These agreements are typically negotiated directly with the electronic commerce sponsor, and have a similar sales cycle to advertising sponsorships. Salon's sales staff works closely with electronic commerce sponsors to integrate advertising, branding and buying opportunities throughout the Salon network.

 Marketing

  Over the last three years, Salon's visibility has increased through extensive publicity. Salon and its staff have been featured on some of the nation's leading media outlets and programs, including:

   .  ABC                   . The Wall Street Journal     . Meet the Press
   .  MSNBC                 . The Washington Post         . Good Morning America
   .  CNBC                  . The New York Times          . Politically Incorrect
   .  NPR                   . Time                        . Morning Edition
   .  CNNfn                 . Newsweek                    . Crossfire

  Salon also uses event marketing to build awareness among influential opinion leaders in the publishing, advertising and entertainment industry. In January 1999, Salon sponsored the Third Annual Salon Book Awards, celebrating top books selected by Salon editors. For its new Brilliant Careers editorial series, Salon will host, with advertising sponsor Lexus, an event honoring successful individuals from different fields including science, technology, arts and culture.

  Salon has increased its investment in building brand awareness on and off the Internet and currently has five employees dedicated to marketing. Salon intends to utilize online advertising, traditional print, radio and television advertising as well as local and national events to communicate its marketing message and has engaged an advertising firm to assist in this effort. As part of its efforts to increase awareness for the Salon brand and drive additional users to its network, Salon has developed a significant media plan for the promotion of the Salon brand. This media effort will include online, radio and print advertising introducing the slogan "Salon . . . Makes You Think."

Competition

  The market for Internet content is relatively new, rapidly changing and intensely competitive. Traditional media companies, such as television broadcasters, magazine publishers and radio stations, are constantly refining their content and strategies to increase their audiences and advertising and sponsorship revenues. Additionally, the number of Web sites competing for the attention and spending of users, advertisers and sponsors has increased, and Salon expects it to continue to increase, particularly because there are so few barriers to entry on the Internet. Salon competes for users, advertisers and sponsors with the following types of companies:

  . portals, including Excite, Infoseek, Lycos, Yahoo! and Netscape, which are increasingly trying to deepen their sites with content as a way of encouraging user stickiness;

  . mass consumer online services including America Online and the Microsoft
    Network and online services focused on news, politics, technology, parenting, health and pop culture including CNN.com, MSNBC.com, Slate, iVillage, Women.com, Feed, Nerve, Thrive, Entertainment Weekly Online, TimeDigital, C/Net and ZDNet;

  . community sites including Cafe Utne, Tripod, Talk City and GeoCities;

  . electronic commerce services including Amazon.com, Epicurious Travel and Sharper Image; and

  . traditional print and broadcast media outlets and programs targeted at high-value audiences, including the New York Times, The Washington Post, Vanity Fair, Time, Newsweek, Entertainment Weekly, the New Yorker, Dateline, Politically Incorrect, Entertainment Tonight and Biography.

  Increased competition could result in advertising or sponsorship price reductions, reduced margins or loss of market share, any of which could harm Salon's business. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of Salon's present and potential competitors are likely to enjoy substantial competitive advantages, including the following:

  . larger numbers of users;

  . larger numbers of advertisers;

  . greater brand recognition;

  . more fully-developed electronic commerce opportunities;

  . larger technical, production and editorial staffs; and

  . substantially greater financial, marketing, technical and other resources.

  If Salon does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, its business could be adversely affected.

Infrastructure and Operations

  Salon has developed a flexible publishing structure that enables it to develop compelling and original content while responding quickly to news events and taking advantage of the ease of distribution provided by the Internet. Editors work with staff writers as well as with a variety of experienced contributing writers, freelance contributors and columnists. Ideas for Salon content flow from editor to writer and writer to editor, as well as from readers to editors. Weekly editorial meetings serve as a filter for content proposals and determine what content will occupy the featured position on Salon's home page at www.salon.com. All content that appears on Salon's network of Web sites goes through a rigorous editorial process. Site editors work with writers from assignment through final editing of material.

  Salon has deployed a versatile technical infrastructure and backend systems to support its mission of providing first-rate content, community and commerce on the Internet. Salon content is developed on a proprietary software platform and captured in an Oracle database for reuse in Web and other formats. This system allows Salon content to be easily redistributed to other Web sites, newspapers and magazines, electronic devices including electronic books, pagers and handheld devices, and other print or electronic media.

  Salon's Web sites are supported by a variety of servers using the Windows NT, Solaris and Linux operating systems. Salon's top technical priority is the fast delivery of pages to its users. Salon's systems are designed to handle significant traffic growth by balancing the amount of traffic among multiple servers. Salon also relies on server redundancy to help achieve its goal of 24 hour, seven-day-a-week site availability. Regular automated backups protect the integrity of Salon data.

  Salon servers are maintained at Frontier GlobalCenter's media distribution center in Sunnyvale, California. Salon's contract with Frontier GlobalCenter provides bandwidth on demand to meet the fluctuating needs of Salon's network. Frontier GlobalCenter offers high-speed connections to the Internet, helping ensure fast serving and delivery of Salon's Web sites, and monitors all servers via human or technical means on a continuous basis. Salon follows strict password management procedures to protect access to its servers. Salon technical staff monitors alerts from Frontier GlobalCenter and, where relevant, undertakes recommended actions to address security issues and vulnerabilities. All of Salon's servers are supported by uninterruptable power supplies for protection against power outages.

  Frontier GlobalCenter provides the following features to protect against natural disaster, human error, and malicious acts:

  . Multi-level card key system to control all areas of its facility;

  . Visitor and vendor escorts;

  . Redundant air conditioning systems;

  . Intruder alarms and fire system alarms, monitored 24 hours a day;

  . Dual zone, dual sensor, gas-based suppression system;

  . Floors, racks, and other support systems with seismic reinforcements to protect against earthquakes; and

  . Redundant power systems consisting of uninterruptable power supplies and a high-capacity diesel generator.

  Although Salon does not yet have a formal disaster recovery plan, one is currently in development. At Salon's San Francisco and New York offices and Frontier GlobalCenter, nightly, weekly and monthly backups are performed and sent to an off-site facility.

Proprietary Rights

  Salon's success and ability to compete are significantly dependent on its proprietary content. Salon relies exclusively on copyright law to protect its content. While Salon actively takes steps to protect its proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of its content. Infringement or misappropriation of Salon's intellectual property could materially harm Salon's business. Salon also licenses content from various freelance providers and other third-party content providers. While Salon attempts to insure that third-party content may be freely licensed to Salon, other parties may assert claims of infringement against Salon relating to this content.

  Salon has licensed in the past, and expects to license in the future, proprietary rights such as trademarks and copyrighted material to third parties. While Salon attempts to insure that the quality of its brand is maintained by these licensees, its licensees may take actions that adversely affect the value of the Salon brand or Salon's other proprietary rights. Any such adverse acts could materially harm Salon's reputation and its business.

  Salon recently acquired the Internet address www.salon.com. Because www.salon.com is the address of the main home page to Salon's network of sites and incorporates Salon's company name, it is a vital part of Salon's intellectual property assets. Salon does not have a registered trademark on the address, and therefore it may be difficult for Salon to prevent a third party from infringing its intellectual property rights in the address. If Salon fails to adequately protect its rights in the address, or if a third party infringes its rights in the address or otherwise dilutes the value of www.salon.com, Salon's business could be harmed.

Legal Proceedings

  There are no material legal proceedings pending to which Salon is a party. Salon's management knows of no legal actions being contemplated against Salon.

Employees

  As of May 15, 1999, Salon had 99 full-time employees, including 50 in production and content, 26 in sales and marketing, nine in research and development, seven in administration and seven in the Well LLC. As of April 15, 1999, 75 employees were located in San Francisco, 11 employees were located in New York City, six were located in Sausalito, three were located in Washington, D.C. and one was located in each of Chicago, Los Angeles, Boston and Tacoma, Washington.

  None of Salon's employees are represented by a union. Salon believes that its relationship with its employees is good.

Facilities

  Salon leases approximately 9,277 square feet of space at 706 Mission Street, 2nd floor, San Francisco, California. The rent for this space is currently $13,916 per month, and the lease expires on July 31, 2002. Salon has an option to renew its lease for this space for one five-year term.

  Salon leases approximately 3,903 square feet of space at 1500 Broadway, Suite 1402, New York, New York. The rent for this space is currently $13,036 per month, and the lease expires in March 2004.

  Salon also leases office space in Chicago, Los Angeles and Sausalito.

                                   MANAGEMENT

Executive Officers and Directors

  Salon's executive officers and directors and their ages as of April 15, 1999 are as follows:

   Name                        Age                  Position
   ----                        ---                  --------
   David Talbot...............  47 Chairman of the board, editor-in-chief and director

   Michael O'Donnell..........  35 Chief executive officer, president and director

   Andrew Ross................  52 Vice president of business and strategic development

   Todd Hagen.................  39 Chief financial officer, vice president of finance and administration and secretary

   Bruce Roberts..............  41 Senior vice president of sales

   Patrick Hurley.............  37 Vice president of marketing

   Chad Dickerson.............  26 Vice president of technology

   Ron Celmer.................  37 Director

   Sada Chidambaram...........  54 Director

   Norman Lear................  76 Director

   Standish O'Grady...........  38 Director

   Jim Rosenfield.............  69 Director

  David Talbot co-founded Salon in 1995. He has served as editor-in chief and director since Salon's incorporation. He served as chief executive officer from Salon's incorporation through April 1999. He became chairman of the board in April 1999. From 1990 to 1995, Mr. Talbot was the arts & features editor for the San Francisco Examiner newspaper. Mr. Talbot has co-authored three books and written for numerous publications including The New Yorker, Rolling Stone and Playboy. Mr. Talbot holds a bachelor of arts degree in sociology from the University of California at Santa Cruz.

  Michael O'Donnell has served as Salon's president and director since December 1996. He became chief executive officer in April 1999. In 1996, he served as vice president of sales and merchandising at SegaSoft, Inc., a consumer software publisher. From 1995 to 1996, Mr. O'Donnell was vice president of worldwide sales at Rocket Science Games, Inc., a consumer software publisher. From 1993 to 1995, he served as Vice President of Retail Sales at Mindscape, Inc., a consumer software publisher. Mr. O'Donnell holds a bachelor of arts degree in political science from the University of California at Berkeley.

  Andrew Ross co-founded Salon in 1995. He has served as vice president of business and strategic development since 1998. From 1995 to 1998, he served as Salon's managing editor. From 1994 to 1995, Mr. Ross was the foreign/national editor of the San Francisco Examiner newspaper. Mr. Ross holds a bachelor of science degree in economics and politics from the University of London and also attended Columbia University's Graduate School of Journalism.

  Todd Hagen has served as Salon's chief financial officer, vice president of finance and administration and secretary since April 1999. From 1998 to 1999, he was chief financial officer, vice president, finance and administration at Worldtalk Corp., an Internet security software company. From 1994 to 1998, he was chief financial officer and vice president, finance and administration at HyperMedia Communications, Inc., an Internet publishing company. Mr. Hagen holds a bachelor of science degree in finance and marketing from The Wharton School at the University of Pennsylvania and a master of business administration in finance and accounting from the Anderson Graduate School of Management at the University of California at Los Angeles.

  Bruce Roberts has served as Salon's senior vice president of sales since April 1999. From 1995 to 1999, he was the general sales manager of KGO-TV/ABC, Inc., a broadcast affiliate of ABC owned by Disney. From 1989 to 1995 he was a sales manager at KABC-TV/ABC, Inc., a broadcast affiliate of ABC. Mr. Roberts holds a bachelor of science degree in physical education from Springfield College.

  Patrick Hurley has served as Salon's vice president of marketing since March 1999. From 1998 to 1999, he served as Salon's marketing director. From 1996 to 1998, he was management supervisor at Hal Riney & Partners, an advertising agency. From 1994 to 1996, he served as account supervisor for the J. Walter Thompson advertising agency. Mr. Hurley holds a bachelor of arts degree in journalism from Marquette University.

  Chad Dickerson has served as Salon's vice president of technology since July 1998. From 1997 until joining Salon, Mr. Dickerson served as director of applications development for CNN/SI Interactive, an Internet content provider. From 1996 to 1997, he was the technical product manager for CNN Interactive. From 1995 to 1996, Mr. Dickerson served as webmaster for the Atlanta Journal-Constitution newspaper. Mr. Dickerson holds a bachelor of arts degree in English literature from Duke University.

  Ron Celmer has served as a director of Salon since April 1999. Mr. Celmer has been a managing director of Bear, Stearns & Co. Inc., an investment bank, and a general partner of Constellation Ventures, a venture capital firm, since 1998. In 1998 he was president of Airmedia, a software company. From 1994 to 1998 he was a general partner of Prospect Street Ventures, a venture capital firm. Mr. Celmer holds bachelor of arts degrees in economics and psychology from the University of Pennsylvania.

  Sada Chidambaram has served as a director of Salon since November 1997. Mr. Chidambaram has served as president and director of ASCII Investment Management, Inc., the venture investment manager for DOTCOM Ventures, L.P., (formerly ASCII Ventures, L.P.), since 1998. From 1988 to 1998, he served as president and director of ASCII of America, Inc., the U.S. representative of ASCII Corporation, an information, entertainment and education publishing company. Mr. Chidambaram holds a bachelor of science degree in chemistry from Loyola College University in Madras, India and a master of science degree in chemical engineering from the Tokyo Institute of Technology in Japan.

  Norman Lear has served as a director of Salon since April 1999. Mr. Lear has been the chairman of Act III Communications Holdings, LP, a multimedia entertainment company, since it was founded in 1986. He founded Tandem Productions, Inc. in 1959 and produced television programs including All in the Family, Sanford & Son and The Jeffersons. Mr. Lear is a member of the Television Academy Hall of Fame.

  Standish O'Grady has served as a director of Salon since December 1995. Mr. O'Grady has been a managing member of H&Q Venture Associates, LLC, a venture capital firm, since its formation in 1998. From 1996 to 1998, he was a managing director in the venture capital department of Hambrecht & Quist Group, an investment banking firm. Mr. O'Grady holds a bachelor of science degree in chemical engineering from Princeton University and a master of business administration from the Amos Tuck School of Business Administration at Dartmouth College.

  Jim Rosenfield has served as a director of Salon since April 1998. Mr. Rosenfield has been the president of JHR & Associates, a media consulting firm, since 1998. From 1994 to 1998, Mr. Rosenfield was managing director at the investment banking firm of Veronis Suhler & Associates. From 1987 to 1994, he was chairman and chief executive officer of John Blair Communications, Inc., a television sales and syndication company. From 1965 to 1985, Mr. Rosenfield held various executive positions at CBS Corporation, a television broadcasting and media company, including executive vice president of the Broadcast Group. Mr. Rosenfield holds a bachelor of arts degree in English from Dartmouth College.

  The board of directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Messrs. O'Grady and Chidambaram will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2000, the terms of Messrs. Celmer and Talbot will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001 and the terms of Messrs. O"Donnell, Lear and Rosenfield will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2002. Officers are elected by the board of directors and serve at the direction of the board of directors. There are no family relationships among any of Salon's directors or officers.

Audit Committee

  The board of directors has established an audit committee consisting of Mr. Chidambaram and Mr. Celmer. The audit committee reviews with Salon's independent auditors the scope and timing of their audit services and any other services that they are asked to perform, the auditor's report on Salon's financial statements following completion of their audit, and Salon's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

Compensation Committee

  The board of directors has established a compensation committee consisting of Mr. O'Grady, Mr. Chidambaram, Mr. Rosenfield and Mr. Celmer. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for Salon's officers and employees and administers Salon's employee benefit plans.

Director Compensation

  Directors receive no compensation for serving as directors of Salon, except that Mr. Rosenfield receives $2,500 for each board meeting he attends. Salon also granted to Mr. Rosenfield options to purchase 37,500 shares of common stock on April 28, 1998, at an exercise price of $0.32 per share, and options to purchase 7,500 shares of common stock on April 8, 1999, at an exercise price of $2.92 per share. The options are subject to vesting over four years.

Compensation Committee Interlocks and Insider Participation

  None of Salon's executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of Salon's board of directors.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

  In November 1996, Salon entered into an employment agreement with Mr. O'Donnell under which he currently receives an annual salary of $175,000, and an annual bonus of up to $50,000. Mr. O'Donnell also received options to purchase 8% of Salon's then-outstanding capital stock at a purchase price of $0.20 per share, as well as the right to participate in future sales of stock by Salon to maintain his percentage ownership at 8%. This participation right will terminate upon the closing of this offering. If Mr. O'Donnell voluntarily resigns from his employment with Salon or is terminated for cause by Salon, he will be entitled to no compensation or benefits from Salon other than those earned through the date of his resignation. If Mr. O'Donnell is terminated without cause, he will be entitled to salary payments until the earlier of nine months following his termination or until he begins other employment. If Mr. O'Donnell resigns within one year of a change of control of Salon because of
(a) a decrease in his base salary or a material decrease in any of his then-existing bonus plans or employee benefits; or (b) a material adverse change in his title, authority, responsibilities or duties, then he will be entitled to salary payments until the earlier of nine months following his resignation or change in title or authority or until he begins other employment.

  In March 1999, Salon entered into a letter agreement with Mr. Hagen under which he receives an annual salary of $140,000, and an annual bonus of up to $35,000. Mr. Hagen also received options to purchase 75,000 shares of Salon's common stock at an exercise price of $2.92 per share. If Salon is acquired within one year of the date Mr. Hagen began working for Salon and Mr. Hagen is terminated by the acquiror, Salon agreed to accelerate the vesting of Mr. Hagen's options by one year. If Salon is acquired more than one year following the date Mr. Hagen began working for Salon and Mr. Hagen is terminated by the acquiror, Salon will accelerate Mr. Hagen's options to the next year anniversary of the date he began working for Salon.

  In April 1999, Salon entered into a letter agreement with Mr. Roberts under which he received an annual salary of $175,000, and an annual bonus of up to $50,000. Mr. Roberts also received options to purchase 87,500 shares of Salon's common stock at an exercise price of $2.92 per share. If Mr. Roberts is terminated by Salon without cause within one year of the date he began working for Salon, he will be entitled to salary payments until the earlier of one year following his termination or the date he begins other employment, and his options will immediately become fully vested. If Mr. Roberts is terminated by Salon without cause more than one year following the date he began working for Salon, he will be entitled to salary payments until the earlier of six months following his termination or the date he begins other employment, and the vesting of his options will accelerate by one year.

  Mr. Roberts' options will immediately become fully vested if, within two years of a change of control of Salon, he is terminated without cause, or resigns because of:

  . a decrease in his base salary or a material decrease in any of his then-existing bonus plans or employee benefits;

  . a material adverse change in his title, authority, responsibilities or duties; or

  . the relocation of his work place for Salon to a location that is more than 75 miles from San Francisco.

Executive Compensation

  The following table contains summary information for the fiscal year ended March 31, 1999 regarding the compensation earned by Salon's chief executive officer and each of Salon's most highly compensated executive officers other than the chief executive officer whose salary plus bonus exceeded $100,000 for the fiscal year ended March 31, 1999. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           Summary Compensation Table

                                                                   Long Term
                                                      Annual      Compensation
                                                   Compensation      Awards
                                                 ---------------- ------------
                                                                   Securities
                                                                   Underlying
   Name and Principal Position                    Salary   Bonus  Options/SARs
   ---------------------------                   -------- ------- ------------
   David Talbot................................. $145,000 $30,304       --
    Chairman of the board and editor-in-chief

   Michael O'Donnell............................  145,000  30,304       --
    Chief executive officer and president

   Andrew Ross .................................  108,646  20,304    15,000
    Vice president of business and strategic
     development

   Chad Dickerson...............................   82,500  20,325    37,500
    Vice president of technology

   Liza Parker .................................   77,284  52,956     5,000
    Vice president of advertising sales

  Liza Parker was Salon's vice president of advertising sales from May 12, 1997 to February 5, 1999.

Option Grants

  The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during the fiscal year ended March 31, 1999. All options granted to these executive officers in the last fiscal year were granted under the 1995 stock option plan. Each option vests and becomes exercisable over a period of four years. The percentage of total options set forth below is based on an aggregate of 376,250 options granted to employees in fiscal 1999. All options were granted at a fair market value as determined by the board of directors on the date of grant. The board of directors determined the fair market value based on Salon's financial results and prospects and the share price in arms-length transactions. The exercise price may in some cases be paid by delivery of other shares or by offset of the shares subject to options. The deemed value for the date of grant has been adjusted solely for financial accounting purposes. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 0%, 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent Salon's estimate or projection of the future common stock price. The assumed 0%, 5% and 10% rates of stock price appreciation are based on the assumed offering price of $12 per share. The assumed rate of 0% indicates the value at the effective date of the offering based on the deemed value for financial accounting purposes less the exercise price.

              Options Granted in Fiscal Year Ended March 31, 1999

                                Individual Grants
                         -------------------------------                       Potential Realizable Value
                         Number of  % of Total                       Deemed     at Assumed Annual Rates
                         Securities  Options                        Value Per of Stock Price Appreciation
                         Underlying Granted to Exercise             Share For       for Option Term
                          Options   Employees    Price   Expiration   Date    ----------------------------
                          Granted    in Year   ($/Share)    Date    of Grant     0%       5%       10%
                         ---------- ---------- --------- ---------- --------- -------- -------- ----------
David Talbot............      --        --         --          --       --         --       --         --
 Chairman of the board
 and editor-in-chief

Michael O'Donnell.......      --        --         --          --       --         --       --         --
 Chief executive officer
  and president

Andrew Ross ............   15,000       4.0     $ 0.52    09/24/08    $3.50   $172,200 $285,401 $  459,074
 Vice president of
 business and strategic
 development

Chad Dickerson..........   37,500      10.0       0.32    07/07/08     2.38    438,000  721,003  1,155,184
 Vice president of
  technology

Liza Parker.............    5,000       1.3       0.52    12/11/08     3.50     57,400   95,134    153,025
 Vice president of
  advertising sales

Aggregate Option Exercises in Fiscal Year Ended March 31, 1999 and Option Values at March 31, 1999

  The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at March 31, 1999. The value of unexercised in-the-money options is based on the offering price of $12 per share minus the actual exercise prices. All options were granted under Salon's 1995 stock option plan. These options vest over four years and otherwise generally conform to the terms of Salon's 1995 stock option plan.

                 Fiscal Year Ended March 31, 1999 Option Values

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised     In-The-Money Options
                           Shares              Options at March 31, 1999     at March 31, 1999
                         Acquired on   Value   ------------------------- -------------------------
                          Exercise   Realized  Exercisable Unexercisable Exercisable Unexercisable
                         ----------- --------- ----------- ------------- ----------- -------------
David Talbot ...........      --         --       94,791       80,209    $1,118,534   $  946,467
 Chairman of the board
 and editor-in chief

Michael O'Donnell.......      --         --      144,166      115,834     1,701,159    1,366,842
 Chief executive officer
 and president

Andrew Ross ............      --         --      104,895       55,105     1,237,761      645,439
 Vice president of
 business and strategic
 development

Chad Dickerson..........      --         --          --        37,500           --       438,000
 Vice president of
 technology

Liza Parker.............    6,978     $2,233         --           --            --           --
 Vice president of
 advertising sales

Stock Plans

  1995 Stock Option Plan. Salon's 1995 stock option plan was approved by Salon's board of directors in December 1995 and was later approved by Salon's stockholders. The plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees, and for grants of nonstatutory stock options to employees, including officers, non-employee directors and consultants.

  The plan is administered by Salon's board of directors or a committee of the board. Under the plan, the board or its committee has the authority to select the persons to whom options are granted and determine the terms of each option, including:

  . the number of shares of common stock covered by the option;

  . when the option becomes exercisable;

  . the per share option exercise price, which in the case of incentive stock options must be at least equal to the fair market value of a share of common stock on the grant date or 110% of such fair market value for incentive stock options granted to 10% stockholders, and, in the case of nonstatutory stock options, must be at least 85% of the fair market value of a share of common stock on the grant date; and

  . the duration of the option, which may not exceed ten years, or, with respect to incentive stock options granted to 10% stockholders, five years.

  Generally, options granted under the plan become exercisable as the underlying shares vest. Options granted under the plan generally vest over four years, although the board or its committee may specify a different vesting schedule for a particular grant. Options granted under the plan are non-transferable other than by will or the laws of descent and distribution.

  In the event of a change in control of Salon, the acquiring or successor corporation may assume or substitute for the outstanding options granted under the plan. The outstanding options will terminate if these options are neither exercised nor assumed or substituted for by the acquiring corporation.

  Currently, the maximum number of shares issuable under the plan is 2,875,000. The share reserve will automatically be increased on the first day of each calendar year of Salon beginning on and after January 1, 2001 by 5% of the number of shares of Salon's common stock that was issued and outstanding on the last day of the preceding fiscal year. As of March 31, 1999, 54,996 shares have been issued upon the exercise of options, options to purchase of a total of 1,683,593 shares at a weighted average exercise price of $0.24 per share were outstanding and 1,136,411 shares were available for future option grants.

  1999 Employee Stock Purchase Plan. Currently, a total of 500,000 shares of common stock have been reserved for issuance under Salon's 1999 employee stock purchase plan, none of which have been issued as of the effective date of this offering. The plan's share reserve will automatically be increased on June 1 of each year by 250,000 shares, or a lower number of shares determined by the board. The first annual increase will occur on June 1, 2000 and the last annual increase will occur on June 1, 2009. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is administered by Salon's board or by a committee of the board. Employees, including officers and employee directors, of Salon or any subsidiary designated by the board for participation in the plan are eligible to participate in the plan if they are customarily employed for more than 20 hours per week and more than five months per year.

  The plan will be implemented by sequential offerings of approximately six months duration, the first of which will commence on the effective date of this offering and will terminate on January 31, 2000. Shares will be purchased on the last day of each offering period. After the effective date of this offering, offering periods under the plan will generally begin on February 1 and August 1 of each year. The board may change the dates or duration of one or more offerings, but no offering may exceed 27 months. The plan permits eligible employees to purchase common stock through payroll deductions at a price no less than 85% of the lower of the fair market value of the common stock on the first day of the offering, or the purchase date. Participants generally may not purchase more than 1,000 shares in a six-month offering period or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering. In the event of a change in control of Salon, the board may accelerate the purchase date of the then current offering period to a date prior to the change in control, unless the acquiring or successor corporation assumes or replaces the purchase rights outstanding under the plan.

401(k) Savings Plan

  Salon provides a tax-qualified employee savings and retirement plan, commonly known as a 401(k) plan, which covers its eligible employees. Pursuant to the 401(k) plan, employees may elect to reduce their current annual compensation up to the lesser of 15% or the statutorily prescribed limit, which is $10,000 in calendar year 1999, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by Salon or its employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions will be deductible by Salon when made. The trustee of the 401(k) plan invests the assets of the 401(k) plan in the various investment options as directed by the participants.

Limitation of Liability and Indemnification

  Salon's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Salon's certificate of incorporation and bylaws provide that Salon will indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. Salon believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Salon's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

  In addition to indemnification provisions in Salon's bylaws, upon the closing of this offering, Salon will have entered into agreements to indemnify its directors and executive officers. These agreements will provide for indemnification of Salon's directors and executive officers for some types of expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by persons in any action or proceeding, including any action by or in the right of Salon, arising out of their services as a director or executive officer of Salon. Salon believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

  Since April 1, 1997 there has been no transaction or series of transactions to which Salon was a party involving $60,000 or more and in which any director, executive officer or holder of more than five percent of Salon's capital stock had a material interest other than agreements which are described where required under the caption "Management" and the transactions described below.

  On November 28, 1997, Salon sold an aggregate of 949,365 shares of Series B preferred stock at a price of $3.16 per share for an aggregate of approximately $3.0 million to four investors, including Adobe Ventures II, L.P., DOTCOM Ventures, L.P., formerly ASCII Ventures, L.P., and H&Q Salon Investors, L.P.

  On September 18, 1998, November 3, 1998 and April 14, 1999, Salon sold an aggregate of 3,869,844 shares of Series C preferred stock at a price of $3.88 per share for an aggregate of approximately $15.0 million to thirty-five investors, including Adobe Ventures II, L.P., DOTCOM Ventures, L.P., entities affiliated with Constellation Ventures, H&Q Salon Investors, L.P., Wasserstein Adelson Ventures, L.P. and entities affiliated with Bruce R. Katz. In addition, on September 18, 1998, Salon issued warrants to purchase an aggregate of 219,582 shares of common stock to Adobe Ventures II, L.P., DOTCOM Ventures, L.P. and H&Q Salon Investors, L.P. at an exercise price of $0.52 per share.

  On March 29, 1999, Salon issued 463,918 shares of Series C preferred stock to Whole Earth Lectronic Link, Inc. and Bruce R. Katz in exchange for all of the membership interests of The Well LLC.

  On April 14, 1999, Salon issued warrants to purchase an aggregate of 148,389 shares of Series C preferred stock at an exercise price of $3.88 to entities affiliated with Daiwa Securities America Inc., as well as a warrant to purchase 25,773 shares of Series C preferred stock at an exercise price of $3.88 per share to Act III Communications.

  Upon the consummation of this offering, all outstanding shares of Series A preferred stock, Series B preferred stock and Series C preferred stock will automatically convert into shares of common stock on a one-for-one basis.

  Salon intends to enter into indemnification agreements with each of its directors and officers. These indemnification agreements will require Salon to indemnify such individuals to the fullest extent permitted by Delaware law.

  Salon believes that all transactions with affiliates described above were made on terms no less favorable to Salon than could have been obtained from unaffiliated third parties. Salon's charter documents require that any transactions between Salon and its directors, officers or other affiliates must be no less favorable to Salon than would be identical arm's length transactions with an unrelated third party. Such transactions will continue to be on terms no less favorable to Salon than could obtain from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of Salon's common stock as of April 15, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by:

  . the chief executive officer, each of the executive officers named in the summary compensation table and each of Salon's directors;

  . all executive officers and directors as a group; and

  . each person or entity who is known by Salon to beneficially own more than 5% of Salon's outstanding common stock.

  Unless otherwise indicated, the address for each of the named individuals is c/o Salon.com, 706 Mission Street, 2nd Floor, San Francisco, California 94103. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

  Applicable percentage ownership in the table is based on 8,230,623 shares of common stock outstanding as of April 15, 1999 and 10,730,623 shares outstanding immediately following the completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of April 15, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. If any shares are issued upon exercise of options, warrants or other rights to acquire Salon's capital stock that are presently outstanding or granted in the future or reserved for future issuance under Salon's stock plans, there will be further dilution to new public investors.

                                                                Percentage of
                                                                   Shares
                                                                 Outstanding
                                                              -----------------
                                            Number of Shares  Prior to  After
Name and Address of Beneficial Owner       Beneficially Owned Offering Offering
------------------------------------       ------------------ -------- --------
Named Executive Officers and Directors
David Talbot.............................        402,083         4.8%     3.7%
Michael O'Donnell........................        158,333         1.9      1.5
Andrew Ross..............................        113,124         1.4      1.0
Chad Dickerson...........................              0          *        *
Liza Parker..............................          6,978          *        *
Standish O'Grady.........................      3,777,863        44.9     34.6
Sada Chidambaram.........................        476,690         5.8      4.4
Jim Rosenfield...........................         10,156          *        *
Norman Lear..............................        283,505         3.4      2.6
Ronald Celmer............................        644,330         7.8      6.0
All executive officers and directors as a
 group (12 persons)......................      5,866,084        66.2     51.6

                                                               Percentage of
                                                                  Shares
                                                                Outstanding
                                                             -----------------
                                           Number of Shares  Prior to  After
Name and Address of Beneficial Owner      Beneficially Owned Offering Offering
------------------------------------      ------------------ -------- --------
5% Stockholders
Adobe Ventures...........................     2,833,397        33.8     26.1
 c/o H&Q Venture Associates, LLC
 One Bush Street,
 San Francisco, CA 94104
Bruce R. Katz............................       973,003        11.8      9.1
 c/o Rosewood Stone Group
 2320 Marinship Way, Ste. 240
 Sausalito, CA 94965
H&Q Salon Investors, L.P.................       944,466        11.4      8.8
 c/o H&Q Venture Associates, LLC
 One Bush Street,
 San Francisco, CA 94104
Constellation Venture Capital............       644,330         7.8      6.0
 575 Lexington Avenue,
 New York, NY 10022
Wasserstein Adelson Ventures, L.P........       515,464         6.3      4.8
 31 W. 52nd Street, 26th Floor,
 New York, NY 10019
DOTCOM Ventures, L.P.....................       476,690         5.8      4.4
 3945 Freedom Circle, Suite 730,
 Santa Clara, CA 95054

--------
* Less than 1%

  Shares listed as held by Mr. Talbot include 102,083 shares subject to options exercisable within 60 days of April 15, 1999.

  Shares listed as held by Mr. O'Donnell are shares subject to options exercisable within 60 days of April 15, 1999.

  Shares listed as held by Mr. Ross are shares subject to options exercisable within 60 days of April 15, 1999.

  Shares listed as held by Mr. Dickerson are shares subject to options exercisable within 60 days of April 15, 1999.

  Shares listed as held by Mr. O'Grady consist of 2,112,341 shares held by Adobe Ventures, L.P., 579,896 shares held by Adobe Ventures II, L.P., 897,413 shares held by H&Q Salon Investors, L.P., 141,160 shares issuable upon exercise of warrants held by Adobe Ventures, L.P. and 47,053 shares issuable upon exercise of warrants held by H&Q Salon Investors, L.P. Mr. O'Grady is the manager of Adobe Ventures Management, LLC, which is a general partner of Adobe Ventures II, L.P. and he is also the manager of Salon Investors Management, LLC, which is a general partner of H&Q Salon Investors, L.P. Mr. O'Grady has voting and investment power with respect to the shares held by Adobe Ventures II, L.P. and H&Q Salon Investors, L.P. and may be deemed to beneficially own these shares. Mr. O'Grady disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in them.

  Shares held by Mr. Chidambaram consist of 445,321 shares held DOTCOM Ventures, L.P. and 31,369 shares subject to warrants held by DOTCOM Ventures, L.P. Mr. Chidambaram is president and director of ASCII Investment Management, Inc., the venture investment manager for DOTCOM Ventures, L.P. Mr. Chidambaram has voting and investment power with respect to the shares held by DOTCOM Ventures, L.P. and may be deemed to beneficially own these shares. Mr. Chidambaram disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in them.

  Shares listed as held by Mr. Rosenfield are shares subject to options exercisable within 60 days of April 15, 1999.

  Shares listed as held by Mr. Lear consist of 257,732 shares and 25,773 shares subject to warrants held by ACT III Communications. Mr. Lear is the chairman of ACT III Communications, has voting and investment power with respect to the shares held by it, and may be deemed to beneficially own these shares. Mr. Lear disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in them.

  Shares listed as held by Mr. Celmer consist of 530,192 shares held by Constellation Venture Capital, L.P. and 114,138 shares held by Constellation Venture Offshore, L.P. Mr. Celmer is the general partner of Constellation Ventures. Mr. Celmer has voting and investment power with respect to the shares held by Constellation Venture Capital and Constellation Venture Offshore and may be deemed to beneficially own these shares. Mr. Celmer disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in them.

  Shares listed as held by Adobe Ventures consist of 2,112,341 shares and 141,160 shares issuable upon exercise of warrants held by Adobe Ventures, L.P. and 579,896 shares held by Adobe Ventures II, L.P.

  Shares listed as held by Bruce R. Katz include 46,392 shares held by Bruce R. Katz, as trustee of Bruce R. Katz and Whole Earth Lectronic Link, Inc. escrow account and 408,382 shares held by Whole Earth Lectronic Link, Inc.

  Shares listed as held by H&Q Salon Investors, L.P. include 47,053 shares issuable upon exercise of warrants.

  Shares listed as held by Constellation Venture Capital consist of 530,192 shares held by Constellation Venture Capital, L.P. and 114,138 shares held by Constellation Venture Capital Offshore, L.P.

  Townsend Ziebold is the president of Wasserstein Adelson Ventures, L.P. Mr. Ziebold is also the president of Wasserstein Perella Ventures, Inc., the general partner of Wasserstein Adelson Ventures, L.P.

  Shares listed as held by DOTCOM Ventures, L.P. include 31,369 shares subject to warrants.

  Shares listed as held by all directors and executive officers as a group include 383,696 shares subject to options exercisable within 60 days of April 15, 1999.

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, Salon's authorized capital stock will consist of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The following summary of certain provisions of the common stock and the preferred stock is subject to, and qualified in its entirety by Salon's certificate of incorporation and bylaws and by the provisions of applicable law.

Common Stock

  As of April 15, 1999 there were 447,496 shares of common stock outstanding held of record by 12 stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board from time to time may determine in its sole discretion. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by Salon's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of Salon, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment, duly and validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock which Salon may issue in the future.

Preferred Stock

  Upon completion of this offering, all outstanding shares of preferred stock will be converted on a one-to-one one basis into 7,783,127 shares of common stock. However, following this conversion, under Salon's certificate of incorporation, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. The board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

  The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Salon. Salon has no current plans to issue any shares of preferred stock.

Warrants

  In April 1997, Salon issued a warrant to Imperial Bancorp to purchase 8,750 shares of Series A preferred stock at an exercise price of $2.00 per share. The April 1997 warrant may be exercised at any time within five years after issuance of the warrant. In April 1998, Salon issued a warrant to Imperial Bancorp to purchase 11,867 shares of Series B preferred stock at an exercise price of $3.16 per share. In December 1998, Salon issued a warrant to Imperial Bancorp to purchase 14,439 shares of Series C preferred stock at an exercise price of $3.88 per share. Under the terms of the December 1998 warrant, additional shares become subject to the terms of the December 1998 warrant under certain circumstances. The April and December 1998 warrants may be exercised at any time within seven years after issuance. Upon completion of this offering, all warrants held by Imperial Bancorp will convert into the right to purchase an equivalent number of shares of Salon's common stock at the same exercise price per share.

  In July 1998, Salon issued a warrant to America Online Inc. to purchase 79,114 shares of Series B preferred stock at an exercise price of $3.16 per share. Upon completion of this offering, the warrant will convert into the right to purchase an equivalent number of shares of Salon's common stock at the same exercise price per share. The warrant may be exercised at any time within five years after issuance.

  In September 1998, Salon issued a warrant to Adobe Ventures II L.P. to purchase 141,160 shares of common stock at an exercise price of $0.52 per share. The warrant may be exercised at any time within ten years after issuance.

  In September 1998, Salon issued a warrant to DOTCOM Ventures, L.P. to purchase 31,369 shares of common stock at an exercise price of $0.52 per share. The warrant may be exercised at any time within ten years after issuance.

  In September 1998, Salon issued a warrant to H&Q Salon Investors, L.P. to purchase 47,053 shares of common stock at an exercise price of $0.52 per share. The warrant may be exercised at any time within ten years after issuance.

  In April 1999, Salon issued warrants to entities affiliated with Daiwa Securities America Inc. to purchase an aggregate of 148,389 shares of Series C preferred stock at an exercise price of $3.88 per share. The warrant may be exercised at any time within five years after issuance. Upon completion of this offering, the warrant will convert into the right to purchase an equivalent number of shares of Salon's common stock at the same exercise price per share.

  In April 1999, Salon issued a warrant to ACT III Communications to purchase 25,773 shares of Series C preferred stock at an exercise price of $3.88 per share. The warrant may be exercised at any time within five years after issuance. Upon completion of this offering, the warrant will convert into the right to purchase an equivalent number of shares of Salon's common stock at the same exercise price per share.

Registration Rights of Certain Holders

  Following the sale of the common stock offered hereby, the holders of approximately 8,158,127 shares of common stock and 288,332 shares of stock issuable upon exercise of warrants will have certain rights to register those shares under the Securities Act and an amended and restated rights agreement. Subject to certain limitations in the rights agreement:

  .  the holders of at least 25% of such shares;

  . the holders of at least 20% of the then-outstanding shares issued upon conversion of the Series C preferred stock; or

  . shares with an expected aggregate offering price to the public of at least $5 million;

may require, on three occasions, that Salon use its best efforts to register such shares for public resale. If Salon registers any of its common stock for its own account or for the account of other security holders, the holders of such shares are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Any holder or holders of such shares may also require Salon to register all or a portion of their registrable securities in a registration statement on form S-3 when Salon is eligible to use that form, provided, among other limitations, that the proposed aggregate price to the public is at least $500,000 and that Salon has not effected two of these registrations in any 12-month period. Salon will bear all fees, costs and expenses of these registrations, other than underwriting discounts and commissions.

  All of the registration rights described above are subject to conditions and limitations, among them the right of the underwriters in any underwritten offering to limit the number of shares of common stock to be included in a registration. Registrations of any shares of common stock held by holders with registration rights would result in these shares being freely tradable without restriction under the Securities Act upon the effective date of the registration. Under the rights agreement Salon also agreed to indemnify the holders of registration rights.

Delaware Law and Provisions of Salon's Certificate of Incorporation and Bylaws

  Provisions of Delaware law and Salon's certificate of incorporation and bylaws could make more difficult the acquisition of Salon by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Salon to first negotiate with its board of directors. Salon believes that the benefits of increased protection of Salon's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Salon outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of its common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

  Salon is subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits any Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

  . prior to that date the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

  . on or following that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines a business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  Salon's certificate of incorporation provides that, upon the closing of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Salon and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. Salon's certificate of incorporation eliminates the right of stockholders to call special meetings of stockholders. The certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Salon. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Salon. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

  The transfer agent and registrar for Salon's common stock is Harris Trust & Savings Bank.

Listing

  Salon has applied to list its common stock on the Nasdaq National Market under the trading symbol "SALN."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of this offering, Salon will have outstanding an aggregate of 10,730,623 shares of common stock. Of these shares, the 2,500,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act unless such shares are purchased by "affiliates" of Salon, as that term is defined under Rule 144 under the Securities Act. The remaining 8,230,623 shares of common stock held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, or Rule 701 under the Securities Act.

  The restricted shares will be available for sale in the public market as follows:

  . 75,000 restricted shares will be available for sale in the public market immediately following the closing of this offering pursuant to Rule 144(k);

  . 3,804,361 restricted shares will become eligible for sale in the public market 90 days after the closing of this offering under Rule 144 and Rule 701 of the Securities Act; and

  . the remaining restricted shares will begin to be eligible for sale from time to time thereafter upon expiration of one-year holding periods and subject to the requirements of Rule 144.

  Salon has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under Salon's 1995 stock option plan, employee stock purchase plan or upon the conversion of outstanding warrants, for a period of 90 days after the date of this prospectus, except with the prior written consent of W.R. Hambrecht & Company, LLC.

  In general, under Rule 144, a person, or persons whose shares are aggregated, including an affiliate who has beneficially owned shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of then-outstanding shares of common stock; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

  In addition, a person who is not deemed to have been an affiliate of Salon at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. If shares were acquired from an affiliate of Salon, that affiliate's holder period to effect a sale under Rule 144 commences on the date of transfer from the affiliate. The foregoing is only a summary of Rule 144 and is not intended to be a complete description of it.

  429,996 of the restricted shares were issued in reliance upon Rule 701. Securities issued in reliance upon Rule 701 may be sold by persons that are not affiliates subject to the manner of sale provisions of Rule 144 and by affiliates subject to Rule 144 without compliance with its one-year minimum holding period requirement.

  As of March 31, 1999, 1,683,593 shares of common stock subject to outstanding options were issuable pursuant to the 1995 stock option plan. After the completion of this offering, Salon intends to file a registration statement under the Securities Act to register 2,875,000 shares of common stock reserved for issuance under the 1995 stock option plan and 500,000 shares of common stock reserved for issuance under the employee stock purchase plan. This registration statement will become effective immediately upon filing.

  Prior to this offering, there has been no public market for the common stock of Salon, and the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the trading price of the common stock cannot be predicted. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the common stock and could impair Salon's future ability to raise capital through an offering of its equity securities.

                              PLAN OF DISTRIBUTION

  Subject to the terms and conditions of an underwriting agreement, W.R. Hambrecht & Company, LLC and Daiwa Securities America Inc., as underwriters, will purchase from Salon the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   W.R. Hambrecht & Company, LLC......................................
   Daiwa Securities America Inc.......................................
                                                                       ---------
       Total.......................................................... 2,500,000
                                                                       =========

  The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in Salon's business, and the receipt of certificates, opinions and letters from Salon and its counsel and independent accountants. Subject to those conditions, the underwriters are committed to purchase all shares of common stock offered if any of the shares are purchased.

  The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the process described below, and to certain dealers
at this price less a concession not in excess of $     per share. Any dealers
or agents that participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided by the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After the completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by the underwriters.

  The public offering price set forth on the cover page of this prospectus will be based on the results of an auction process, rather than solely through negotiations between Salon and the underwriters. The plan of distribution of the offered shares differs somewhat from traditional underwritten public offerings of equity securities.

  The auction process will proceed as follows:

  . Prior to effectiveness of the registration statement relating to this offering, the underwriters and participating dealers will solicit indications of interest from prospective investors through the Internet as well as by traditional means. The auction is open for purposes of receiving indications of interest following the posting of the preliminary prospectus on the Web site of W.R. Hambrecht & Company, LLC. The indications of interest will specify the number of shares the potential investor proposes to purchase and the price the investor is willing to pay for the shares. After effectiveness, the underwriters will contact in person, by e-mail, telephone, voice mail, facsimile, mail and or posting a notice on their Web site, all pre-effective bidders to confirm whether their indications are firm bids. Pre-effective bidders who have not furnished e-mail addresses will be contacted in person, by telephone, voice mail, facsimile or mail. All indications of interest that are not confirmed prior to a time specified by the underwriters or, if no time is specified, the close of the auction will be deemed withdrawn. After an indication of interest has been confirmed, it may be modified or withdrawn at any time until the auction is closed. Similarly, new bids may be placed at any time prior to the close of the auction. The public offering price will ultimately be determined by negotiation between the underwriters and Salon following the close of the auction. The principal factor in establishing the public offering price will be the price per share, or clearing price, resulting from the auction that equals the highest price set forth in valid firm bids at which all of the shares (excluding any shares which may be sold pursuant to exercise of the over-allotment option) may be sold to potential investors. The public offering price may be lower (but will not be higher) than the clearing price based on negotiations between the underwriters and Salon. However, the clearing price will always determine the allocation of shares. Thus, if the public offering price is below the clearing price all bids which are below the clearing price will be rejected even if they are higher than the public offering price. If sufficient bids are not received or Salon does not consider the clearing price to be adequate or the underwriters and Salon are not able to reach agreement on the offering price, Salon and the underwriters will either postpone or cancel the offering or file a post-effective amendment and conduct a new auction.

  . A simplified example of the auction process is as follows: Company X offers to sell 100 shares in its public offering through this auction process. W.R. Hambrecht & Company, LLC, on behalf of Company X, receives five indications of interest, all of which are kept confidential until the auction process ends. The first indication of interest is to pay $10 per share for 10 shares, the second is for $9 per share for 30 shares, the third for $8 per share for 60 shares, the fourth for $8 per share for 40 shares and the last for $7 a share for 80 shares. After the registration statement becomes effective, all potential investors who have submitted pre-effective indications of interest will be advised of that fact and asked to confirm that their indications of interest are now offers to purchase shares. The auction is closed and a clearing price is set. Assuming all of these indications of interest are confirmed as offers to purchase shares and no additional offers to purchase are received, the clearing price used to determine the public offering price would be $8 a share because $8 equals the highest price at which all 100 shares may be sold to potential investors who have submitted valid bids. The two potential investors with the highest offers to purchase would receive all the shares they requested, totaling 40 shares. The next two potential investors would receive the remaining 60 shares in proportion to the amounts they asked for or 36 and 24 shares each. The potential investor with the lowest offer to purchase would receive no shares in this example.

  . Valid indications of interest and offers to purchase are those that meet the requirements, including eligibility, account status and size, established by the underwriters or participating dealers. In determining the validity of offers to purchase, in addition to minimum account balances, a prospective investor submitting an offer to purchase after the registration statement is effective through a W.R. Hambrecht & Company, LLC brokerage account may be required to have an account balance equal to or in excess of the aggregate dollar amount of the prospective investor's offer to purchase. Although funds may be required to be in an account as a condition to the offer to purchase being considered valid, the funds will not be transferred to the underwriters until the closing of the offering. Conditions for valid indications of interest and offers to purchase, including eligibility standards and account funding requirements, of other underwriters or participating dealers may vary.

  . The auction will close not earlier than on a date publicly disclosed in advance by the underwriters. The offered shares will be purchased from Salon by the underwriters and sold through the underwriters and participating dealers to investors who have submitted offers to purchase at or in excess of the clearing price, and these investors will be notified by mail as soon as practicable following the close of the auction. The number of shares sold to an investor submitting an offer to purchase precisely at the clearing price may be subject to a pro rata reduction. Each participating dealer has agreed with the underwriters to sell shares they purchase from the underwriters in this manner, unless otherwise consented to by the underwriters. Shares issued upon exercise of the underwriters' over-allotment option will be allocated in the same manner, with investors who have submitted bids in excess of the clearing price receiving 100% of shares bid for, and investors who have submitted bids at the clearing price receiving available shares on a pro rata basis. The underwriters reserve the right to reject bids that they deem manipulative, disruptive or necessary or beneficial to facilitate the orderly completion of the offering, and reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to effect a fair and orderly distribution of the shares. For example, large orders may be reduced to insure a public distribution and indications of interest or offers to purchase may be rejected by the underwriters or participating dealers based on eligibility or creditworthiness criteria.

  Price and volume volatility in the market for Salon's common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for Salon's common stock after the completion of this offering may adversely affect the market price of Salon's common stock.

  Salon has granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 375,000 additional shares of common stock at the offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment to purchase the additional shares, and Salon will be obligated to sell the additional shares to the underwriters. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered.

  The underwriting agreement provides that Salon will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make.

  Salon has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under Salon's 1995 stock option plan, employee stock purchase plan or upon the conversion of outstanding warrants, for a period of 90 days after the date of this prospectus, except with the prior written consent of W.R. Hambrecht & Company, LLC.

  Prior to the offering, there has been no public market for Salon's common stock. The initial public offering price for the common stock will be determined by the process described above and does not necessarily bear any direct relationship to Salon's assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Other factors considered in determining the initial public offering price range include:

  . market conditions;

  . the industry in which Salon operates;

  . an assessment of Salon's management;

  . Salon's operating results;

  . Salon's capital structure;

  . the business potential of Salon;

  . the demand for similar securities of comparable companies; and

  . other factors deemed relevant.

  In connection with the offering, persons participating in the offering may purchase and sell shares of common stock on the open market. These transactions may include short sales, stabilizing transactions in accordance with Rule 104 of Regulation M under the Exchange Act and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering which creates a syndicate short position. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  Persons participating in this offering may also engage in passive market making transactions in the common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the

Nasdaq National Market limited by the prices of independent market makers and affecting purchases limited by such prices and in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid.

  Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

  W.R. Hambrecht & Company, LLC currently intends to act as a market maker for the common stock following this offering. However, W.R. Hambrecht & Company, LLC is not obligated to do so and may discontinue any market making at any time.

  W.R. Hambrecht & Company, LLC is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, W.R. Hambrecht & Company, LLC has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of W.R. Hambrecht & Company, LLC, William R. Hambrecht, has 40 years of experience in the securities industry. Persons affiliated and associated with W.R. Hambrecht & Company, LLC have an interest in gains realized on shares of Salon common stock held by Adobe Ventures, L.P. and H&Q Salon Investors, L.P. In connection with services as placement agent for the sale of Series C preferred stock in April 1999, entities affiliated with Daiwa Securities America Inc. acquired warrants to purchase an aggregate of 148,389 shares of Series C preferred stock at an exercise price of $3.88 per share.

  Daiwa Securities America, Inc. and Daiwa America Corporation have agreed that the 148,389 warrants acquired by Daiwa America Corporation in April, 1999, will not be sold, transferred, pledged, assigned or hypothecated for a period of one year from the effective date of the offering except to officers or partners (not directors) of the underwriters or to officers or partners of the selling group.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for Salon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

  Members of Gray Cary Ware & Freidenrich LLP beneficially own an aggregate of 10,309 shares of Salon common stock.

                                    EXPERTS

  The financial statements as of March 31, 1998 and 1999 and for each of the three years in the period ended March 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The balance sheets as of December 31, 1997 and 1998 and the statements of operations, of member's interest and of cash flows for the period July 1, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 for The Well LLC, are included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The balance sheets as of June 30, 1997 and the statements of operations and changes in owner's net equity and cash flows for the period January 1, 1997 (inception) to June 30, 1997 for Online Conferencing Business, predecessor business of The Well LLC, are included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                WHERE TO FIND ADDITIONAL INFORMATION ABOUT SALON

  Salon has filed with the SEC a registration statement on form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information with respect to Salon and the common stock, reference is made to the registration statement and the exhibits and schedules filed with it. With respect to statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the exhibits and schedules.

  For further information with respect to Salon and the common stock, reference is made to the registration statement and its exhibits and schedules. You may read and copy any document Salon files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Salon's SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

  Upon completion of this offering, Salon will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's Web site, which is described above.

                                   SALON.COM

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Salon.com
  Report of Independent Accountants........................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Operations....................................  F-4
  Consolidated Statements of Stockholders' Equity..........................  F-5
  Consolidated Statements of Cash Flows....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7
The Well LLC
  Report of Independent Accountants........................................ F-23
  Balance Sheets........................................................... F-24
  Statements of Operations................................................. F-25
  Statements of Members' Interest.......................................... F-26
  Statements of Cash Flows................................................. F-27
  Notes to Financial Statements............................................ F-28
Online Conferencing Business (Predecessor Business)
  Report of Independent Accountants........................................ F-33
  Balance Sheet............................................................ F-34
  Statement of Operations and Changes in Owner's Net Equity................ F-35
  Statement of Cash Flows.................................................. F-36
  Notes to Financial Statements............................................ F-37
Pro Forma Consolidated Financial Statements
  Pro Forma Consolidated Financial Statements (unaudited).................. F-40
  Pro Forma Consolidated Statement of Operations (unaudited)............... F-41
  Notes to Pro Forma Consolidated Financial Statements (unaudited)......... F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Salon.com

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Salon.com and its wholly-owned subsidiary ("Salon") at March 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
May 3, 1999

                                   SALON.COM

                          CONSOLIDATED BALANCE SHEETS

                                                                     Pro Forma
                                                                   Stockholders'
                                               March 31,             Equity at
                                        -------------------------    March 31,
                                           1998          1999          1999
                                        -----------  ------------  -------------
Assets                                                              (unaudited)
Current assets:
  Cash and cash equivalents ..........  $ 1,925,664  $    754,334
  Accounts receivable, net ...........      248,113       497,209
  Inventories.........................          --         25,449
  Prepaid expenses and other current
   assets ............................      138,232       577,985
                                        -----------  ------------
   Total current assets ..............    2,312,009     1,854,977
  Property and equipment, net ........      371,632       706,559
  Other assets .......................       23,567       136,123
  Intangible assets, net..............          --      5,110,567
                                        -----------  ------------
   Total assets ......................  $ 2,707,208  $  7,808,226
                                        ===========  ============
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable ...................  $   197,610  $  1,035,960
  Accrued liabilities ................       79,393       439,498
  Deferred revenue ...................       45,832       540,951
  Bank borrowings ....................       94,991       363,959
                                        -----------  ------------
   Total current liabilities .........      417,826     2,380,368
  Bank borrowings, net of current
   portion............................       94,991        75,152
                                        -----------  ------------
   Total liabilities .................      512,817     2,455,520
                                        -----------  ------------
Commitments and contingencies (Note 9)
Stockholders' Equity:
  Convertible preferred stock, no par
   value; 6,917,500 and 8,108,750
   shares authorized at March 31, 1998
   and 1999; 3,449,365 and 4,815,345
   shares were issued and outstanding
   at March 31, 1998 and 1999,
   respectively; none were issued and
   outstanding for pro forma
   (liquidation preference $13,299,995
   at March 31, 1999).................    7,954,706    15,789,658  $        --
  Common stock, $0.001 par value;
   12,500,000 shares authorized at
   March 31, 1998 and 1999; 50,000,000
   shares authorized for pro forma;
   375,000, 447,496 and 5,262,841
   shares were issued and outstanding
   at March 31, 1998 and 1999 and pro
   forma, respectively................          375           448         5,263
Additional paid-in capital ...........    1,109,184     3,146,811    18,931,654
Unearned compensation ................     (623,734)     (833,799)     (833,799)
Accumulated deficit ..................   (6,246,140)  (12,750,412)  (12,750,412)
                                        -----------  ------------  ------------
    Total stockholders' equity........    2,194,391     5,352,706  $  5,352,706
                                        -----------  ------------  ============
    Total liabilities and
     stockholders' equity ............  $ 2,707,208  $  7,808,226
                                        ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                   SALON.COM

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Year ended March 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Net revenues ...........................  $   279,524  $ 1,155,931  $ 2,921,517
                                          -----------  -----------  -----------
Operating expenses:
 Production, content, and product.......    1,555,134    2,832,006    4,502,964
 Sales and marketing ...................      418,708    1,654,990    3,654,733
 Research and development ..............      175,614      276,112      469,117
 General and administrative ............      129,189      291,446      518,291
                                          -----------  -----------  -----------
  Total operating expenses .............    2,278,645    5,054,554    9,145,105
                                          -----------  -----------  -----------
Loss from operations ...................   (1,999,121)  (3,898,623)  (6,223,588)
Interest expense .......................         (185)     (16,340)     (53,672)
Other income ...........................       55,071       89,108       44,610
                                          -----------  -----------  -----------
  Net loss .............................   (1,944,235)  (3,825,855)  (6,232,650)
Preferred dividend......................          --           --       271,622
                                          -----------  -----------  -----------
Net loss attributable to common
 stockholders...........................  $(1,944,235) $(3,825,855) $(6,504,272)
                                          ===========  ===========  ===========
Basic and diluted net loss per share
 attributable to common stockholders....  $     (3.84) $    (10.20) $    (16.62)
                                          ===========  ===========  ===========
Weighted average shares used in
 computing basic and diluted net loss
 per share attributable to common
 stockholders ..........................      506,918      375,000      391,354
                                          ===========  ===========  ===========
Pro forma basic and diluted net loss per
 share attributable to common
 stockholders (unaudited)...............                            $     (1.50)
                                                                    ===========
Weighted average shares used in
 computing pro forma basic and diluted
 net loss per share attributable to
 common stockholders (unaudited) .......                              4,327,798
                                                                    ===========


  The accompanying notes are an integrated part of these financial statements.

                                   SALON.COM

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             Preferred Stock     Common Stock     Additional                                 Total
                          --------------------- ----------------   Paid-In      Unearned   Accumulated   Stockholders'
                           Shares     Amount     Shares   Amount   Capital    Compensation   Deficit        Equity
                          --------- ----------- --------  ------  ----------  ------------ ------------  -------------
Balance, March 31,
 1996...................    850,000 $ 1,693,025  600,000  $ 600   $  183,400   $(154,278)  $   (476,050)  $ 1,246,697
Repurchase of common
 stock .................        --          --  (225,000)  (225)        (150)        --             --           (375)
Issuance of Series A
 convertible preferred
 stock for cash ........  1,650,000   3,296,002      --     --           --          --             --      3,296,002
Unearned compensation ..        --          --       --     --       108,000    (108,000)           --            --
Amortization of unearned
 compensation ..........        --          --       --     --           --       99,183            --         99,183
Net loss ...............        --          --       --     --           --          --      (1,944,235)   (1,944,235)
                          --------- ----------- --------  -----   ----------   ---------   ------------   -----------
Balance, March 31,
 1997...................  2,500,000   4,989,027  375,000    375      291,250    (163,095)    (2,420,285)    2,697,272
Issuance of Series B
 convertible preferred
 stock for cash ........    949,365   2,965,679      --     --           --          --             --      2,965,679
Issuance of preferred
 stock warrants in
 connection with bank
 borrowings.............        --          --       --     --        11,871          --            --         11,871
Unearned compensation ..        --          --       --     --       806,063    (806,063)           --            --
Amortization of unearned
 compensation ..........        --          --       --     --           --      345,424             --       345,424
Net loss ...............        --          --       --     --           --          --      (3,825,855)   (3,825,855)
                          --------- ----------- --------  -----   ----------   ---------   ------------   -----------
Balance, March 31,
 1998...................  3,449,365   7,954,706  375,000    375    1,109,184    (623,734)    (6,246,140)    2,194,391
Issuance of Series C
 convertible preferred
 stock and common stock
 warrants for cash......    902,062   2,824,637      --     --       614,406         --             --      3,439,043
Issuance of common stock
 upon stock option
 exercise ..............        --          --    54,996     55       11,094         --             --         11,149
Issuance of preferred
 stock warrants in
 connection with bank
 borrowings.............        --          --       --     --        98,539         --             --         98,539
Issuance of preferred
 stock warrants in
 connection with online
 distribution
 agreement..............        --          --       --     --       217,179         --             --        217,179
Unearned compensation ..        --          --       --     --       763,729    (763,729)           --            --
Amortization of unearned
 compensation ..........        --          --       --     --           --      553,664            --        553,664
Shares issued for
 acquisition............    463,918   5,010,315      --     --           --          --             --      5,010,315
Shares issued for domain
 name...................        --          --    17,500     18       61,058         --             --         61,076
Preferred dividend......        --          --       --     --       271,622         --        (271,622)          --
Net loss ...............        --          --       --     --           --          --      (6,232,650)   (6,232,650)
                          --------- ----------- --------  -----   ----------   ---------   ------------   -----------
Balance, March 31, 1999
 .......................  4,815,345 $15,789,658  447,496  $ 448   $3,146,811   $(833,799)  $(12,750,412)  $ 5,352,706
                          ========= =========== ========  =====   ==========   =========   ============   ===========

   The accompanying notes are an integral part of these financial statements.

                                   SALON.COM

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Year Ended March 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Cash flows from operating activities:
Net loss ...............................  $(1,944,235) $(3,825,855) $(6,232,650)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Expense recognized in connection with
   issuance of warrants and stock
   options..............................       99,183      345,424      553,664
  Depreciation and amortization.........       38,923      114,894      299,184
  Loss on disposal of property and
   equipment............................          --        14,888          --
  Amortization of discount on bank
   borrowings...........................          --         3,627        5,606
  Changes in operating assets and
   liabilities:
    Accounts receivable ................      (19,979)    (228,134)    (247,281)
    Inventories.........................          --           --       (25,449)
    Prepaid expenses and other assets ..      (20,860)    (105,291)    (316,713)
    Accounts payable ...................       42,391      113,014      654,585
    Accrued liabilities ................         (274)      41,898      316,269
    Deferred revenue ...................       (2,917)      31,249      495,119
                                          -----------  -----------  -----------
       Net cash used in operating
        activities......................   (1,807,768)  (3,494,286)  (4,497,666)
                                          -----------  -----------  -----------
Cash flows from investing activities:
Purchase of property and equipment .....      (81,022)    (381,665)    (495,405)
Cash received in connection with
 acquisition............................          --           --        29,487
                                          -----------  -----------  -----------
       Net cash used in investing
        activities......................      (81,022)    (381,665)    (465,918)
                                          -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of preferred
   stock and common stock warrants,
   net..................................    3,296,002    2,965,679    3,439,043
  Proceeds from issuance of common
   stock, net ..........................          --           --        11,149
  Repurchase of common stock ...........         (375)         --           --
  Proceeds from bank borrowings ........          --       247,783      461,797
  Repayments of bank borrowings ........          --       (49,557)    (119,735)
                                          -----------  -----------  -----------
       Net cash provided by financing
        activities .....................    3,295,627    3,163,905    3,792,254
                                          -----------  -----------  -----------
  Net increase (decrease) in cash and
   cash equivalents.....................    1,406,837     (712,046)  (1,171,330)
  Cash and cash equivalents--beginning
   of period............................    1,230,873    2,637,710    1,925,664
                                          -----------  -----------  -----------
  Cash and cash equivalents--end of pe-
   riod.................................  $ 2,637,710  $ 1,925,664  $   754,334
                                          ===========  ===========  ===========
  Cash paid for interest ...............  $       --   $    12,713  $    38,571
                                          ===========  ===========  ===========
  Cash paid for income taxes ...........  $       800  $       800  $       800
                                          ===========  ===========  ===========
Non-cash investing and financing trans-
 actions:
 Unearned compensation in connection
  with the issuance of stock options ...  $   108,000  $   806,063  $   763,729
                                          ===========  ===========  ===========
 Issuance of warrants issued in
  connection with bank borrowings ......  $       --   $    11,871  $    98,539
                                          ===========  ===========  ===========
 Issuance of warrants issued in
  connection with distribution agreement
  ......................................  $       --   $       --   $   217,179
                                          ===========  ===========  ===========
 Value assigned to reciprocal
  advertising agreements................  $       --   $    75,424  $   472,105
                                          ===========  ===========  ===========
 Issuance of stock in connection with
  acquisition...........................  $       --   $       --   $ 5,010,315
                                          ===========  ===========  ===========
 Issuance of stock in connection with
  acquisition of domain name............  $       --   $       --   $    61,076
                                          ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                   SALON.COM

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--ORGANIZATION:

  Salon.com is an Internet media company that produces a network of ten subject-specific, demographically targeted Web sites and a variety of online communities designed to attract Internet advertisers and electronic commerce partners. Salon was originally incorporated in July 1995 in the State of California.

  On March 29, 1999, Salon.com completed the acquisition of The Well LLC, an online community business.

Note 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of consolidation

  The consolidated financial statements include the accounts of Salon.com and its wholly-owned subsidiary ("Salon"). All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash equivalents

  Salon considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The majority of Salon's cash and cash equivalents are held in checking, money market accounts or certificates of deposits with one bank. As of March 31, 1999, the balance exceeded existing federally insured limits.

 Inventories

  Inventories, which consist solely of finished goods, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 Property and equipment

  Property and equipment are recorded at cost. Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of the assets, as follows:

   Computer and network equipment and software.......................... 3 years
   Furniture and office equipment....................................... 5 years

  Leasehold improvements are amortized on a straight-line basis over the life of the lease, or the useful life of the assets; which ever is shorter.

  Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

 Intangibles

  Intangibles including proprietary technology, tradename and goodwill are amortized on a straight line basis over five years.

                                   SALON.COM

  Management evaluates the future realization of intangible assets and writes down any amounts that management deems unlikely to be recovered through future revenues. Any amounts deemed unrecoverable are written down to the estimated recoverable amount at the time of evaluation.

 Revenue recognition

  To date, Salon's revenues have been derived primarily from the sale of advertising sponsorships and advertising contracts. Sponsorship and advertising revenues were approximately 99%, 99% and 94% of total revenues for the years ended March 31, 1997, 1998 and 1999, respectively. Sponsorship revenues are derived generally from contracts ranging from six to thirty-six months in which Salon commits to provide sponsors enhanced promotional opportunities beyond traditional banner advertising. Sponsorship agreements typically include the delivery of impressions, exclusive relationships and the design and development of customized co-branded pages designed to enhance the promotional objective of the sponsor. Revenues are recognized ratably over the period in which the advertisement is displayed. If the percentage of time elapsed exceeds the percentage of guaranteed impressions delivered, revenue is recognized at the lower percentage. The cost to design and develop customized co-branded pages, which are not significant, are recorded in production, content and product expenses when incurred.

  Advertising revenues are derived generally from short-term advertising contracts in which Salon typically guarantees a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably over the period in which the advertising is displayed. If the percentage of time elapsed exceeds the percentage of guaranteed impressions delivered, revenue is recognized at the lower percentage.

  Advertising revenues include barter revenues, which are the exchange by Salon of advertising space on Salon's Web sites for reciprocal advertising space on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements received or delivered, whichever is more reliably measurable, and are recognized when the advertisements are run on Salon's Web sites. Barter expenses are recorded in sales and marketing in the consolidated statements of operations when Salon's advertisements are run on the reciprocal Web sites, which is typically in the same period as when advertisements are run on Salon's Web sites. There was no barter revenue in 1997. Barter revenues represented 7% and 16% of net revenues for the years ended March 31, 1998 and 1999, respectively.

  Certain agreements may provide that Salon receives commissions on revenues generated from electronic commerce transactions and shares in advertising revenue generated on co-branded pages. Revenues from electronic commerce transactions are generally not earned until the retailer has been paid by the customer. These revenues are recognized by Salon upon notification from the advertiser or distribution partner which notification is generally received quarterly.

  Revenues related to sales from Salon's online store are recognized when goods are shipped. Revenues related to the syndication and licensing of Salon content to other media outlets are recognized on notification that the content has been published. Subscription revenues are recognized ratably over the period that services are to be provided.

 Research and development

  Research and development expenditures are charged to expense as incurred.

                                   SALON.COM

 Advertising Costs

  Salon expenses advertising costs as they are incurred. Advertising expense was $9,000, $75,512 and $628,682 for the years ended March 31, 1997, 1998 and
1999, respectively. Of these total expenses, barter advertising costs represented zero, $75,424 and $472,105 for the years ended March 31, 1997, 1998 and 1999, respectively.

 Income taxes

  Salon recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Stock-based compensation

  Salon accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and presents disclosure required by Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation."

 Financial instruments

  The carrying amounts of Salon's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. Fair value of bank borrowings approximates carrying value because borrowings bear interest at current market rates.

 Concentrations

  Financial instruments which potentially subject Salon to concentrations of credit risk consist principally of trade accounts receivable. Salon performs ongoing credit evaluations, but does not require collateral. Salon provides an allowance for credit losses. The credit losses have not been significant to date.

  Salon relies on a number of third party suppliers for various services, including Web hosting, banner advertising, delivery software, Internet traffic measurement software and electronic commerce fulfillment services. While Salon believes it could obtain these services from other qualified suppliers on similar terms and conditions, a disruption in the supply of these services by the current suppliers could materially harm the business.

  Salon currently has the following concentrations of net revenues and trade accounts receivable:

 Net revenues

                                           Year Ended March 31,
                                 --------------------------------------------------------------
            Customer              1997                        1998                        1999
            --------             ------                      ------                      ------
               A                    71%                         37%                         13%
               B                    --                          16%                         --

                                   SALON.COM

 Trade accounts receivable

                                                   March 31,
                                    ------------------------------------------------------------------
            Customer                1997                           1998                           1999
            --------                ----                           ----                           ----
               A                    42%                            --                             --
               B                    21%                            --                             --
               C                    21%                            --                             --
               D                    16%                            58%                            --
               E                    --                             11%                            11%
               F                    --                             --                             11%
               G                    --                             --                             19%
               H                    --                             --                             11%

 Net loss per share and pro forma earnings per share

  Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive. The pro forma earnings per share is computed by dividing the net loss by the sum of the weighted-average number of shares of common stock outstanding and the weighted-average number of shares resulting from the automatic conversion of all outstanding shares of convertible preferred stock upon the closing of a sale of Salon's securities in an underwritten registered public offering with proceeds of at least $15 million and an offering price per share to the public equal to or greater than $11.64 appropriately adjusted for stock dividends, stock splits and the like.

  Diluted net loss per share attributable to common stockholders for the years ended March 31, 1997, 1998 and 1999 does not include the effect of 485,000, 1,561,510 and 1,683,593 stock options, respectively, and zero, 8,750 and 333,752 common stock warrants, respectively, or 2,500,000, 3,449,366 and 4,815,345 shares of convertible preferred stock on an "as if converted" basis, respectively, as the effect of their inclusion is antidilutive during each period.

 Pro forma stockholders' equity (unaudited)

  Effective upon the closing of this offering, the outstanding shares of Series A, Series B and Series C convertible preferred stock will automatically convert into approximately 2,500,000, 949,365 and 1,365,980 shares, respectively, of common stock. The pro forma effects of this conversion is unaudited and has been reflected in the accompanying pro forma stockholders' equity at March 31, 1999.

 Comprehensive income

  Salon adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. To date Salon has not had any transactions that are required to be reported in comprehensive income.

                                   SALON.COM

 Recent accounting pronouncements

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, Disclosure About Segments of an Enterprise and Required Information, ("SFAS No. 131"), which established standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic area and major customers. The adoption of SFAS No. 131 in fiscal 1999 did not have an impact on Salon's financial statement disclosures since Salon operates in only one business segment.

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. Salon does not expect the adoption of this standard to have a material impact on Salon's results of operations, financial position or cash flows.

  In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As Salon has historically expensed these costs, the adoption of SOP 98-5 is not expected to have a significant impact on Salon's results of operations, financial position or cash flows.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters for fiscal years beginning after June 15, 1999. Salon is assessing the potential impact of this pronouncement on its financial statements; however, they do not expect any significant impact since Salon currently does not have any derivative instruments and does not anticipate acquiring any.

                                   SALON.COM

Note 3--BALANCE SHEET COMPONENTS:

                                                               March 31,
                                                          ---------------------
                                                            1998        1999
                                                          ---------  ----------
Accounts receivable, net:
  Accounts receivable.................................... $ 248,113  $  526,807
  Less: Allowance for doubtful accounts..................       --      (29,598)
                                                          ---------  ----------
                                                          $ 248,113  $  497,209
                                                          =========  ==========
Prepaid expenses and other current assets:
  Prepaid advertising.................................... $     --   $  404,669
  Other..................................................   138,232     173,316
                                                          ---------  ----------
                                                          $ 138,232  $  577,985
                                                          =========  ==========
Property and equipment, net:
  Computer and network equipment and software............ $ 391,133  $  900,882
  Furniture and office equipment.........................   115,923     167,110
  Leasehold improvements.................................    21,122      33,221
                                                          ---------  ----------
                                                            528,178   1,101,213
  Less accumulated depreciation and amortization.........  (156,546)   (394,654)
                                                          ---------  ----------
                                                          $ 371,632  $  706,559
                                                          =========  ==========
Intangible assets, net:
  Tradename.............................................. $     --   $1,200,000
  Goodwill...............................................       --    3,555,567
  Proprietary technology.................................       --      305,000
  Subscriber list........................................       --       50,000
                                                          ---------  ----------
                                                                --    5,110,567
  Less accumulated amortization..........................       --          --
                                                          ---------  ----------
                                                          $     --   $5,110,567
                                                          =========  ==========
Accrued liabilities:
  Accrued compensation and related benefits.............. $  43,707  $  151,695
  Other accruals.........................................    35,686     287,803
                                                          ---------  ----------
                                                          $  79,393  $  439,498
                                                          =========  ==========

Note 4--ACQUISITION OF THE WELL:

  Salon completed the acquisition of The Well LLC, an online community business, March 29, 1999 for 463,918 shares of Series C preferred stock valued at $10.80 per share. Salon also incurred acquisition costs of $113,938 related to the transaction. Salon's acquisition of The Well LLC was accounted for using the purchase method of accounting.

                                   SALON.COM

  The allocation of Salon's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition were based on fair values as determined by independent appraisers. The allocation is summarized below:

   Trade name..................................................... $1,200,000
   Subscriber list................................................     50,000
   Proprietary technology including billing, conferencing and
    text-based system software....................................    305,000
   Goodwill.......................................................  3,555,567
   Property and equipment.........................................     77,630
   Net current liabilities assumed................................    (63,944)
                                                                   ----------
   Total purchase price........................................... $5,124,253
                                                                   ==========

  The identifiable intangible assets and goodwill are being amortized on a straight line basis over the estimated period of benefit of five years.

  The following unaudited pro forma financial information presents the consolidated results of Salon.com as if the Well acquisition had occurred at the beginning of each period, and includes adjustments for amortization of goodwill and other intangible assets. This pro forma financial information is not intended to be indicative of future results. Unaudited pro forma consolidated results of operations are as follows:

                                                       Year Ended March 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
                                                            (unaudited)
   Net revenues.....................................  $ 1,673,533  $ 3,406,177
   Net loss attributable to common stockholders.....   (4,956,341)  (7,595,373)
   Basic and diluted net loss per share attributable
    to common stockholders..........................       (13.21)      (19.41)

Note 5--BANK BORROWINGS:

  In April 1997, Salon entered into a borrowing agreement with a bank which provides for borrowings up to $500,000 for working capital and equipment advances. Borrowings bear interest at the bank's prime rate plus 0.5% and are collateralized by all assets of Salon, including intellectual property. As of March 31, 1998 and 1999, the principal balances for equipment advances outstanding under this agreement were $198,226 and $99,113 bearing interest at 8.25%. Borrowings are repayable in monthly installments of principal plus accrued interest through March 31, 2000. According to the terms of the agreement, Salon is required to meet certain financial covenants including minimum net worth and working capital levels.

  In connection with the borrowing agreement, Salon issued a warrant to purchase 8,750 shares of its Series A preferred stock at an exercise price of $2.00 per share. The warrant expires on April 14, 2002. Salon valued the warrant, using the Black-Scholes option pricing model, applying an expected life of 5 years, a weighted average risk-free interest rate of 6.51%, an expected dividend yield of zero percent and a volatility of 79%. The fair value was recorded as a discount to the amount borrowed and is being amortized to interest expense over the term of the borrowing agreement using the effective interest method.

  In April 1998, Salon entered into an additional borrowing agreement with the same bank which provides for revolving loans of the lesser of $250,000 plus 80% of eligible accounts receivable as defined by the bank or $500,000. The revolving borrowing amount was increased to a maximum of $1,000,000 upon the closing of Salon's Series C financing on April 14, 1999. These borrowings bear interest at the bank's prime rate. The agreement also provides for an equipment term loan up to $300,000. Borrowings under this equipment term

                                   SALON.COM
loan bear interest at the bank's prime rate plus 0.5%. As of March 31, 1999, Salon has drawn $210,841 against the equipment loan and $220,839 against the revolving borrowing amount. According to the terms of the agreement, Salon is required to meet certain covenants including minimum net worth and working capital levels.

  In connection with this borrowing agreement, Salon issued a warrant to purchase 11,867 shares of Salon's Series B preferred stock at an exercise price of $3.16 per share. The warrant expires on June 8, 2005. Salon valued the warrant, using the Black-Scholes option pricing model, applying an expected life of 7 years, a weighted average risk-free interest rate of 5.64%, an expected dividend yield of zero percent and a volatility of 107%. The fair value was recorded as a discount to the amount borrowed and is being amortized to interest expense over the term of the borrowing agreement using the effective interest method.

  In connection with the borrowing agreements, Salon issued a warrant to purchase 5,250 shares of Salon's Series C preferred stock at an exercise price of $3.88 per share. As of March 31, 1999, an additional 9,189 shares became issuable under the warrant determined in accordance with certain financing thresholds. The warrant expires December 17, 2005. Salon valued the warrant, using the Black-Scholes option pricing model, applying an expected life of 7 years, a weighted average risk-free interest rate of 5.06%, an expected dividend yield of zero percent and a volatility of 107%. The fair value was recorded as a discount to the amount borrowed and is being amortized to interest expense over the term of the borrowing agreement using the effective interest method.

  Scheduled annual repayments of principal subsequent to March 31, 1999, respectively, are as follows:

                                                                        1999
                                                                      ---------
   2000.............................................................. $ 440,434
   2001..............................................................    90,359
                                                                      ---------
                                                                        530,793
   Less unamortized discount.........................................   (91,682)
                                                                      ---------
                                                                        439,111
   Less current portion..............................................  (363,959)
                                                                      ---------
                                                                      $  75,152
                                                                      =========

Note 6--STOCKHOLDERS' EQUITY:

  Convertible preferred stock is composed of the following:

                                                              Shares Issued and
                                                                 Outstanding
                                                             -------------------
                                                                  March 31,
                                                    Shares   -------------------
   Series                                         Authorized   1998      1999
   ------                                         ---------- --------- ---------
   A............................................. 2,508,750  2,500,000 2,500,000
   B............................................. 1,100,000    949,365   949,365
   C............................................. 4,500,000        --  1,365,980
                                                  ---------  --------- ---------
                                                  8,108,750  3,449,365 4,815,345
                                                  =========  ========= =========

  The liquidation amounts for the Series A, B, and C preferred stocks as of March 31, 1999 were $5,000,000, $2,999,993 and $5,300,002, respectively.

                                   SALON.COM

  The holders of preferred stock have various rights and preferences as follows:

 Dividends and participation rights

  The holders of Series A preferred stock are entitled to receive dividends in preference to any dividend on common stock, at an annual rate equal to $0.16 per share, the holders of Series B preferred stock are entitled to receive dividends in preference to any dividend on common stock, at an annual rate equal to $0.252 per share, and the holders of Series C preferred stock are entitled to receive dividends in preference to any dividend on common stock, at an annual rate of $0.31 per share. In addition, preferred stockholders are entitled to participate in distributions to common stockholders in an amount per share as would be payable on the number of shares of common stock into which each share of preferred stock could be converted. Such dividends are noncumulative and no dividends have been declared or paid to date.

 Liquidation preference

  In the event of any liquidation, dissolution, or winding up of Salon, either voluntarily or involuntarily, the holders of Series C preferred stock are entitled to receive, in preference to the holders of Series A and Series B preferred stock and common stock, an amount equal to $3.88 per share of Series C preferred stock, plus all declared but unpaid dividends, if any. The holders of Series A preferred stock are entitled to receive, in preference to the holders of common stock, an amount equal to $2.00 per share of Series A preferred stock plus all declared but unpaid dividends, if any. The holders of Series B preferred stock are entitled to receive in preference to the holders of common stock, an amount equal to $3.16 per share of Series B preferred stock plus all declared but unpaid dividends. Once such liquidation preference has been paid, holders of Series A, Series B and Series C preferred stock are entitled to receive assets and funds of Salon in proportion to the number of shares of common stock as if converted pursuant to the following paragraph.

 Conversion rights

  Each share of Series A, Series B and Series C preferred stock shall be convertible at the option of the holder into shares of common stock at any time. The number of shares of common stock into which each share of Series A, Series B or Series C preferred stock may be converted shall be determined dividing $2.00, $3.16 and $3.88, respectively, by the conversion price in effect on the date the stock certificate is surrendered for conversion. The conversion price per share of Series A preferred stock initially shall be $2.00, the conversion price per share of Series B preferred stock initially shall be $3.16, and the conversion price per share of Series C preferred stock initially shall be $3.88. The conversion prices for each series of preferred stock shall be adjusted for stock splits, combinations and recapitalizations of Salon's common stock and stock dividends on the common stock, and for issuances by Salon of stock at a price per share less than the relevant conversion price. Each share of preferred stock shall automatically be converted into fully paid and nonassessable shares of common stock of Salon at the conversion price then in effect for such series of preferred stock at any time during the conversion period immediately upon the earlier of: (i) the closing of a sale of Salon's securities in an underwritten registered public offering with proceeds to Salon of at least $15 million and an offering price per share to the public equal to or greater than $11.64 appropriately adjusted for stock dividends, stock splits, stock combinations and the like; (ii) the date on which the holders of at least two-thirds of the then outstanding shares of Series C preferred stock (determined on an as-converted basis) consent in writing to such conversion; or
(iii) at such time as less than an aggregate of 250,000, 90,000 or 375,000 shares of Series A, Series B or Series C preferred stock, respectively, are outstanding.

  The preferred stock also carries provisions which protect the holders of such securities from dilution caused by capital reorganization, stock splits, or other such capital changes.

                                   SALON.COM

 Voting rights

  The holders of preferred stock are entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted pursuant to the conversion rights.

  As long as more than 250,000 shares of Series A preferred stock are outstanding, the holders of Series A preferred stock, voting as a separate class, have the right to elect one member of the Board of Directors. As long as more than 250,000 shares of Series B preferred stock are outstanding, the holders of Series B preferred stock, voting as a separate class, have the right to elect one member of the Board of Directors. As long as more than 250,000 shares of Series C preferred stock are outstanding, the holders of Series C preferred stock, voting as a separate class, have the right to elect one member of the Board of Directors.

  Holders of common stock, voting as a separate class, have the right to elect two members of the Board of Directors. The holders of common stock and preferred stock, voting together as a separate class, have the right to elect the remaining members of the Board of Directors.

 Common stock reserved

  Salon had reserved shares of common stock for the following:

                                                                  March 31,
                                                             -------------------
                                                               1998      1999
   Stock option plan........................................ 1,875,000 1,875,000
   Warrants.................................................     8,750   333,752
   Convertible preferred stock.............................. 3,449,365 4,815,345
                                                             --------- ---------
                                                             5,333,115 7,024,097
                                                             ========= =========

 Warrants

  In July 1998, Salon issued a warrant to purchase 79,114 shares of Series B preferred stock at an exercise price of $3.16 per share in connection with an online distribution agreement. The warrant may be exercised at any time within 5 years after issuance. Salon valued the warrant using the Black-Scholes option pricing model, applying an expected life of 7 years, a weighted average risk-free interest rate of 5.28%, an expected dividend yield of zero percent and a volatility of 107%. The fair value of $217,179 was recorded in prepaid expenses and other current assets and is being amortized to sales and marketing expense over the term of the agreement.

  In September and November 1998, Salon issued warrants to purchase up to 219,582 shares of common stock at an exercise price of $0.52 per share in connection with the sale of Series C convertible preferred stock. The exercisability of 146,389 of the warrants was contingent on Salon not consummating an equity financing within a specified period, as defined in the agreement. As of March 31, 1999 the warrants to acquire 146,389 shares of common stock were exercisable. The warrants expire in September 2008. Salon valued the warrants using the Black-Scholes option pricing model, applying an expected life of 10 years, a weighted average risk free interest rate of 5.04%, an expected dividend yield of zero percent and a volatility of 107%. The fair value of the total warrants to purchase 219,582 shares of common stock of $614,406 was recorded as additional paid-in capital. The allocation of proceeds between convertible preferred stock and warrants results in a beneficial conversion feature in the amount of $271,622. The beneficial conversion feature was reflected as a preferred dividend in the statement of operations.

                                   SALON.COM

  The following table summarizes information about common stock warrants outstanding at March 31, 1999:

                        Warrants Outstanding        Warrants Exercisable
                          at March 31, 1999           at March 31, 1999
                  --------------------------------- ---------------------
                               Weighted-
                                Average   Weighted-             Weighted-
       Range of    Number of   Remaining   Average    Number     Average
       Exercise     Shares    Contractual Exercise   of Shares  Exercise
        Prices    Outstanding    Life       Price   Exercisable   Price
       --------   ----------- ----------- --------- ----------- ---------
        $0.52       219,582   9.71 years    $0.52     219,582     $0.52
                    =======                           =======

  The following table summarizes information about preferred stock warrants outstanding at March 31, 1999:

                        Warrants Outstanding        Warrants Exercisable
                          at March 31, 1999           at March 31, 1999
                  --------------------------------- ---------------------
                               Weighted-
                                Average   Weighted-             Weighted-
       Range of    Number of   Remaining   Average    Number     Average
       Exercise     Shares    Contractual Exercise   of Shares  Exercise
        Prices    Outstanding    Life       Price   Exercisable   Price
       --------   ----------- ----------- --------- ----------- ---------
        $2.00         8,750   5.00 years    $2.00       8,750     $2.00
        $3.16        90,981   5.26 years    $3.16      90,981     $3.16
        $5.26        14,439   6.82 years    $5.26      14,439     $5.26
                    -------                           -------
                    114,170   5.44 years    $3.34     114,170     $3.34
                    =======                           =======

Note 7--EMPLOYEE STOCK OPTION PLAN:

  In 1995, Salon's Board of Directors adopted the 1995 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of Salon. Options granted under the Plan may be either incentive stock options ("ISO") or non-qualified stock options ("NSO"). ISOs may be granted only to Salon employees (including officers and directors who are also employees). NSOs may be granted to Salon employees as well as non-employee consultants. The exercise price of each option is determined by the Board of Directors and the maximum term for each option is 10 years. Options generally vest over a four year period.

                                   SALON.COM

  The following table summarizes activity under Salon's Plan from inception through March 31, 1999:

                                                     Outstanding Options
                                      ----------------------------------------------------
                                                                      Weighted- Weighted-
                            Shares                                     Average   Average
                          Available   Number of  Price Per Aggregate  Exercise    Deemed
                          for Grant    Shares      Share     Price      Price   Fair Value
                          ----------  ---------  --------- ---------  --------- ----------
Shares reserved for
 grant..................   1,875,000
Options granted.........    (355,000)   355,000  $     .20 $ 71,000     $.20      $ .80
Options terminated......      50,000    (50,000) $     .20  (10,000)    $.20      $ .80
                          ----------  ---------  --------- --------     ----      -----
Balance March 31, 1996..   1,570,000    305,000  $     .20   61,000     $.20      $ .80
Options granted.........    (190,000)   190,000  $     .20   38,000     $.20      $ .80
Options terminated......      10,000    (10,000) $     .20   (2,000)    $.20      $ .80
                          ----------  ---------  --------- --------     ----      -----
Balance March 31, 1997..   1,390,000    485,000  $     .20   97,000     $.20      $ .80
Options granted.........  (1,135,000) 1,135,000  $.20-$.32  239,600     $.22      $ .90
Options terminated......      58,490    (58,490) $     .20  (11,698)    $.20      $ .80
                          ----------  ---------  --------- --------     ----      -----
Balance March 31, 1998..     313,490  1,561,510  $.20-$.32  324,902     $.20      $ .86
Options granted.........    (376,250)   376,250  $.32-$.52  146,650     $.38      $2.72
Options terminated......     199,171   (199,171) $.20-$.52  (56,184)    $.28      $1.10
Options exercised.......         --     (54,996) $.20-$.32  (11,149)    $.20      $ .92
                          ----------  ---------  --------- --------     ----      -----
Balance March 31, 1999..     136,411  1,683,593  $.20-$.52 $404,219     $.24      $1.20
                          ==========  =========  ========= ========     ====      =====

  In connection with the grant of options for the purchase of common stock to employees during the period from July 27, 1995 (inception) through March 31, 1999, Salon recorded aggregate unearned compensation of $1,494,190 representing the difference between the deemed fair value of the common stock and the option exercise price at date of grant. Such unearned compensation will be amortized over the vesting period relating to these options. Salon amortized $99,183, $321,428 and $428,995 in the years ended March 31, 1997, 1998 and 1999, respectively.

                                   SALON.COM

  In connection with the grant of options for the purchase of common stock to non-employees during the period from April 1, 1997 through March 31, 1999, Salon recorded compensation in accordance with Emerging Issues Task Force 96-18 and SFAS No. 123. As of March 31, 1999, Salon has recorded aggregate deferred compensation of $366,602 related to these options. Such deferred compensation will be amortized over the vesting period relating to these options. Salon amortized $23,996 and $124,669 in the years ended March 31, 1998 and 1999, respectively.

  The following table summarizes information about stock options outstanding at March 31, 1999:

                       Options Outstanding at            Options Exercisable at
                           March 31, 1999                    March 31, 1999
                 --------------------------------------  ------------------------
                                Weighted-
                                 Average     Weighted-                 Weighted-
     Range of     Number of     Remaining     Average     Number of     Average
     Exercise      Shares      Contractual   Exercise      Shares      Exercise
      Prices     Outstanding      Life         Price     Exercisable     Price
     --------    -----------   -----------   ---------   -----------   ---------
       $.20       1,314,843    8.04 years      $.20        691,487       $.20
       $.32         252,500    9.38 years      $.32         13,460       $.32
       $.52         116,250    9.84 years      $.52            --        $.52
                  ---------                                -------
                  1,683,593    8.36 years      $.24        704,948       $.20
                  =========                                =======

  At March 31, 1996, 1997 and 1998, options to purchase zero, 90,651 and 424,732 shares of common stock, respectively, were exercisable. The weighted-average exercise price of the 1997 and 1998 options was $0.20.

  Salon accounts for the options in accordance with APB No. 25. The following information concerning the Plan is provided in accordance with SFAS No. 123. The weighted-average grant date fair value of stock options granted was $.04, $.04 and $.08 for the years ended March 31, 1997, 1998 and 1999, respectively.

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants in years ended March 31, 1997, 1998 and 1999:

                                                                 Year Ended
                                                                 March 31,
                                                               ----------------
                                                               1997  1998  1999
                                                               ----  ----  ----
   Risk-free interest rates................................... 5.88% 6.10% 5.66%
   Expected lives (in years)..................................    4     4     4
   Dividend yield.............................................    0     0     0

  Using the above method and assumptions, had Salon accounted for compensation expense according to SFAS No. 123, the pro forma net loss would be as follows:

                                                Year Ended March 31,
                                         -------------------------------------
                                            1997         1998         1999
                                         -----------  -----------  -----------
   Net loss attributable to common
    stockholders:
     As reported.......................  $(1,944,235) $(3,825,855) $(6,504,272)
     Pro forma.........................  $(2,105,982) $(4,165,802) $(6,911,677)
   Basic and diluted net loss
    attributable to common stockholders
    per share:
     As reported.......................  $     (3.84) $    (10.20) $    (16.62)
     Pro forma.........................  $     (4.15) $    (11.11) $    (17.66)

                                   SALON.COM

Note 8--401(k) SAVINGS PLAN:

  Salon's 401(k) Savings Plan (the "401(k) Plan") is a defined contribution retirement plan intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of Salon are eligible to participate in the 401(k) Plan pursuant to the terms of the Plan. Participants may contribute from 1% to 15% of compensation, subject to statutory limitations. Employer matching contributions are discretionary based on a certain percentage of a participant's contributions as determined by management of Salon. Salon has not made any discretionary contributions to the 401(k) Plan for the years ended March 31, 1997, 1998 and 1999.

Note 9--COMMITMENTS AND CONTINGENCIES:

 Lease obligations

  Salon has entered into two separate non-cancelable operating lease agreements for office space. The contracts provide for adjustments or escalations based upon changes in consumer price indices or operating expenses.

  Rent expenses under operating lease agreements was $64,750, $147,710 and $284,395 for the years ended March 31, 1997, 1998 and 1999, respectively.

  Future minimum rental payments under operating leases are as follows:

   Year Ending March 31,
   ---------------------
   2000.............................................................. $  332,695
   2001..............................................................    346,305
   2002..............................................................    367,876
   2003..............................................................    177,899
   2004..............................................................    182,856
   Thereafter........................................................        --
                                                                      ----------
                                                                      $1,407,631
                                                                      ==========

 Contingencies

  From time to time, Salon may have certain contingent liabilities that arise in the ordinary course of its business activities. Salon accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to have a material adverse effect on the financial position or results of operations of Salon.

                                   SALON.COM

Note 10--INCOME TAXES:

  Salon has no income tax provision for the years ended March 31, 1997, 1998 and 1999 due to reported net operating losses.

  Salon's deferred tax assets are as follows:

                                                            March 31,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
   Net operating loss carryforward.................. $ 2,460,000  $ 4,319,000
   Temporary differences principally deferred
    revenue and reserves............................      12,000      258,577
                                                     -----------  -----------
                                                       2,472,000    4,577,577
   Valuation allowance..............................  (2,472,000)  (4,577,577)
                                                     -----------  -----------
     Net deferred tax asset......................... $       --   $       --
                                                     ===========  ===========

  Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, a valuation allowance has been provided against deferred tax assets as March 31, 1998 and 1999.

  At March 31, 1999, Salon has net operating loss carryforwards of approximately $11,224,000 for federal and $8,712,000 for state income tax purposes. These carryforwards expire by 2019 and 2006, respectively.

  For federal and state tax purposes, a portion of Salon's net operating loss carryforward may be subject to certain limitations on annual utilization due to changes in ownership, as defined by federal and state tax laws.

Note 11--SUBSEQUENT EVENTS:

 Offering of Series C preferred stock

  On April 14, 1999, Salon completed an additional offering of Series C preferred stock. Pursuant to this offering, a total of 2,967,782 additional shares of Series C preferred stock were sold at a price of $3.88 per share, for total proceeds to Salon of $11,515,000. The holders of these Series C preferred stock have the same rights as those holders of the Series C shares issued prior to March 31, 1999 as discussed in Note 6. The difference between the offering price and the deemed fair value of the common stock on the date of the transaction resulted in a beneficial conversion feature in the amount of $11,515,000. The beneficial conversion feature will be reflected as a preferred dividend in the statement of operations in the first quarter of fiscal year 2000. In connection with investment broker services provided during this offering Salon issued warrants to entities affiliated with Daiwa Securities America, Inc. to purchase an aggregate of 148,389 shares of Series C preferred stock at an exercise price of $3.88 per share. The warrants may be exercised at any time within five years after issuance. Upon completion of this offering, the warrants will convert into the right to purchase an equivalent number of shares of Salon's common stock at the same exercise price. Salon valued the warrant using the Black-Scholes option pricing model, applying an expected life of 5 years, a weighted average risk-free interest rate of 5.14%, an expected dividend yield of zero percent, a volatility of 107% and a deemed fair value of common stock of $10.80. The fair market value of the warrants of $1.4 million will be netted against the proceeds from the offering.

  On April 14, 1999, in connection with marketing consulting services to be provided to Salon, a warrant was issued to ACT III Communications to purchase 25,773 shares of Series C preferred stock at an exercise price of $3.88 per share. The warrant may be exercised at any time within five years after issuance. Upon completion of this offering, the warrant will convert into the right to purchase an equivalent number of shares

                                   SALON.COM
of Salon's common stock at the same exercise price per share. Salon valued the warrant using the Black-Scholes option pricing model, applying an expected life of 5 years, a weighted average risk-free interest rate of 5.14%, an expected dividend yield of zero percent, a volatility of 107% and a deemed fair value of common stock of $10.80. The fair market value of the warrants of $244,000 will be expensed as the services are rendered.

 Employee Stock Purchase Plan and Option Plan

  In April 1999, Salon adopted an Employee Stock Purchase Plan (the "ESPP") to provide substantially all employees whose customary employment is more than 20 hours per week for more than five months in any calendar year eligibility to purchase shares of its common stock through payroll deductions, up to 10% of eligible compensation. Participant account balances are used to purchase shares of Salon common stock at the lesser of 85 percent of the fair market value of shares on either the first day or the last day of the designated payroll deduction period (the Offering Period), as chosen by the Board of Directors at is discretion, whichever is lower. The aggregate number of shares purchased by an employee may not exceed 1,000 shares in any one Offering Period, generally 12 months or less (subject to limitations imposed by the Internal Revenue
Code). A total of 500,000 shares are available for purchase under the ESPP.

 1995 Stock Option Plan

  On April 8, 1999, Salon's board of directors and stockholders approved a 1,000,000 share increase in the number of shares issuable under the 1995 Stock Option Plan.

  In April 1999, Salon granted 359,500 options to employees to acquire common stock at an exercise price of $2.92. Salon will record an aggregate of $2.8 million of unearned compensation representing the difference between the deemed fair market value of the common stock and the option exercise price at date of grant for these grants. Such unearned compensation will be amortized over the vesting period relating to these options.

 Reincorporation and stock splits

  On April 8, 1999, Salon's Articles of Incorporation were amended to (i) increase the amount of authorized shares of preferred stock to 8,108,750 and common stock to 12,500,000, (ii) increase the number shares of preferred stock designated as Series C to 4,500,000, (iii) effect a 1.35567 for 1 stock split of each outstanding share of Series C preferred stock and (iv) modify the rights, preferences, privileges and restrictions granted to or imposed on the Series A, Series B and Series C preferred stock. In conjunction with the increase in Series C, 4,500,000 shares of Salon's common stock were reserved for issuance upon conversion of the Series C preferred stock.

  In April 1999, Salon approved reincorporating in Delaware, changing the name to Salon.com, and effected a one for two split of its common and preferred stock. In connection with the reincorporation, Salon authorized (i) an increase in the amount of authorized shares of common stock to 50,000,000 and (ii) 5,000,000 shares of a new class of preferred stock. All share data and stock option plan information has been restated to reflect the splits and the reincorporation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of The Well LLC

  In our opinion, the accompanying balance sheets and the related statements of operations, of members' interest and of cash flows present fairly, in all material respects, the financial position of The Well LLC at December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from July 1, 1997 to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 3, 1999

                                  THE WELL LLC
                                 BALANCE SHEETS

                                                  December 31,
                                               -------------------
                                                                     March 29,
                                                 1997      1998        1999
                                               --------  ---------  -----------
                                                                    (unaudited)
Assets
Current assets:
  Cash ....................................... $ 10,661  $  11,455   $  29,487
  Accounts receivable, net of allowance for
   doubtful accounts of $1,600, $1,800 and
   $1,825, respectively.......................    8,733      4,427       1,790
  Related party receivables ..................   29,824     24,650      15,192
  Prepaid expenses and other current assets ..    2,100      1,213       3,249
                                               --------  ---------   ---------
    Total current assets .....................   51,318     41,745      49,718
Property and equipment, net ..................  121,636     87,295      77,630
                                               --------  ---------   ---------
    Total assets ............................. $172,954  $ 129,040   $ 127,348
                                               ========  =========   =========
Liabilities
Current liabilities:
  Accounts payable ........................... $  4,998  $   2,647   $  69,827
  Related party payables .....................    2,100      9,703       4,725
  Accrued liabilities ........................   69,337     87,550      33,131
  Deferred revenue ...........................    9,037     10,646       5,640
                                               --------  ---------   ---------
    Total current liabilities ................   85,472    110,546     113,323
                                               --------  ---------   ---------
Members' Interest
  Members' interest ..........................  154,909    154,909     164,909
  Accumulated deficit ........................  (67,427)  (136,415)   (150,884)
                                               --------  ---------   ---------
    Total members' interest ..................   87,482     18,494      14,025
                                               --------  ---------   ---------
    Total liabilities and members' interest .. $172,954  $ 129,040   $ 127,348
                                               ========  =========   =========


   The accompanying notes are an integral part of these financial statements.

                                  THE WELL LLC
                            STATEMENTS OF OPERATIONS

                                                        For the        For the
                           Period from                   period         period
                          July 1, 1997    Year ended  January 1 to  January 1 to
                         to December 31, December 31,  March 31,      March 29,
                              1997           1998         1998        1999
                         --------------- ------------ ------------ -----------
                                                      (unaudited)  (unaudited)
Subscription revenues...    $ 267,022     $ 484,660    $ 137,183    $ 118,036
Operating expenses:
  Cost of subscription
   revenues.............      124,685       217,537       40,963       52,063
  Selling and marketing
   .....................       45,475        78,044       14,940       18,678
  General and
   administrative.......      164,289       258,067       53,975       61,764
                            ---------     ---------    ---------    ---------
    Total operating
     expenses...........      334,449       553,648      109,878      132,505
                            ---------     ---------    ---------    ---------
Net income (loss).......    $ (67,427)    $ (68,988)   $  27,305    $ (14,469)
                            =========     =========    =========    =========





   The accompanying notes are an integral part of these financial statements.

                                  THE WELL LLC
                        STATEMENTS OF MEMBERS' INTEREST

                                       Members' Interest
                                      -------------------
                                      Whole Earth
                                       Lectronic   Bruce  Accumulated
                                      Link, Inc.   Katz     Deficit    Total
                                      ----------- ------- ----------- --------
Capital contributions ..............   $144,909   $10,000  $     --   $154,909
Net loss for the period July 1, 1997
 to December 31, 1997 ..............        --        --     (67,427)  (67,427)
                                       --------   -------  ---------  --------
Balance at December 31, 1997 .......    144,909    10,000    (67,427)   87,482
Net loss ...........................        --        --     (68,988)  (68,988)
                                       --------   -------  ---------  --------
Balance at December 31, 1998 .......    144,909    10,000   (136,415)   18,494
Capital contribution ...............     10,000       --         --     10,000
Net loss for the period from January
 1, 1999 to March 29, 1999..........        --        --     (14,469)  (14,469)
                                       --------   -------  ---------  --------
Balance at March 29, 1999...........   $154,909   $10,000  $(150,884) $ 14,025
                                       ========   =======  =========  ========


   The accompanying notes are an integral part of these financial statements.

                                  THE WELL LLC
                            STATEMENTS OF CASH FLOWS

                                                        For the      For the
                          Period from                   period        period
                        July 1, 1997 to  Year ended    January 1    January 1
                         December 31,   December 31,  to March 31, to March 29,
                             1997           1998         1998          1999
                        --------------- ------------ ------------- ------------
                                                      (unaudited)  (unaudited)
Cash flows from
 operating activities
 Net income (loss).....    $(67,427)      $(68,988)    $ 27,305      $(14,469)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities:
   Bad debt expense....       1,600            200        2,000            25
   Depreciation........      26,902         44,001       13,856        11,000
   Write-off of
    property and
    equipment..........       4,237          2,378          --            --
   Changes in operating
    assets and
    liabilities:
    Accounts
     receivable........     (10,333)         4,106      (29,326)        2,612
    Related party
     receivables.......     (29,824)        11,469       (4,632)        9,458
    Prepaid expenses
     and other current
     assets............      (1,378)        (5,408)      (4,742)       (2,036)
    Accounts payable...       4,998         (2,351)         391        67,180
    Related party
     payables..........       2,100          7,603         (371)       (4,978)
    Accrued
     liabilities.......      55,405         18,213      (22,136)      (54,419)
    Deferred revenue...       9,037          1,609       (7,508)       (5,006)
                           --------       --------     --------      --------
      Net cash provided
       by (used in)
       operating
       activities......      (4,683)        12,832      (25,163)        9,367
                           --------       --------     --------      --------
Cash flows from
 investing activities:
 Acquisition of
  property and
  equipment ...........      (9,764)       (12,038)         --         (1,335)
                           --------       --------     --------      --------
      Net cash used in
       investing
       activities......      (9,764)       (12,038)         --         (1,335)
                           --------       --------     --------      --------
Cash flows from
 financing activities:
 Contributions from
  members .............      25,108            --           --         10,000
 Borrowings under bank
  overdraft facility...         --             --        14,502           --
                           --------       --------     --------      --------
      Net cash provided
       by financing
       activities......      25,108            --        14,502        10,000
                           --------       --------     --------      --------
      Net increase
       (decrease) in
       cash ...........      10,661            794      (10,661)       18,032
Cash at beginning of
 period ...............         --          10,661       10,661        11,455
                           --------       --------     --------      --------
Cash at end of period
 ......................    $ 10,661       $ 11,455     $    --       $ 29,487
                           ========       ========     ========      ========


   The accompanying notes are an integral part of these financial statements.

                                  THE WELL LLC

                         NOTES TO FINANCIAL STATEMENTS

Note 1--FORMATION AND BUSINESS OF THE COMPANY:

  The Well LLC (the "Company") is a California Limited Liability Company that is in the business of providing international online conferencing services to subscribers for a monthly fee. Its members are comprised of Whole Earth 'Lectronic Link, Inc. ("Link"), a California S corporation owning 1,500,000 membership units, and Bruce Katz, an individual owning 10,000 membership units. Link is wholly owned by Bruce Katz.

  The Company was initially formed in September 1996 and was dormant until July 1, 1997, when it acquired its business from Link as a capital contribution. As consideration for 1,500,000 membership units in the Company, Link contributed its online conferencing services division which had the following net assets at July 1, 1997:

   Cash............................................................... $ 15,108
   Prepaid expenses ..................................................      722
   Property and equipment, net........................................  143,011
   Accrued liabilities................................................  (13,932)
                                                                       --------
                                                                       $144,909
                                                                       ========

  Link also contributed intellectual property, primarily in the form of existing technology, technical know-how, and the customer base. This contribution has been recorded at its historical carrying amount, which is zero. The Company recorded the tangible and intangible assets contributed by Link at their historical carrying amounts as there was effectively no change in ownership.

  As consideration for 10,000 membership units in the Company, Bruce Katz contributed $10,000 in cash.

Note 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim financial statements (unaudited)

  The financial statements as of March 29, 1999 and for the periods from January 1, 1998 to March 31, 1998 and January 1, 1999 to March 29, 1999 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                                  THE WELL LLC

 Fair value of financial instruments

  The reported amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

 Concentration of credit risk

  Cash and cash equivalents are deposited in one domestic bank. With respect to accounts receivable, the Company's customer base is dispersed across many geographic areas. The Company monitors customer's payment history and establishes reserves for bad debt as warranted.

 Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five to seven years. Major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

 Revenue recognition

  Subscription revenues for online conferencing services are recognized over the period that services are provided. Deferred revenue consists primarily of monthly prepaid subscription fees billed in advance.

 Cost of subscription revenues

  Cost of subscription revenues includes connectivity charges, systems co-location and administrative costs paid to Whole Earth Networks (see Note 5), depreciation expense relating to network equipment, credit card charges, and costs of personnel responsible for the operation of network equipment and systems.

 Income taxes

  The Company was not subject to income taxes during the period from July 1, 1997 to March 29, 1999 since it operated as a partnership and any taxes are payable by its members.

 Comprehensive income

  The Company has adopted the accounting treatment prescribed by SFAS No. 130 "Reporting Comprehensive Income." The adoption of this statement has no impact on the Company's financial statements for the periods presented.

Note 3--PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following:

                                                  December 31,
                                               --------------------   March 29,
                                                 1997       1998        1999
                                               ---------  ---------  -----------
                                                                     (unaudited)
   Computer equipment......................... $ 252,253  $ 252,951   $ 254,286
   Furniture..................................    21,392     20,006      20,006
                                               ---------  ---------   ---------
                                                 273,645    272,957     274,292
   Accumulated depreciation...................  (152,009)  (185,662)   (196,662)
                                               ---------  ---------   ---------
                                               $ 121,636  $  87,295   $  77,630
                                               =========  =========   =========

                                  THE WELL LLC

Note 4--ACCRUED LIABILITIES:

  Accrued liabilities consist of the following:

                                                      December 31,
                                                     ---------------
                                                                      March 29,
                                                      1997    1998      1999
                                                     ------- ------- -----------
                                                                     (unaudited)
   Accrued payroll.................................. $12,981 $ 4,731   $ 8,000
   Accrued vacation.................................  17,333  13,319    13,319
   Other............................................  39,023  69,500    11,812
                                                     ------- -------   -------
                                                     $69,337 $87,550   $33,131
                                                     ======= =======   =======

Note 5--RELATED PARTY TRANSACTIONS:

 Insurance

  During the period from July 1, 1997 to March 29, 1999, the Company was covered by an insurance policy held by Rosewood Stone Group, Inc. ("RSG"), an S corporation wholly owned by one of its members, Bruce Katz. The insurance policy covers property, general liability, and workers compensation.

 Rent and other operating expenses

  During 1998, the Company entered into an arrangement to rent office space from Well Engaged LLC, a limited liability company whose members are also Bruce Katz and Link. The Company pays $1,350 per month plus its prorata share of related operating costs.

 Billing and collection services

  The Company entered into a billing and services agreement with Whole Earth Networks ("WeNet"), a limited liability company. The Company's members are majority owners of WeNet. WeNet was an Internet service provider and also formerly a division of Link. Prior to the Company and WeNet's separation from Link, the customer base had received one bill for both the conferencing and Internet access services. The billing and services agreement appoints Link to act as an agent in disbursing the revenue generated from The Well members who were subscribers prior to the Company commencing operations on July 1, 1997. The Company receives a fixed amount of revenue for each customer based on the subscriber's plan. The Company also pays to WeNet for billing services rendered. WeNet sold substantially all of its assets in March 1998 to Whole Earth Network, Inc. ("GST WeNet"), an unrelated third party. GST WeNet assumed the rights and obligations of the existing billing and services agreement and continues to act as the billing agent for the Company.

 Co-location services agreement

  During the period from July 1, 1997 to March 29, 1999, the Company also had an agreement with WeNet to provide certain types of services to the Company. The services provided included storage space for some of the Company's computer hardware, a high bandwidth Internet connection, and system administration. The costs for these services vary depending on the services provided in any given month. The rights and obligations of the co-location services agreement were also specifically assumed by GST WeNet as part of the purchase of WeNet in March 1998.

                                  THE WELL LLC

  Transactions with related parties are as follows:

                                                                                  For the      For the
                                                     Period from                   period       period
                                                   July 1, 1997 to  Year ended   January 1    January 1
                                                    December 31,   December 31, to March 31, to March 29,
   Related Entity          Transaction                  1997           1998         1998         1999
   --------------          -----------             --------------- ------------ ------------ ------------
                                                                                (unaudited)  (unaudited)
   Amounts received from:
    Well Engaged LLC       Sale of equipment......     $   --        $   721       $  --       $   --
    WeNet                  Sale of equipment......       6,295           --           --           --
   Amounts paid to:
    WeNet/GST WeNet        Billing fees...........       8,357        11,702        3,432        2,267
    WeNet/GST WeNet        Co-location services...      62,580        22,290        6,750       14,250
    Rosewood Stone Group   Insurance..............       1,050         5,194          300        1,250
    Well Engaged LLC       Purchase of equipment..         --          3,610          --           --
    Well Engaged LLC       Rent...................         --         12,150          --         4,050

  In addition, the Company received certain management and accounting services from RSG at no cost to the Company. The value of these services is estimated at approximately $4,200 for the period from July 1, 1997 to December 31, 1997, $8,400 and for the year ended December 31, 1998, and $2,100 and $2,100 for the periods from January 1, 1998 to March 31, 1998 and January 1, 1999 to March 29, 1999, respectively.

  Balances outstanding with related parties are as follows:

                                                      December 31,
                                                     ---------------  March 29,
                                                      1997    1998      1999
                                                     ------- ------- -----------
                                                                     (unaudited)
   Amounts due from:
    Whole Earth 'Lectronic Link..................... $22,492 $18,355   $15,192
    Well Engaged LLC ...............................   1,037     --        --
    Whole Earth Networks Link ......................   6,295   6,295       --
                                                     ------- -------   -------
                                                     $29,824 $24,650   $15,192
                                                     ======= =======   =======
   Amounts payable to:
    Rosewood Stone Group ........................... $ 2,100 $ 5,915   $   675
    Well Engaged LLC ...............................     --    3,788     4,050
                                                     ------- -------   -------
                                                     $ 2,100 $ 9,703   $ 4,725
                                                     ======= =======   =======

Note 6--PROFIT SHARING PLAN:

  The Company's qualifying employees are covered by a multi-employer profit sharing plan ("the Plan") under Internal Revenue Code Section 401(k). Participating employees may defer a portion of their pretax earnings, up to the maximum percentage allowable under the Internal Revenue Code. The Company may make matching contributions equal to a discretionary percentage of the participating employees' salary reductions. The Company made no contributions to the Plan during the period from July 1, 1997 to March 29, 1999.

Note 7--STOCK OPTION PLAN:

  In 1997, the Company adopted the 1997 Option Plan (the "Plan") under which 300,000 shares were reserved for issuance to employees, consultants and directors. As defined under the Plan, a share is equivalent to one membership unit of the Company.

                                  THE WELL LLC

  In 1997, the Company granted options to purchase 225,000 shares to two employees. All options granted to these employees have been cancelled and all vested options, none of which were exercised, have expired since these employees are no longer with the Company. As of March 29, 1999, there were no options outstanding or exercisable.

Note 8--SUPPLEMENTAL CASH FLOW INFORMATION:

                                                            For the      For the
                               Period from                   period       period
                             July 1, 1997 to  Year ended   January 1    January 1
                              December 31,   December 31, to March 31, to March 29,
                                  1997           1998         1998         1999
                             --------------- ------------ ------------ ------------
   Supplemental disclosures
    of cash flow
    information:
    Cash paid during the
     year for state income
     taxes.................     $    --          $800        $  --        $  --
                                ========         ====        ======       ======
   Supplemental disclosures
    of noncash investing
    and financing
    transactions:
    Assets and liabilities
     contributed by Whole
     Earth 'Lectronic Link:
     Prepaid expenses .....     $    722
     Property and
      equipment, net ......      143,011
     Accrued liabilities ..      (13,932)
                                --------
       Total ..............     $129,801
                                ========

Note 9--SUBSEQUENT EVENT:

  In March 1999, the Board of Directors approved the sale of the Company to Salon.com for approximately $1.8 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
 Whole Earth 'Lectronic Link, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations and changes in owner's net equity and of cash flows present fairly, in all material respects, the financial position of the Online Conferencing Business, a division of Whole Earth 'Lectronic Link, Inc., (the "Business") at June 30, 1997 and the results of its operations and its cash flows for the period from January 1, 1997 to June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 3, 1999

                          ONLINE CONFERENCING BUSINESS
                             (PREDECESSOR BUSINESS)

                                 BALANCE SHEET
                                 JUNE 30, 1997

ASSETS
Current assets:
  Cash................................................................ $ 15,108
  Prepaid expenses and other current assets...........................      722
                                                                       --------
    Total current assets..............................................   15,830
Property and equipment, net...........................................  143,011
                                                                       --------
    Total assets...................................................... $158,841
                                                                       ========
LIABILITIES AND OWNER'S NET EQUITY
Current liabilities:
  Accrued liabilities................................................. $ 13,932
  Owner's net equity..................................................  144,909
                                                                       --------
    Total liabilities and owner's net equity.......................... $158,841
                                                                       ========


   The accompanying notes are an integral part of these financial statements.

                          ONLINE CONFERENCING BUSINESS
                             (PREDECESSOR BUSINESS)

           STATEMENT OF OPERATIONS AND CHANGES IN OWNER'S NET EQUITY
              FOR THE PERIOD FROM JANUARY 1, 1997 TO JUNE 30, 1997

Subscription revenues................................................. $250,580
Operating expenses:
  Cost of subscription revenues.......................................  111,844
  Selling and marketing...............................................   47,071
  General and administrative..........................................  132,611
                                                                       --------
    Total operating expenses..........................................  291,526
                                                                       --------
Net loss..............................................................  (40,946)
Owner's net equity, beginning of period...............................  185,855
                                                                       --------
Owner's net equity, end of period..................................... $144,909
                                                                       ========



   The accompanying notes are an integral part of these financial statements.

                          ONLINE CONFERENCING BUSINESS
                             (PREDECESSOR BUSINESS)

                            STATEMENT OF CASH FLOWS
              FOR THE PERIOD FROM JANUARY 1, 1997 TO JUNE 30, 1997

Cash flows from operating activities:
  Net loss........................................................... $(40,946)
  Adjustment to reconcile net loss to net cash provided by (used in)
   operating activities:
    Depreciation.....................................................   26,703
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets........................    3,810
    Accrued liabilities..............................................    2,904
                                                                      --------
      Net cash used in operating activities..........................   (7,529)
                                                                      --------
      Net decrease in cash...........................................   (7,529)
Cash at beginning of period..........................................   22,637
                                                                      --------
Cash at end of period................................................ $ 15,108
                                                                      ========


   The accompanying notes are an integral part of these financial statements.

                          ONLINE CONFERENCING BUSINESS
                             (PREDECESSOR BUSINESS)

                         NOTES TO FINANCIAL STATEMENTS

Note 1--FORMATION AND BUSINESS OF THE COMPANY:

  The accompanying financial statements and related notes reflect the carve-out historical results of operations and financial position of the online conferencing business ("the Business") of Whole Earth 'Lectronic Link, Inc. ("Link"). The Statement of Operations includes all revenues and costs directly attributable to the online conferencing business, including costs for facilities, functions, and services used by the Business at shared sites and allocations of costs for certain administrative functions and services performed by Link. Costs have been allocated to the Business based on Link management's estimates of costs attributable to the operation of the online conferencing business. Such costs are not necessarily indicative of the costs that would have been incurred if the online conferencing business had been a separate entity.

  The Business provides international online conferencing services to subscribers for a monthly fee. Link is wholly owned by Bruce Katz.

Note 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  The Business considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Fair value of financial instruments

  The reported amounts of certain of the Business' financial instruments including cash and accrued liabilities approximate fair value due to their short maturities.

 Concentration of credit risk

  Cash is deposited in one domestic bank. The Business' customer base is dispersed across many geographic areas. The Business monitors customers' payment history and establishes reserves for bad debt as warranted.

 Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of five to seven years. Major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

                          ONLINE CONFERENCING BUSINESS
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Revenue recognition

  Subscription revenues for online conferencing services are recognized over the period that services are provided. Deferred revenue consists primarily of monthly prepaid subscription fees billed in advance.

 Cost of subscription revenues

  Cost of subscription revenues includes connectivity charges, systems co-location and administrative costs, depreciation expense relating to network equipment, credit card charges, and costs of personnel responsible for the operation of network equipment and systems.

 Income taxes

  The Business is a division of Link, which operated as an S corporation and any taxes are payable by Link's shareholder.

Note 3--PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following at June 30, 1997:

   Computer equipment............................................... $  255,056
   Furniture........................................................     21,392
                                                                     ----------
                                                                        276,448
   Accumulated depreciation.........................................  (133,437)
                                                                     ----------
                                                                     $  143,011
                                                                     ==========

Note 4--RELATED PARTY TRANSACTIONS:

 Insurance

  During the period from January 1, 1997 to June 30, 1997, the Business was covered by an insurance policy held by Rosewood Stone Group, Inc. ("RSG"), an S corporation wholly owned by Bruce Katz. The insurance policy covers property, general liability, and workers compensation. The Business paid RSG $1,200 in connection with this insurance coverage.

 Billing and collection services

  The Business entered into a billing and services agreement with Whole Earth Networks ("WeNet"), a limited liability company in which Bruce Katz was a majority beneficial owner. WeNet is an Internet service provider and an affiliate of Link. The customer base received one bill for both the conferencing and Internet access services. The Business paid WeNet $12,432 for billing services rendered during the period from January 1, 1997 to June 30, 1997.

                          ONLINE CONFERENCING BUSINESS
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Co-location services agreement

  During the period from January 1, 1997 to June 30, 1997, the Business had an agreement with WeNet to provide certain types of services to the Business. The services provided included storage space for some of the Business' computer hardware, a high bandwidth Internet connection, and system administration. The costs for these services vary depending on the services provided in any given month. For the period from January 1, 1997 to June 30, 1997, the Business paid WeNet $37,400 for these co-location services.

  In addition, the Company received certain management and accounting services from RSG at no cost to the Company. The value of these services is estimated at approximately $4,200 for the period from January 1, 1997 to June 30, 1997.

Note 5--PROFIT SHARING PLAN:

  The Business' qualifying employees are covered by a multi-employer profit sharing plan ("the Plan") under Internal Revenue Code Section 401(k). Participating employees may defer a portion of their pretax earnings, up to the maximum percentage allowable under the Internal Revenue Code. The Company may make matching contributions equal to a discretionary percentage of the participating employees' salary reductions. The Business made no contributions to the Plan during the period from January 1, 1997 to June 30, 1997.

Note 6--SUBSEQUENT EVENT:

  On July 1, 1997, Link transferred the Business into The Well LLC ("The Well") in return for 1,500,000 membership units in The Well.

                                   SALON.COM

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

  The following financial pro forma consolidated statement presents the Salon.com pro forma consolidated statement of operations for the year ended March 31, 1999.

  Salon's acquisition of The Well LLC has been accounted for under the "purchase" method of accounting, which requires the purchase price to be allocated to the acquired assets and liabilities of The Well LLC on the basis of their estimated fair values as of the date of acquisition. The following pro forma consolidated statement of operations for the year ended March 31, 1999 gives effect to the acquisition of The Well LLC as if it occurred on April 1, 1998 and includes adjustments directly attributable to the acquisition of The Well LLC and expected to have a continuing impact on the combined company.

  The pro forma information is based on historical financial statements. The assumptions give effect to the business combination with The Well LLC under the purchase method of accounting. The information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected at the beginning of the period presented.

                                   SALON.COM

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

                            For the      For the                      For the
                          Year Ended    Year Ended                  Year Ended
                           March 31,   December 31,                  March 31,
                             1999          1998                        1999
                          -----------  ------------                 -----------
                           Salon.com   The Well LLC Adjustments      Pro Forma
                          -----------  ------------ -----------     -----------
Revenues:
  Sponsorship and
   advertising..........  $ 2,921,517    $    --    $       --      $ 2,921,517
  Subscription..........          --      484,660           --          484,660
                          -----------    --------   -----------     -----------
                            2,921,517     484,660           --        3,406,177
                          -----------    --------   -----------     -----------
Operating expenses:
  Production, content,
   and product..........    4,502,964         --            --        4,502,964
  Cost of subscription
   revenues.............          --      217,537           --          217,537
  Sales and marketing...    3,654,733      78,044           --        3,732,777
  Research and
   development..........      469,117         --            --          469,117
  General and
   administrative.......      518,291     258,067           --          776,358
  Amortization of
   acquired
   intangibles..........          --          --      1,022,113 (A)   1,022,113
                          -----------    --------   -----------     -----------
    Total operating
     expenses ..........    9,145,105     553,648     1,022,113      10,720,866
                          -----------    --------   -----------     -----------
Loss from operations....   (6,223,588)    (68,988)   (1,022,113)     (7,314,689)
Interest expense........      (53,672)        --            --          (53,672)
Other income............       44,610         --            --           44,610
                          -----------    --------   -----------     -----------
    Net loss............   (6,232,650)    (68,988)   (1,022,113)     (7,323,751)
Preferred dividend......      271,622         --            --          271,622
                          -----------    --------   -----------     -----------
Net loss attributable to
 common stockholders....  $(6,504,272)   $(68,988)  $(1,022,113)    $(7,595,373)
                          ===========    ========   ===========     ===========
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........  $    (16.62)                              $    (19.41)
                          ===========                               ===========
Weighted average shares
 used in computing basic
 and diluted net loss
 per share attributable
 to common
 stockholders...........      391,354                                   391,354
                          ===========                               ===========
Pro forma basic and
 diluted net loss per
 share attributable to
 common stockholders ...  $     (1.50)                              $     (1.58)
                          ===========                               ===========
Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share
 attributable to common
 stockholders...........    4,327,798                                 4,791,716
                          ===========                               ===========

   The accompanying notes are an integral part of these financial statements.

                                   SALON.COM

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

Note 1--BASIS OF PRESENTATION:

  In March 1999, Salon acquired The Well LLC, a privately held company that has experience in providing international online conferencing services to subscribers.

  The unaudited pro forma information presented is not necessarily indicative of the future consolidated results of operations of Salon or the consolidated results of operations that would have resulted had the acquisition taken place on April 1, 1998. The unaudited pro forma consolidated statement of operations for the year ended March 31, 1999 reflects the effects of the acquisition, assuming the related events occurred as of April 1, 1998 for the purposes of the unaudited pro forma consolidated statement of operations.

Note 2--UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS:

  The unaudited pro forma consolidated financial statements reflect a total purchase price of $5.1 million consisting of 463,918 shares of Series C preferred stock valued at $10.80 per share and acquisition costs of $113,938. The acquisition was recorded under the purchase method of accounting. The tradename, proprietary technology, goodwill and the subscriber list are being amortized on a straight-line basis over the estimated period of benefit of five years.

  The allocation of Salon's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition were based on fair values as determined by independent appraisers. The allocation is summarized below:

   Trade name..................................................... $1,200,000
   Subscriber list................................................     50,000
   Proprietary technology including billing, conferencing and
    text-based system software....................................    305,000
   Goodwill.......................................................  3,555,567
   Property and equipment.........................................     77,630
   Net current liabilities assumed................................    (63,944)
                                                                   ----------
   Total purchase price........................................... $5,124,253
                                                                   ==========

Note 3--UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE:

  The net loss per share and shares used in computing the net loss per share for the year ended March 31, 1999 is based upon the historical weighted average common shares outstanding. The Salon common stock issuable upon the exercise of the stock options and warrants have been excluded as the effect would be antidilutive. In addition to the shares used in computing the net loss per share above, pro forma net loss per share is calculated using the convertible preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

  The 463,918 shares of convertible preferred stock issued in connection with the purchase price of The Well LLC have been included in the calculation of pro forma basic and diluted net loss per share for the year ended March 31, 1999 as follows:

   Shares used in computing basic and diluted net loss per share
    attributable to common stockholders .............................   391,354
   Adjustment to reflect the assumed conversion of preferred stock... 3,936,444
   Adjustment to reflect the assumed conversion of preferred stock
    issued in connection with the purchase of The Well...............   463,918
                                                                      ---------
   Shares used in computing pro forma basic and diluted net loss per share attributable to common stockholders........................ 4,791,716
                                                                      =========

                                   SALON.COM

                                  (Unaudited)

Note 4--PURCHASE ADJUSTMENTS:

  The following adjustment was applied to Salon's historical financial statements and those of The Well to arrive at the pro forma consolidated statement of operations.

  (A) To record the annual amortization of tradename, proprietary technology, goodwill and subscriber list which is being amortized over the estimated period of benefit of five years.

[SALON.COM LOGO]

[LOGO OF SALON.COM]

                              [LOGO OF SALON.COM]

  Until       , 1999, which is 25 days after the date of this prospectus, all dealers that buy, sell or trade Salon's common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by Salon, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   10,790
   NASD filing fee..................................................      4,382
   Nasdaq National Market listing fee...............................     43,750
   Blue sky fees and expenses.......................................     10,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    300,000
   Transfer agent and registrar fees................................     10,000
   Miscellaneous expenses...........................................    171,078
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

Item 14. Indemnification of Officers and Directors

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Salon's certificate of incorporation and bylaws provide that Salon shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, Salon intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require Salon, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. Salon also intends to maintain director and officer liability insurance, if available on reasonable terms.

  These indemnification provisions and the indemnification agreement to be entered into between Salon and its officers and directors may be sufficiently broad to permit indemnification of Salon's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of Salon and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

  (a) Since April 1, 1996, Salon has issued and sold the following unregistered securities:

    (1) From inception to April 1, 1999, Salon issued options to purchase an aggregate of 2,056,250 shares of common stock under the 1995 stock option plan, of which 54,996 have been exercised.

    (2) On December 22, 1995, August 2, 1996 and February 6, 1997, Salon sold an aggregate of 2,500,000 shares of its Series A preferred stock to two investors, Adobe Ventures, L.P. and H&Q Salon Investors, L.P., for an aggregate of $5,000,000.

    (3) In April 1997, Salon issued a warrant to purchase 8,750 shares of Series A preferred stock at an exercise price of $2.00 per share to Imperial Bancorp. This warrant may be exercised at any time within five years after its issuance.

    (4) On November 28, 1997, Salon sold an aggregate of 949,365 shares of its Series B preferred stock to four investors, including Adobe Ventures II, L.P., DOTCOM Ventures, L.P. and H&Q Salon Investors, L.P. for an aggregate of approximately $3.0 million.

    (5) In April 1998, Salon issued a warrant to purchase 11,867 shares of Series B preferred stock at an exercise price of $3.16 per share to Imperial Bancorp. This warrant may be exercised at any time within seven years after its issuance.

    (6) In July 1998, Salon issued a warrant to purchase 79,114 shares of its Series B preferred stock at an exercise price of $3.16 per share to America Online Inc. This warrant may be exercised at any time within five years after its issuance.

    (7) On September 18, 1998, November 3, 1998 and April 14, 1999, Salon sold an aggregate of 3,869,843 shares of Series C preferred stock to thirty-five investors including Adobe Ventures II, L.P., DOTCOM Ventures, L.P., entities affiliated with Constellation Ventures, H&Q Salon Investors, L.P., Wasserstein Adelson Ventures, L.P. and entities affiliated with Bruce Katz for an aggregate of $15,014,991. In addition, on September 18, 1998, Salon issued warrants to purchase an aggregate of 219,582 shares of common stock with an exercise price per share of $0.52 to Adobe Ventures II, L.P., DOTCOM Ventures, L.P. and H&Q Salon Investors, L.P.

    (8) In December 1998, Salon issued a warrant to purchase 14,439 shares of Series C preferred stock at an exercise price of $3.88 per share to Imperial Bancorp. This warrant may be exercised at any time within seven years after its issuance.

    (9) On March 29, 1999, Salon issued 463,918 shares of Series C preferred stock to Whole Earth Lectronic Link and Bruce Katz in exchange for all of the membership interests of The Well LLC.

    (10) On April 14, 1999, Salon issued a warrant to purchase an aggregate of 148,389 shares of Series C preferred stock at an exercise price of $3.88 per share to entities affiliated with Daiwa Securities America Inc. and a warrant to purchase 25,773 shares of Series C preferred stock at an exercise price of $3.88 per share to ACT III Communications.

  There were no underwriters employed in connection with any of the transactions set forth in Item 15.

  For additional information concerning these equity investment transactions, see the section entitled "Certain Transactions" in the prospectus.

  The issuances described in Items 15(a)(1) through 15(a)(10) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. Certain issuances described in Item 15(a)(1) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Salon or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 * 1.1   Form of Underwriting Agreement.

 * 2.1   Membership Interest Purchase Agreement dated March 29, 1999.

 * 3.1   Amended and Restated Articles of Incorporation of Salon, as amended to date.

   3.2   Form of Certificate of Incorporation of Salon.

 * 3.3   Bylaws of Salon.

   3.4   Form of Bylaws.

 * 4.1   Third Amended and Restated Rights Agreement dated April 14, 1999.

 * 4.2   Second Amended and Restated Voting Agreement dated April 14, 1999.

 * 5.1   Opinion of Gray Cary Ware & Freidenrich LLP.

 *10.1   1995 Stock Option Plan.

 *10.2   1999 Employee Stock Purchase Plan.

 *10.3   Form of Indemnity Agreement.

 *10.4   Commercial Office Lease between T/W Associates and Salon dated June
          25, 1997.

 *10.5   Agreement of Lease between ZAPCO 1500 Investment L.P. and Salon dated
          March 1998.

 *10.6   Employment Agreement between Michael O'Donnell and Salon dated
          November 7, 1996.

 *10.7   Employment Agreement between Bruce Roberts and Salon dated April 2,
          1999.

 *10.8   Letter Agreement between Todd Hagen and Salon dated March 25, 1999, as amended.

 *10.9   Warrant to Purchase Stock issued to Imperial Bancorp dated December
          17, 1998.

 *10.10  Warrant to Purchase Stock issued to Imperial Bancorp dated April 13,
          1998.

 *10.11  Warrant to Purchase Stock issued to Imperial Bancorp dated April 14,
          1997.

 *10.12  Warrant to Purchase Stock issued to America Online Inc. dated July 31,
          1998.

 *10.13  Warrant to Purchase Stock issued to Adobe Ventures II L.P. dated
          September 18, 1998.

 *10.14  Warrant to Purchase Stock issued to ASCII Ventures, L.P. dated
          September 18, 1998.

 *10.15  Warrant to Purchase Stock issued to H&Q Salon Investors, L.P. dated
          November 3, 1998.

 *10.16  Warrant to Purchase Stock issued to entities affiliated with Daiwa
          America Corporation dated April 14, 1999.

 *10.17  Warrant to Purchase Stock issued to ACT III Communications dated April
          14, 1999.

 *10.18 Loan Agreement between Imperial Bank and Salon dated April 13, 1998, as amended.

 *10.19  Series A Preferred Stock Purchase Agreement dated December 22, 1995.

 *10.20 First Amendment to the Series A Preferred Stock Purchase Agreement dated August 2, 1996.

 *10.21 Second Amendment to the Series A Preferred Stock Purchase Agreement dated February 6, 1997.

 *10.22  Series B Preferred Stock Purchase Agreement dated November 28, 1997.

 *10.23  Series C Preferred Stock Purchase Agreement dated September 18, 1998.

 *10.24  Series C Preferred Stock Purchase Agreement dated April 14, 1999.

 *10.25  Warrant to Purchase Stock issued to Chatsworth Securities LLC dated
          April 14, 1999.

 *10.26 Consent to Use of Name in Registration Statement dated May 20, 1999 executed by CyberDialogue, Inc.

 *10.27 Consent to Use of Name in Registration Statement dated May 25, 1999 executed by International Data Corporation.

 *10.28 Consent to Use of Name in Registration Statement dated May 24, 1999 executed by Jupiter Communications.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------

 *21.1   Subsidiaries of Salon.

  23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

  23.2   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

  23.3   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 *23.4   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1).

 *24.1   Power of Attorney (included on page II-5).

  27.1   Financial Data Schedule (EDGAR filed version only).

--------

* Previously filed.

  (b) Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  Salon hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by Salon for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Salon pursuant to the provisions described in Item 14 above or otherwise, Salon has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Salon of expenses incurred or paid by a director, officer, or controlling person of Salon in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Salon will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  Salon hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Salon pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, Salon certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on the 18th day of June, 1999.

                                          SALON.COM

                                                /s/  Michael O'Donnell
                                          By: _________________________________
                                                     Michael O'Donnell
                                                Chief Executive Officer and
                                                         President

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----
     /s/ Michael O'Donnell           Chief Executive Officer,      June 18, 1999
____________________________________  President and Director
         Michael O'Donnell            (Principal Executive
                                      Officer)

       /s/ David Talbot*             Chairman of the Board,        June 18, 1999
____________________________________  Editor-in Chief and
            David Talbot              Director

        /s/ Todd Hagen*              Chief Financial Officer,      June 18, 1999
____________________________________  Vice President of Finance
             Todd Hagen               and Administration and
                                      Secretary (Principal
                                      Financial and Accounting
                                      Officer)

     /s/ Sada Chidambaram*           Director                      June 18, 1999
____________________________________
          Sada Chidambaram

     /s/ Standish O'Grady*           Director                      June 18, 1999
____________________________________
          Standish O'Grady

      /s/ Jim Rosenfield*            Director                      June 18, 1999
____________________________________
           Jim Rosenfield

        /s/ Norman Lear*             Director                      June 18, 1999
____________________________________
            Norman Lear

                                     Director                      June   , 1999
____________________________________
             Ron Celmer

    /s/ Michael O'Donnell*
--------------------------------
*By: Michael O'Donnell, Attorney-in-Fact

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and
 Stockholders of Salon.com

  In connection with our audits of the financial statements of Salon.com as of March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included herein.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
May 3, 1999

                                                                     SCHEDULE II

                                   SALON.COM

                       VALUATION AND QUALIFYING ACCOUNTS

                                   Balance at Charged to            Balance at
                                   Beginning  Costs and               End of
Description                        of Period   Expenses  Deductions   Period
-----------                        ---------- ---------- ---------- ----------
                                                 (in thousands)
Allowance for doubtful accounts
 Year ended March 31, 1997........   $  --     $   --      $ --      $   --
 Year ended March 31, 1998........      --         --        --          --
 Year ended March 31, 1999........      --      29,598       --       29,598
Valuation allowance for deferred
 tax assets
 Year ended March 31, 1997........   $  174    $   763     $ --      $   937
 Year ended March 31, 1998........      937      1,535       --        2,472
 Year ended March 31, 1999........    2,472      2,106       --        4,578

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 * 1.1   Form of Underwriting Agreement.

 * 2.1   Membership Interest Purchase Agreement dated March 29, 1999.

 * 3.1   Amended and Restated Articles of Incorporation of Salon, as amended to date.

   3.2   Form of Certificate of Incorporation of Salon.

 * 3.3   Bylaws of Salon.

   3.4   Form of Bylaws.

 * 4.1   Third Amended and Restated Rights Agreement dated April 14, 1999.

 * 4.2   Second Amended and Restated Voting Agreement dated April 14, 1999.

 * 5.1   Opinion of Gray Cary Ware & Freidenrich LLP.

 *10.1   1995 Stock Option Plan.

 *10.2   1999 Employee Stock Purchase Plan.

 *10.3   Form of Indemnity Agreement.

 *10.4   Commercial Office Lease between T/W Associates and Salon dated June
          25, 1997.

 *10.5   Agreement of Lease between ZAPCO 1500 Investment L.P. and Salon dated
          March 1998.

 *10.6   Employment Agreement between Michael O'Donnell and Salon dated
          November 7, 1996.

 *10.7   Employment Agreement between Bruce Roberts and Salon dated April 2,
          1999.

 *10.8   Letter Agreement between Todd Hagen and Salon dated March 25, 1999, as amended.

 *10.9   Warrant to Purchase Stock issued to Imperial Bancorp dated December
          17, 1998.

 *10.10  Warrant to Purchase Stock issued to Imperial Bancorp dated April 13,
          1998.

 *10.11  Warrant to Purchase Stock issued to Imperial Bancorp dated April 14,
          1997.

 *10.12  Warrant to Purchase Stock issued to America Online Inc. dated July 31,
          1998.

 *10.13  Warrant to Purchase Stock issued to Adobe Ventures II L.P. dated
          September 18, 1998.

 *10.14  Warrant to Purchase Stock issued to ASCII Ventures, L.P. dated
          September 18, 1998.

 *10.15  Warrant to Purchase Stock issued to H&Q Salon Investors, L.P. dated
          November 3, 1998.

 *10.16  Warrant to Purchase Stock issued to entities affiliated with Daiwa
          America Corporation dated April 14, 1999.

 *10.17  Warrant to Purchase Stock issued to ACT III Communications dated April
          14, 1999.

 *10.18 Loan Agreement between Imperial Bank and Salon dated April 13, 1998, as amended.

 *10.19  Series A Preferred Stock Purchase Agreement dated December 22, 1995.

 *10.20 First Amendment to the Series A Preferred Stock Purchase Agreement dated August 2, 1996.

 *10.21 Second Amendment to the Series A Preferred Stock Purchase Agreement dated February 6, 1997.

 *10.22  Series B Preferred Stock Purchase Agreement dated November 28, 1997.

 *10.23  Series C Preferred Stock Purchase Agreement dated September 18, 1998.

 *10.24  Series C Preferred Stock Purchase Agreement dated April 14, 1999.

 *10.25  Warrant to Purchase Stock issued to Chatsworth Securities LLC dated
          April 14, 1999.

 *10.26 Consent to Use of Name in Registration Statement dated May 20, 1999 executed by CyberDialogue, Inc.

 *10.27 Consent to Use of Name in Registration Statement dated May 25, 1999 executed by International Data Corporation.

 *10.28 Consent to Use of Name in Registration Statement dated May 24, 1999 executed by Jupiter Communications.

  23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  23.2   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

  23.3   Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 *23.4   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1).

 *24.1   Power of Attorney (included on page II-5).

  27.1   Financial Data Schedule (EDGAR filed version only).

--------

* Previously filed.